UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

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Bank of Hawaii Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Your VOTE is important!

Notice of 2021

Annual Meeting of Shareholders

and Proxy Statement

Meeting Date: April 30, 2021

Bank of Hawaii Corporation

130 Merchant Street

Honolulu, Hawaii 96813

LETTER FROM OUR CHAIRMAN, CEO, AND PRESIDENT

March 19, 2021

Dear Shareholder:

The 2021 Annual Meeting of Shareholders of Bank of Hawaii Corporation will be held via live webcast on Friday, April 30, 2021, at 8:30 a.m. HST.  Each shareholder will be asked to provide their control number when logging in to attend the virtual Annual Meeting.  Shareholders who hold shares through an intermediary, such as a bank or broker, will also be able to use the control number provided by their bank or broker to attend and participate at the virtual Annual Meeting.  More detailed instructions on how to attend and vote at the virtual Annual Meeting are found on pages 3 and 4.

The Notice of Meeting and Proxy Statement accompanying this letter describe the business we will consider and vote upon at the meeting.  A report to shareholders on the affairs of Bank of Hawaii Corporation also will be given and shareholders will have the opportunity to ask about matters of interest concerning the Company through the virtual meeting platform during the virtual Annual Meeting.

For reasons explained in the accompanying Proxy Statement, the Board of Directors recommends that you vote FOR Proposal 1: Election of Directors, FOR Proposal 2: Advisory Vote on Executive Compensation, and FOR Proposal 3: Ratification of the Re-appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2021 fiscal year.

Your vote is very important.  Please complete, sign, date and return the enclosed proxy card and mail it promptly in the enclosed postage-paid return envelope, even if you plan to virtually attend the Annual Meeting.  If you wish to do so, your proxy may be revoked at any time before voting occurs at the virtual Annual Meeting.  You may also vote and change your vote at the virtual Annual Meeting.

On behalf of the Board of Directors, thank you for your cooperation and support.

Sincerely,

Peter S. Ho Chairman of the Board, Chief Executive Officer, and President

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

To be held April 30, 2021

To Our Shareholders:

The 2021 Annual Meeting of Shareholders of Bank of Hawaii Corporation will be held via live webcast at http://www.meetingcenter.io/289702549 (Password: BOH2021) on Friday, April 30, 2021, at 8:30 a.m. Hawaii Standard Time for the following purposes:

1.	To elect 13 persons to serve as directors of the Company for a term of one year each until the 2022 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.
2.	To hold an advisory vote on executive compensation.
3.	To ratify the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year.
4.	To transact any other business that may be properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this Notice, which are being mailed to shareholders on or about March 19, 2021.  Shareholders of record of Bank of Hawaii Corporation common stock (NYSE: BOH) at the close of business on March 5, 2021 are entitled to attend the meeting and vote on the business brought before it.

We look forward to connecting with you at the meeting.  However, if you cannot attend the meeting, your shares may still be voted by telephone or via the Internet, or you may complete, sign, date, and return the enclosed proxy card in the enclosed postage-paid return envelope.

By Order of the Board of Directors,

Patrick M. McGuirk
Senior Executive Vice President and Corporate Secretary
Bank of Hawaii Corporation

Honolulu, Hawaii

Dated: March 19, 2021

Your Vote is Important!

Please promptly sign and return the enclosed proxy card, or vote by telephone or on the Internet.  Submitting your proxy by one of these methods will ensure your representation at the annual meeting regardless of whether you attend the meeting.

Thank you for your participation!

Important Notice Regarding the Availability of Proxy Materials

for the 2021 Annual Meeting of Shareholders to be Held on April 30, 2021.

The Proxy Statement and the Bank of Hawaii Corporation 2020 Annual Report

on Form 10-K to Shareholders for the year ended December 31, 2020, are available at www.edocumentview.com/boh.

We encourage you to access and review all of the information in the proxy materials before voting.

BANK OF HAWAII CORPORATION

PROXY STATEMENT

PROXY STATEMENT SUMMARY

This summary contains highlights of information contained elsewhere in our proxy statement and does not contain all information to be considered.  We encourage you to read the entire proxy statement before voting.

PROPOSALS FOR THE ANNUAL MEETING

Proposal		Board Recommendation	Page
1	Election of Directors You are being asked to elect 13 directors. Each of the nominees standing for election will hold office until the 2022 Annual Meeting of Shareholders. The number of directors to be elected was fixed by the Board on February 19, 2021.	"FOR" each nominee	6

2	Advisory Vote on Executive Compensation You are being asked to vote, on an advisory (non-binding) basis, to approve the Company's executive compensation as disclosed in this proxy statement.	"FOR"	36

3	Ratification of the Re-Appointment of Ernst & Young LLP You are being asked to ratify, on an advisory (non-binding) basis, the re-appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2021.	"FOR"	67

VOTING YOUR SHARES

You may vote if you are a shareholder of record as of the close of business on March 5, 2021.  Each share of common stock is entitled to one vote.  On the Record Date, there were 40,338,584 shares of common stock issued and outstanding.  All votes are confidential.

Online Registered holders can go to www.envisionreports.com/boh and follow the instructions. For shares held in street name, please see the instruction card included by your broker or nominee.

By Telephone

If you live in the United States, you may submit your proxy by following the "Vote by Telephone" instruction on the proxy card.  For shares held in street name, please see the instruction card included by your broker or nominee.

By Mail

Complete, sign, and date the proxy card and return it in the envelope that was provided in the proxy statement package.  For shares held in street name, please see the instruction card included by your broker or nominee.

In Person (Virtual via Webcast)

Register with your control number found on your proxy card, notice, or voting instruction form provided by your bank or broker and attend our virtual annual meeting.   More detailed instructions on how to attend and vote are found on pages 3 and 4.

Even if you plan to attend the Annual Meeting, we encourage all shareholders to vote in advance of the meeting.

HIGHLIGHTS

Bank of Hawaii Corporation is committed to meeting high standards of ethical behavior, corporate governance, and business conduct.  The first two columns in the table below summarize the Company's governance and compensation practices, demonstrating what we do to drive performance and manage risk and is current through March 1, 2021.  The third column highlights the Company's business performance during 2020.

Corporate Governance	Compensation Program Best Practices	Business Performance

•      Annual election of directors

•      Majority voting in director elections with a plurality carve-out in the case of contested elections and a director resignation policy

•      Independent directors comprise 85% (13) of the board and 100% of key committees

•      45% of independent directors are women (5) and 46% are ethnically diverse (6)

•      Ongoing director refreshment with 6 new directors added in the past 7 years

•      Regular executive sessions of the Board without management present

•      Directors actively participate in continuing education programs

•      All directors attended at least 75% of the board and committee meetings

•      Annual Say-on-Pay vote

•      Robust shareholder engagement process

•      Effective whistleblower policy and program

•      Annual Board and Committee self-evaluations

•      No poison pill

•      Compensation program closely aligns pay with performance

•      Significant portion of compensation is variable and performance-based

•      Significant stock ownership requirements (5x base salary for CEO, 2x for other NEOs)

•      No employment or severance agreements with NEOs

•      Anti-hedging and anti-pledging stock policies

•      Regularly conduct assessments to identify and mitigate risk in compensation programs

•      Competitive benchmarking to ensure executive officer compensation is aligned to the market

•      Double-trigger change-in-control provisions

•      Independent compensation consultant

•      Formalized clawback policy

•      No tax gross-ups

•      No excessive perquisites

•      No repricing of equity incentive awards

•      Earnings per share for the full year of 2020 were $3.86

•      Loans increased 9% from 2019, deposits increased 15%, to a new record high

•      Total Assets grew to new high of $20.6 billion

•      Asset quality, liquidity, and capital all remain strong

•      Moody's Investors Service affirmed Aa2 Bank Deposit Long-Term Rating, placing Bank of Hawaii among the top 6 financial institutions in the U.S. and the highest in Hawaii

•      Named one of "America's Best Bank's" by Forbes magazine, making Bank of Hawaii the only local bank to be recognized by Forbes in all 12 years they have compiled the list

•      Ranked No. 50 (out of 75 nationally) in Forbes magazine's "World's Best Banks" list

•      Named 2020 Outstanding Corporation by the Association of Fundraising Professionals (AFP) – Aloha Chapter

•      Bank of Hawaii’s state-of-the-art Ka Nu’u Ho’oulu Conference Center selected as a Distinguished Entry by NAOIP Hawaii (National Association of Industrial and Office Properties)

•      Named Best Bank by the readers of the Honolulu Star-Advertiser, Hawaii Tribune-Herald, Honolulu magazine, and Hawaii Home + Remodeling magazine

See "Corporate Governance" starting on page 18, "Compensation Discussion and Analysis" starting on page 37, and "Business and Performance Overview" starting on page 41.

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors (the “Board”) of Bank of Hawaii Corporation (the “Company”) is soliciting the enclosed proxy for the Company's 2021 Annual Meeting of Shareholders (the “Annual Meeting”).  The proxy statement, proxy card, and the Company's Annual Report to Shareholders and Annual Report on Form 10-K are being distributed to the Company's shareholders on or about March 19, 2021.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	What is a proxy?
A:

A proxy is your legal designation of another person to vote the shares you own.  That other person that you designate is called a proxy and is required to vote your shares in the manner you instruct.  If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.  If you vote by phone or via the Internet, you will have designated Patrick M. McGuirk and/or Russell Lum to act as your proxy to vote your shares at the Annual Meeting in the manner you direct.

Q:	How many shares must be present to hold the annual meeting?
A:

The holders of at least one-third of the Company’s outstanding common stock on the Record Date entitled to vote at the annual meeting must be represented, in person or by proxy, to conduct business.  That amount is called a quorum.  Shares are counted as present at the meeting if a shareholder entitled to vote is present at the meeting, or has submitted a properly signed proxy in writing, or by voting by telephone or via the Internet.  We also count abstentions and broker non-votes as present for purposes of determining a quorum.

Q:	Why did I receive a one-page notice (the “Notice”) in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
A:

The rules and regulations of the Securities and Exchange Commission (the “SEC”) allow companies to furnish proxy materials by providing access to such documents on the Internet instead of mailing a printed copy of proxy materials to each shareholder of record.  Shareholders who previously requested to receive printed copies of proxy materials by mail will continue to receive them by mail.  Shareholders who have not previously indicated a preference for printed copies of proxy materials are receiving the Notice.  The Notice provides instructions on how to access and review all of the proxy materials and how to submit your proxy via the Internet.  If you would like to receive a printed or e-mail copy of the proxy materials, please follow the instructions for requesting such materials in the Notice.

Q:	What are the voting procedures?
A:

Under our Certificate of Incorporation, Directors are elected annually by majority of votes cast (Proposal 1).  This means that a director is elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee.  In the event of a contested election, the election is determined by plurality vote.  This means that the nominees who receive the highest number of affirmative votes are elected.  Abstentions and broker non-votes do not affect the outcome of a plurality vote.

The advisory vote on executive compensation (Proposal 2) and the advisory vote on the ratification of the reappointment of our independent registered public accounting firm (Proposal 3) are also decided by a majority of votes cast.  For Proposals 1 and 2, broker non-votes will be treated as not entitled to vote and will not affect the outcome.  For Proposal 3, your broker, bank, trustee, or other nominee may exercise its discretion and vote.  Abstentions will have the same effect as votes cast against the proposal.

Q:	May I change my vote?
A:

Yes.  You may change your proxy instructions any time before the vote at the Annual Meeting.  Attendance at the virtual Annual Meeting will not cause your previously granted proxy to be revoked unless you also vote at the meeting.

Q:	What is a broker non-vote?
A:

The NYSE allows its member-brokers to vote shares held by them for their customers on matters the NYSE determines are routine, even though the brokers have not received voting instructions from their customers.  Of the proposals anticipated to be brought at the annual meeting, only Proposal 3 (the ratification of the re-appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2021 fiscal year) is considered by the NYSE to be a routine matter.  Your broker, therefore, may vote your shares in its discretion on Proposal 3 if you do not instruct your broker how to vote.  If the NYSE does not consider a matter routine, then your broker is prohibited from voting your shares on the matter unless you have given voting instructions on that matter to your broker.  Therefore, your broker will need to return a proxy card without voting on these non-routine matters if you do not give voting instructions with respect to these matters.  This is referred to as a "broker non-vote."  The NYSE does not consider Proposal 1 (election of Directors) and Proposal 2 (advisory vote on executive compensation) to be routine matters, so your broker may not vote on these matters in its discretion.  It is important, therefore, that you provide instructions to your broker if your shares are held by a broker so that your vote is counted with respect to these non-routine matters.

Q:	Why are we holding a virtual Annual Meeting?

A:

We believe that it is best to hold a virtual only Annual Meeting via webcast this year given the continuing global health concerns associated with the COVID-19 pandemic.  In addition, a virtual meeting provides broad and convenient access to and enables participation by our shareholders in a cost reducing and environmentally friendly way.  The virtual Annual Meeting will allow our shareholders to ask questions and to vote.  The Company fully intends to return to an in-person meeting when it is safe to do so.

Q:	How can I attend the Annual Meeting virtually on the Internet?

A:

The Annual Meeting will be a virtual meeting of shareholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a shareholder of the Company as of the close of business on record date March 5, 2021, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.  You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetingcenter.io/289702549. You also will be able to vote your shares online by attending the Annual Meeting by webcast. To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. The password for the meeting is BOH2021.

The online meeting will begin promptly at 8:30 a.m., Hawaii Time. We encourage you to access the virtual meeting website prior to the start time leaving ample time for the check in. Please follow the instructions as outlined in this proxy statement.

If you hold your shares through an intermediary, such as a bank or broker, as a beneficial holder, Computershare has a new available process for beneficial holders, it’s the Application Program Interfaces (“API”) which allows beneficial holders to easily and securely participate in the virtual Annual Meeting.  Through API, the control number will be automatically sent to the broker’s proxy agent, and validation or denial will automatically be returned to Computershare. The use of API does not provide to Computershare the account name of the beneficial owner, the number of shares held or an indicator as to whether or not the owner has voted.  Voting will occur during the normal course through Broadridge’s ProxyVote.com.

Q:	What if I have trouble accessing the Annual Meeting virtually?
A:

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call:

Hours 8:30-6:00pm Eastern Time

1-888-724-2416

1-781-575-2748

Q:	May I propose actions for consideration at next year's annual meeting of shareholders?
A:

Yes.  You may submit proposals for consideration at the 2022 Annual Meeting of Shareholders by presenting your proposal in writing to the Corporate Secretary at 130 Merchant Street, Honolulu, Hawaii 96813 and in accordance with the following schedule and requirements.

Proposals To Be Included In The Proxy Statement and Voted On At The Meeting.  Proposals that shareholders wish to have included in the proxy statement for the 2022 Annual Meeting of Shareholders must be made in accordance with SEC Rule 14a-8.  Proposals must be received by the Company's Corporate Secretary on or before November 18, 2021, at the above address.

Proposals To Be Voted On At The Meeting Only.  Under Section 1.12 of the Company's Bylaws, for a shareholder to bring a proposal before the 2022 Annual Meeting, the Company must receive the written proposal not later than 80 days nor earlier than 90 days before the first anniversary of the 2021 annual meeting; in other words, not earlier than January 31, 2022, and no later than February 10, 2022.  The proposal also must contain the information required in the Bylaws.  If you wish to make one or more nominations for election to the Board, the required information includes, among other things, the written consent of such individual to serve as director and (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each nominee, and (iii) the number of shares of Bank of Hawaii Corporation common stock each nominee beneficially owns.  These advance notice provisions are separate from the requirements a shareholder must meet to have a proposal included in the proxy statement under SEC rules.  By complying with these provisions, a shareholder may present a proposal in person at the meeting, but will not be entitled to have the proposal included in the Company's proxy statement unless they comply with the requirements described in the preceding paragraph.  Persons holding proxies solicited by the Board may exercise discretionary authority to vote against such proposals.

Q:	Where can I find the voting results of the Annual Meeting?
A:	We plan to announce preliminary voting results at the Annual Meeting. We will publish final voting results in a report on Form 8-K within four business days of the Annual Meeting.
Q:	What happens if the meeting is postponed or adjourned?
A:	Your proxy will remain valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

PROPOSAL 1: ELECTION OF DIRECTORS

BOARD OF DIRECTORS

The Company’s Certificate of Incorporation requires that the Company’s Board consist of not fewer than three directors and not more than 15 directors, with the exact number to be determined by the Board.  On February 19, 2021, the Board has fixed the number of directors for election at the annual meeting at 13.  Each of the 13 directors listed below has been nominated for a one-year term to serve until the 2022 Annual Meeting of Shareholders or until his or her successor is elected and qualified.  In the event that any or all of the director nominees are unable to stand for election as director, the Board, upon the recommendation of the Nominating & Corporate Governance Committee, may select different nominees for election as directors.

Certain information with respect to each of the nominees is set forth below, including his or her principal occupation, qualifications, and directorships during the past five years.  Each nominee has consented to serve and all nominees are currently serving on the Company’s Board.  The nominees were each recommended to the Board by the Company’s Nominating & Corporate Governance Committee whose goal is to assemble a board that operates cohesively, encourages candid communication and discussion, and focuses on activities that help the Company create sustainable long-term growth and maximize shareholder value.  The Nominating & Corporate Governance Committee also looks at the individual strengths of directors, their ability to contribute to the board, and whether their skills and experience complement those of the other directors.  A more detailed discussion on the nomination process and the criteria the Nominating & Corporate Governance Committee considers in their evaluation of director candidates is found in the Corporate Governance section which begins on page 18.

The Board of Directors recommends a vote “FOR” each of the nominees.

Name	Age	Year First Elected as Director	Independent	Other Public Directorships Held in Last 5 Years	Committee Membership
S. Haunani Apoliona	71	2004	Yes	None	BPC, FIMC, NCGC
Mark A. Burak	72	2009	Yes	None	ARC, NCGC
John C. Erickson	59	2019	Yes	2	ARC, NCGC
Joshua D. Feldman	48	2019	Yes	None	BPC, DAC, HRC, NCGC
Peter S. Ho	55	2009	No	None	None
Michelle Hulst	47	2019	Yes	1	DAC, HRC, NCGC
Kent T. Lucien	67	2006	No	1	BPC, DAC, FIMC
Alicia E. Moy	43	2017	Yes	None	ARC, FIMC, NCGC
Victor K. Nichols	64	2014	Yes	2	ARC, DAC, NCGC
Barbara J. Tanabe	71	2004	Yes	None	ARC, FIMC, HRC, NCGC
Dana M. Tokioka	50	2020	Yes	None	DAC, FIMC
Raymond P. Vara, Jr.	51	2013	Yes	None	ARC, HRC, NCGC
Robert W. Wo	68	2002	Yes	None	FIMC, HRC, NCGC

ARC - Audit & Risk Committee

BPC - Benefit Plans Committee

DAC – Digital Advisory Committee

FIMC - Fiduciary & Investment Management Committee

HRC - Human Resources & Compensation Committee

NCGC - Nominating & Corporate Governance Committee

As one of the largest financial institutions in Hawaii, finding director candidates with a deep knowledge of the focused market in which we operate is critical.  The nominees' breadth and diversity of experience, mix of qualifications, attributes, and skills strengthen our Board of Director's effective oversight of the Company's business.  While our longer tenured directors bring a wealth of experience and deep understanding of the business, we recognize the need for fresh perspectives, have consistently added new directors, and are committed to continued board and committee diversity and refreshment.

Board Diversity & Skills
10	6	4	6	4
Experience with unique Hawaii marketplace	Independent directors with financial expertise	Significant international experience	Banking experience	Other public company board experience
2	1	3	5	6
Media expertise	Background in public policy	Technology experience	Female directors	Native Hawaiian and/or Asian ancestry

QUALIFICATIONS AND EXPERIENCE

Name	Qualifications
S. Haunani Apoliona	Key Experience and Qualifications

•       Ms. Apoliona has dedicated more than 40 years working with and on behalf of Native Hawaiians.  Her knowledge of Native Hawaiian affairs and cultural and charitable causes in Hawaii gives her a unique perspective on the values and interests of our core market, which pervade the business environment.  These insights inform the discussion at both the Board and on the Nominating & Corporate Governance Committee.

Career Highlights

•       Ms. Apoliona was elected Trustee of the Office of Hawaiian Affairs ("OHA") (entity established by the Constitution of the State of Hawaii to improve the conditions and protect the entitlements of Native Hawaiians) in 1996 and served to November 8, 2016.

•       As Chairman of the OHA Board from 2000 through 2010, she led the pursuit of Federal Recognition for Native Hawaiians, resolution of long-standing ceded land revenue disputes, and a vast array of advocacy initiatives for Native Hawaiians.

Other Professional Experience and Community Involvement

•       Ms. Apoliona was President and Chief Executive Officer of Alu Like, a non-profit organization with a mission to assist Native Hawaiians in achieving social and economic self-sufficiency, including workforce training, vocational education, and training in entrepreneurship, business development and computer technology.   She was recently appointed by Governor David Ige to the 7-member Commission on Salaries for the State of Hawai'i.  She has also been an honored composer and musician for more than 35 years.

•       In 2019, Ms. Apoliona served on the State of Hawai'i Commission of salaries and received the JFM Leadership Award.

Education
• Ms. Apoliona studied at the University of Hawai'i Manoa graduating with bachelor's degrees in Sociology and Liberal Arts (Hawaiian Studies) and a master's degree from the School of Social Work.
Mark A. Burak	Key Experience and Qualifications

•       Mr. Burak's career in accounting, finance and strategic planning for major banking organizations brings a high level of sophistication to his participation in Board discussion of a wide range of financial, strategic planning and operating matters, and his prior engagement as a consultant to Bank of Hawaii, including considerable involvement in formulating our longer term strategy, along with his ten years of experience on the Board, provide him substantial knowledge of our business.  His professional experience and educational background make him qualified to serve on the Board and as Chair of the Audit & Risk Committee.

Career Highlights

•       Mr. Burak was an independent consultant providing planning and business performance evaluation advisory services.

•       He formerly served as Executive Vice President for Planning, Analysis and Performance Measurement at Bank of America, having retired after more than thirty years of service.

•       Mr. Burak held various accounting and finance positions based in Chicago, London, San Francisco, and Charlotte at Bank of America and the former Continental Illinois National Bank.

Other Professional Experience and Community Involvement

•       Mr. Burak is a Certified Public Accountant and served as Controller, Managing Director of Management Accounting & Analysis, Business Segment Controller, and Regional Controller for Europe and Asia for the former Continental Illinois National Bank.

•       He serves on the Board of Trustees of the Manoa Heritage Center and the Honolulu Museum of Art where he was also the organization's Treasurer and Chairman of the Finance Committee before reaching his term limit and moved to Emeritus Trustee status in 2020.  He served as an Interim Director of the Honolulu Museum of Art from 2019-early 2020.

•       He is a member of Financial Executives International, having served on several local chapter boards and as President of the San Francisco Chapter, and is a member of the American Institute of Certified Public Accountants.

Education

•       Mr. Burak received his bachelor's degree in business administration in public accounting from Loyola University of Chicago and his M.B.A. in finance from the Kellogg Graduate School of Management at Northwestern University.

Name	Qualifications
John C. Erickson	Key Experience and Qualifications

•       A seasoned financial services executive with over 36 years in the industry, Mr. Erickson brings a wealth of strategic, operational and management experience, having led a wide range of business units, including commercial lending, deposits, risk management, capital markets and wealth management.  Mr. Erickson worked with Union Bank in California until 2014 and his tenure included over six years as Vice Chairman, serving as Chief Risk Officer and Chief Corporate Banking officer during that time.  In addition, he served on the board of Zions Bancorporation, a publicly traded financial services holding company with total assets exceeding $65 billion, as Chairman of the Risk Oversight Committee and as an Audit Committee member from 2014-2016.  He currently serves on the board of Luther Burbank Corporation, a publicly traded financial services holding company, and is a member of the Audit & Risk and Compensation Committees.  Mr. Erickson's strong banking, risk management, board, and executive background qualify him to serve on our board and Audit & Risk Committee.

Career Highlights

•       Mr. Erickson served in various leadership roles at Union Bank from 1996-2014, including as Vice Chairman, Chief Corporate Banking Officer responsible for Commercial Banking, Real Estate Industries, Global Treasury Management, Global Capital Markets, and Wealth Management, and as Vice Chairman and Chief Risk Officer responsible for enterprise wide risk management and regulatory relations.

•       He also served as President, Consumer Banking and President, California, for CIT Group, Inc. in 2016.

Other Professional Experience and Community Involvement

•       Mr. Erickson served on the boards of the California Bankers Association, The Living Desert as a member of the Finance and Long Range Planning Committees and The Music Center as its Treasurer and a member of the Executive Committee.

•       He was a member of the Audit Committee Roundtable of Orange County, the Financial Services Board Roundtable and the American Bankers Association Bankers Council.

Education
• Mr. Erickson received his bachelor's degree with an emphasis in Economics and his M.B.A. with an emphasis in Finance from the University of Southern California.
Joshua D. Feldman	Key Experience and Qualifications

•       Mr. Feldman is president and CEO of Tori Richard, Ltd., founded in 1956.  Tori Richard, Ltd. is a Honolulu-based manufacturer, wholesaler and retailer of branded resort apparel, licensed apparel products, private label clothing and uniforms.  He began his career in 1994 and was appointed President and CEO in 2004.  Mr. Feldman has a solid understanding of the Hawaii marketplace and his accomplishments locally and globally evidence his strategic and progressive insights and operational expertise.  His skills, background and experiences as an innovator in the retail sector will bring a valuable perspective to the board and qualify him to serve on the board and the Human Resources & Compensation Committee.

Career Highlights

•       Under his leadership, Mr. Feldman created the company's retail division, TR Retail LLC, relaunched the women's division, acquired Kahala Sportswear from Minami Sport of Japan, formed a joint venture to provide bundled uniform services for the hospitality market and has grown U.S. mainland and foreign sales over 600% during his tenure.

•       In 2016, Mr. Feldman formed the company's newest division, Licensed Concept Stores, now with 14 licensed storefronts on the East coast.  Tori Richard, Ltd. and subsidiary branded and private label products are sold in over 1,500 better specialty and department store locations throughout the world.

Other Professional Experience and Community Involvement

•       Mr. Feldman is committed to the community, having served on the boards of Hawaii Public Radio and the Young Presidents Organization.

•       He currently serves on the Bikeshare Hawaii board and is a trustee of the Honolulu Museum of Art.

Education
• Mr. Feldman graduated magna cum laude with a bachelor's degree from the University of California San Diego.

Name	Qualifications
Peter S. Ho	Key Experience and Qualifications

•       As Chairman and CEO, Mr. Ho remains focused on the Bank’s longstanding strategy in providing the optimum banking experience to its customers and offering products and services that give customers a choice.  He understands that his commitment to the Bank’s employees and the communities of the markets we serve are important drivers of the Bank’s continued long-term success.  Mr. Ho's long career as a Bank of Hawaii executive, overseeing all aspects of the Company's business and his deep knowledge of our markets, community and culture make him well qualified for service on our Board.

•       Under Mr. Ho's leadership, Bank of Hawaii continues to receive industry and press recognition locally and nationally.  In 2020, Bank of Hawaii was ranked one of "America's Best Banks" by Forbes magazine, making Bank of Hawaii the only local bank to be recognized by Forbes in all 12 years they have compiled the list. Bank of Hawaii was ranked No. 50 (out of 75 nationally) in Forbes magazine’s “World’s Best Banks” list and selected as Best Bank by the readers of Honolulu Star Advertiser, Hawaii Tribune-Herald, Honolulu magazine, and Hawaii Home + Remodeling magazine.  Bank of Hawaii was also named the 2020 Outstanding Corporation by the Association of Fundraising Professionals – Aloha Chapter.

Career Highlights

•       Mr. Ho has served as Chairman and CEO of the Company since July 2010; President since April 2008; Vice Chair and Chief Banking Officer from January 2006-April 2008; Vice Chair, Investment Services Group from April 2004-December 2005; and Executive Vice President, Hawaii Commercial Banking Group from February 2003-April 2004.

•       In 2018, Mr. Ho completed his second three-year term on the board of the Federal Reserve Bank of San Francisco.

Other Professional Experience and Community Involvement

•       Mr. Ho served as Chairman of the 2011 Asia Pacific Economic Cooperation Hawaii Host Committee and the 2016 National Host Committee for the International Union for Conservation of Nature.

•       Mr. Ho currently serves as vice chairman of the state of Hawaii’s House Select Committee on COVID-19 Economic and Financial Preparedness.

•       Mr. Ho is active in the Hawaii community and serves on several boards, including American Red Cross-Hawaii, Hawaii Community Foundation (Chair), McInerny Foundation, Shane Victorino Foundation, the Strong Foundation, Catholic Charities, the East-West Center, and the Hawaii Bankers Association.  He is a member of the Financial Services Roundtable, the Hawaii Business Roundtable, and serves as an Advisory Board member of Mental Health America of Hawaii and the Travel Industry Management School, Shidler College of Business at the University of Hawaii at Manoa.

Education

•       Mr. Ho holds a bachelor of science degree in business administration and an M.B.A. from the University of Southern California.  He is also a 2008 graduate of Harvard Business School's Advanced Management Program.

Name	Qualifications
Michelle E. Hulst	Key Experience and Qualifications

•       In July 2020, Ms. Hulst joined The Trade Desk as EVP, Global Data & Strategy.  She leads the global team focused on developing company strategy and originating and managing partnerships that provide advertisers with the data solutions needed to drive business performance.

•       Ms. Hulst formerly served as Group Vice President of Marketing and Strategic Partnership at Oracle Data Cloud in San Francisco and was charged with developing business and data partnerships.  Her expertise in digital marketing and strategic growth, developing strong alliances, and advancing key relationships are valuable skills as the Bank continues to evolve and innovate in today's data-driven landscape.  Her educational background, professional experience, and skillset qualify her to serve on our Board, the Human Resources & Compensation and Nominating and Corporate Governance Committees.

Career Highlights

•       Prior to Oracle Data Cloud, Ms. Hulst worked at Datalogix Inc., from 2006 to 2015, where she served as Senior Vice President of Strategic Partnerships and Business Development.  During her tenure at Datalogix, Inc., she led the global deal team's execution of pivotal partnerships with companies such as Facebook, Twitter, and Google, which were instrumental in the transformation of the business.  She also was a member of the executive team that led the sale of Datalogix to Oracle.

Other Professional Experience and Community Involvement

•       Ms. Hulst also worked at Entertainment Publications, an operating business of IAC/InterActiveCorp, where she held several positions, including Vice President responsible for strategic direction, execution and general management of a critical business initiative for the company.  Ms. Hulst served on the boards of Ad Council, a non-profit organization that drives the pro bono efforts of the advertising, media and tech industries and Makers, an organization that is dedicated to advancing women in the workplace.

Education

•       Ms. Hulst earned a bachelor's degree in organizational psychology from the University of Michigan and her M.B.A., with an emphasis in strategy, marketing and entrepreneurship, from Northwestern University's Kellogg School of Management.

Kent T. Lucien	Key Experience and Qualifications

•       Mr. Lucien's senior executive experience in major Hawaii businesses and strong finance and accounting background, coupled with his deep knowledge of the Company's finances gained during his tenure with the Company makes him a valuable member of the Board.

•       Mr. Lucien was elected to the Board in 2006 and served as Chair of the Audit & Risk Committee prior to becoming the Company's Chief Financial Officer in 2008.

Career Highlights

•       Mr. Lucien served as Vice Chair and Chief Strategy Officer from March 2017 to April 2020 and executed the bank's key strategic initiatives, including the "Branch of Tomorrow" modernization project and leveraging information and technology to reshape the delivery of banking services, products and experiences with a customer focus.

•       Mr. Lucien served as Vice Chair and Chief Financial Officer of the Company from April 2008 to February 2017.

Other Professional Experience and Community Involvement

•       Prior to his employment with the Company, Mr. Lucien served as a Trustee for C. Brewer & Co. Ltd., (a Hawaii corporation engaged in agriculture, real estate and power production) and also held key executive positions at C. Brewer & Co. Ltd., including Chief Executive Officer of Operations, Controller, and Chief Financial Officer.

•       He also worked for Pricewaterhouse Coopers and is a Certified Public Accountant (inactive).

•       He served on the board of Wailuku Water Company LLC.

Education
• Mr. Lucien received his bachelor's degree from Occidental College and his M.B.A. from Stanford University.

Name	Qualifications
Alicia E. Moy	Key Experience and Qualifications

•       Ms. Moy's expertise in utilities and energy has given her a unique and holistic perspective on the integrated nature of Hawaii's energy ecosystem and how it is transforming to meet the state's renewable energy and carbon neutrality goals.  Given the importance of energy in Hawaii and how it impacts all consumers in the state, Ms. Moy's perspective in this key segment of the markets we serve will bring valuable insights to the Board's deliberations.  Her leadership in this industry along with her strong executive background in finance and strategic planning qualify her for service on the Board.

Career Highlights

•       Ms. Moy has been President and Chief Executive Officer of Hawai'i Gas since May 2013, which is the state's only government-franchised, full-service gas company.  In October 2019, Ms. Moy became President of MIC Hawaii Holdings, LLC, which is the parent company of Hawai’i Gas, as well as several other smaller businesses collectively engaged in efforts to reduce the cost and improve the reliability and sustainability of energy in Hawaii.

•       From 2001 to 2013, Ms. Moy was Senior Vice President with Macquarie Infrastructure and Real Assets ("MIRA"), where she oversaw corporate strategy, strategic planning, funding and management of several MIRA-managed utility companies, including Hawai'i Gas.

Other Professional Experience and Community Involvement

•       She has served as a member of Hawai'i Gas's board of directors since 2011.  From 1999-2001, Ms. Moy worked for Morgan Stanley in the Investment Banking division, where she was involved in corporate finance and mergers and acquisitions for private equity clients.

•       Ms. Moy is a member of the Hawaii Business Roundtable and the Military Affairs Council.  She serves on the boards of the Chamber of Commerce of Hawaii, the Western Energy Institute, The Nature Conservancy of Hawai'i and the Workforce Development Council.  She also sits on advisory board for Women in Renewable Energy.

Education
• Ms. Moy holds a bachelor's degree in finance and marketing from the University of Miami and a master's degree in finance from INSEAD.

Name	Qualifications
Victor K. Nichols	Key Experience and Qualifications

•       Mr. Nichols's 40 years of executive leadership experience and knowledge in both information technology and the financial services industry as well as his background and expertise in marketing, data analytics, and strategic planning add a valuable global perspective to the Board in understanding the increasingly important role information technology has in the financial services industry.  Mr. Nichols's background and experiences, attributes and skills qualify him to serve on the Board.

Career Highlights

•       Served as an independent advisor to Harland Clarke Holdings; Former Chairman of Harland Clarke Holdings from January 1, 2019 to June 1, 2019, and previously served as its Chief Executive Officer from January 1, 2017.  As its CEO, he oversaw Harland Clarke, Scantron, Retail Me Not, and Valassis.  He was Chief Executive Officer of Valassis, a leader in intelligent media delivery from April 2015 through December 2016.

•       Mr. Nichols previously served as Chief Executive Officer of North America, Managing Director of EMEA, and President of Global Consumer Services for Experian, the leading global information services company providing data and analytical tools to clients around the world.

•       Prior to joining Experian, he served as Chief Information Officer at Wells Fargo & Company.

•       Mr. Nichols also was President of Safeguard Business Systems and held senior positions at Bank of America in interstate banking integration, consumer loan services, and operations.

•      Mr. Nichols was past President and founding partner of VICOR, Inc., an advanced technology engineering firm leading business transformation with a concentration in the financial services industry.

Other Professional Experience and Community Involvement

•       Mr. Nichols is a director of Revlon Inc. (a member of Revlon’s Audit Committee) and Zovio, an education technology services company (formerly Bridgepoint Education, Inc.).  He serves as chairman of Zovio's compensation committee and is a member of its audit committee, and the merger and acquisition oversight committee.  He has been an Advisor to Mitek, an identification technology provider and to Bloom, a global consumer data provider.

•       In addition, he is a past member of the Economics Leadership Council, University of California, San Diego and served on the Leadership Council for UCI Bren School of Information and Computer Sciences and on the Dean's Advisory Board, University of California, Irvine Merage School.

Education
• Mr. Nichols holds a bachelor of science degree in economics from the University of California, San Diego, and an M.B.A. in finance from the University of California, Berkeley.

Name	Qualifications
Barbara J. Tanabe	Key Experience and Qualifications

•       Ms. Tanabe has expertise in communications and issues management with over 32 years of experience in public affairs, crisis management, and broadcast journalism in the United States and Asia.  Her sensitivity to public policy matters, the media, and cultural and ethnic diversity in our core market bring insights that inform a wide range of Board deliberations and qualify her for service on the Board.

Career Highlights

•       Ms. Tanabe has been the Owner of Ho'akea Communications, LLC (a public affairs company) since 2003.

•       She served as President and CEO of Hill & Knowlton/Communications Pacific and her own consulting firm, Pacific Century, where she counseled executives and government officials in the areas of cross-cultural communications, crisis and issues management, and news media management.

•       Among the first Asian-American woman journalists in the nation, she pioneered news coverage of issues dealing with ethnic minorities, diversity, and civil rights.

Other Professional Experience and Community Involvement

•       Ms. Tanabe co-founded a public policy research firm, Hawaii Institute of Public Affairs, which produced studies resulting in legislation to promote economic development in Hawaii.

•       She is also co-chair and founder of the Hawaii Chapter of Women Corporate Directors Foundation, and serves as a member of the boards of Japan-America Society of Hawaii, The American Judicature Society, and the Pacific Forum (formerly the Asia affiliate of the Center for Strategic and International Studies).  She is past board member of the Crown Prince Akihito Foundation and Chamber of Commerce of Hawaii, and former chair of the Hawaii State Ethics Commission.

Education
• Ms. Tanabe received her bachelor of arts degree in communications from the University of Washington and an M.B.A. from the University of Hawai'i.
Dana M. Tokioka	Key Experience and Qualifications

•       Ms. Tokioka's strong leadership and strategic experience in  IT and Finance in the insurance industry,  a key segment of the markets we serve, combined with her risk management and legal background will bring valuable insights to our boardroom deliberations at a time of rapidly advancing technologies and changing business models.  Her professional experiences and unique skillset make her well qualified to serve on the Bank's board.

Career Highlights

•       Ms. Tokioka serves as Vice President of Administration, IT and Finance of Atlas Insurance Agency, Inc.  Since joining the company in 2010, she has spearheaded and refined numerous initiatives, transforming the business and helping Atlas become recognized as a nationally ranked top 100 independent agency.  While at Atlas, she has developed and executed multiple IT initiatives, established financial reporting metrics, and engineered and directed multi-layered risk programs for financial institutions, service-based organizations, construction firms and other business enterprises.

•       Prior to Atlas Insurance, Ms. Tokioka practiced both real estate and corporate law in California, representing numerous technology companies and performing due diligence for financings and M&A transactions.  She negotiated terms and conditions for software, hardware, and consulting agreements and for strategic alliances with U.S. and international corporations.  Ms. Tokioka also worked for Booz Allen Hamilton as an Economic Business Analyst to perform economic and cost analysis for IT systems as well as strategize financial and programmatic assessments for the U.S. Army.

Other Professional Experience and Community Involvement

•       Ms. Tokioka is a member of the Board of Directors of Tradewind Capital Group, a Hawaii-based investment firm focused on real estate and private equity opportunities and a board member of IC international, a surplus lines insurance broker.

•       Ms. Tokioka is a dedicated supporter of the Hawaii non-profit community.  She currently is the Executive Director of Island Holdings' two foundations which support over 120 non-profits annually.  She serves as Chair of the Board of Directors of the YWCA Honolulu and previously served on the boards of Hawaii Theatre and Hawaii Imin Shiryo Hozon Kai, a non-profit focused on sharing the Japanese immigrant experience in Hawaii.

Education

•       Ms. Tokioka is a graduate of Tufts University with a bachelor of arts degree, cum laude, in History.  She received her M.B.A. from the McDonough School of Business at Georgetown University and her Juris Doctor from the Georgetown University Law Center.

Name	Qualifications
Raymond P. Vara, Jr.	Key Experience and Qualifications

•       Mr. Vara's financial and operational background coupled with his senior executive and audit committee experience make him qualified to serve on the Company's Board.  His community involvement and leadership of Hawaii's largest health care provider and non-governmental employer also bring a valuable perspective of a key segment of the markets we serve.

Career Highlights

•       As President and CEO of Hawaii Pacific Health, he oversees Hawaii's largest health care provider comprised of Straub Medical Center, Kapi’olani Medical Center for Women & Children, Pali Momi Medical Center, Wilcox Medical Center and Kauai Medical Clinic.

•       Prior to his appointment in 2012, he served as its Executive Vice President and Chief Executive Officer of Operations since 2004.

•       Mr. Vara also served as Chief Financial Officer and Chief Executive Officer for Los Alamos Medical Center in New Mexico, an integrated health care service provider.

Other Professional Experience and Community Involvement

•       Prior to joining the private sector, Mr. Vara held various positions in the United States Army, including Controller for the Army's Northwestern Healthcare Network, Deputy Chief Financial Officer of the Madigan Army Medical Center in Tacoma, Washington, and Assistant Administrator and Chief Financial Officer of Bassett Army Community Hospital in Fairbanks, Alaska.

•       Mr. Vara is active in the Hawaii community and serves as a director on several boards, including Hawai’i Executive Collaborative, Island Holdings, Inc., Island Insurance Company, Ltd., Tradewind Capital Group, American Heart Association-National Board (Chairman-Elect), and as Trustee of Blood Bank of Hawai’i and Mid-Pacific Institute; and Hawaii Pacific University (Chair of Compensation Committee).

Education
• Mr. Vara holds a bachelor's degree in business administration from Hawaii Pacific University and received his M.B.A. from the University of Alaska at Fairbanks.
Robert W. Wo	Key Experience and Qualifications

•       As Owner and Director of C.S. Wo & Sons, Ltd. (a furniture retailer) since 1984, Mr. Wo has led this third-generation family-owned and operated business to become Hawaii's largest furniture retailer, ranking it among the Top 250 companies in the State of Hawaii and among the Top 100 furniture retailers in the nation.  Mr. Wo's knowledge and experience in operating a business in the Company's core market as a major employer in the State and deep involvement in the community qualify him for service on the Board and as Chair of the Human Resources & Compensation Committee.

Career Highlights

•       Mr. Wo has been the Owner and Director of C.S. Wo & Sons, Ltd. since 1984.

•       Mr. Wo is a member of the Hawaii Business Roundtable whose mission is to promote the overall economic vitality and social health of Hawaii.

Other Professional Experience and Community Involvement

•       Mr. Wo is active in the community, having served on the boards of Aloha United Way, Junior Achievement of Hawaii, and Retail Merchants of Hawaii.  He currently serves on the boards of Hawaii Medical Service Association, Assets School, and Iolani School.

Education
• Mr. Wo received his bachelor's degree in economics from Stanford University and earned his M.B.A. from Harvard Business School.

BENEFICIAL OWNERSHIP

At the close of business on January 31, 2021, Bank of Hawaii Corporation had 40,180,790 shares of its common stock outstanding.  As of January 31, 2021, this table shows the amount of Bank of Hawaii Corporation common stock owned by (i) each person or entity who is known by us to beneficially own more than five percent of Bank of Hawaii Corporation’s common stock; (ii) each current director and director nominee, (iii) each of the executive officers named in the Summary Compensation Table (the “named executive officers”), and (iv) all of our directors and executive officers as a group.  Unless otherwise indicated and subject to applicable community property and similar statutes, all persons listed below have sole voting and investment power over all shares of common stock beneficially owned.  Share ownership has been computed in accordance with SEC rules and does not necessarily indicate beneficial ownership for any other purpose.

Name	Number of Shares Beneficially Owned		Right to Acquire Within 60 Days	Total	Percent of Outstanding Shares as of January 31, 2021
More than Five Percent Beneficial Ownership
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	4,216,350	(1)	—	4,216,350	10.50%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,728,120	(2)	—	3,728,120	9.31%
Neuberger Berman Group LLC 1290 Avenue of the Americas New York, New York 10104	2,499,059	(3)	—	2,499,059	6.24%

Current Directors and Director Nominees
S. Haunani Apoliona	30,990	(4)	—	30,990	*
Mark A. Burak	10,769	(4)	—	10,769	*
John C. Erickson	5,450	(4)	—	5,450	*
Joshua D. Feldman	3,055	(4)	—	3,055	*
Michelle Hulst	1,654	(4)	—	1,654	*
Kent T. Lucien	43,098	(5)(6)	—	43,098	*
Alicia E. Moy	3,350	(4)	—	3,350	*
Victor K. Nichols	17,351	(4)	—	17,351	*
Barbara J. Tanabe	26,185	(4)	—	26,185	*
Dana M. Tokioka	1,478	(4)	—	1,478	*
Raymond P. Vara, Jr.	6,946	(4)	—	6,946	*
Robert W. Wo	65,691	(4)(5)	—	65,691	*

Named Executive Officers
Peter S. Ho (also Director Nominee)	208,486		46,666	255,152	*
Dean Y. Shigemura	45,151	(5)	23,333	68,484	*
Sharon M. Crofts	56,564		5,834	62,398	*
James C. Polk	39,830	(5)	—	39,830	*
Mary E. Sellers	74,469	(5)	30,000	104,469	*
Mark A. Rossi	42,481	(5)(7)(8)	—	42,481	*
All current directors, director nominees, and executive officers as a group (19 persons)	707,276		105,833	813,109	2.02%

*  Each of the current directors, director nominees, and named executive officers beneficially owned less than one percent of Bank of

    Hawaii Corporation's outstanding common stock as of January 31, 2021.

(1)

According to its Schedule 13G filed with the SEC on January 27, 2021, BlackRock, Inc. is a parent holding company or control person and may be deemed to have beneficial ownership as of December 31, 2020 of 4,216,350 shares of Bank of Hawaii Corporation common stock owned by its clients, none known to have more than five percent of outstanding shares except subsidiary BlackRock Fund Advisors.  According to the same filing, BlackRock, Inc. has sole power to vote or to direct the vote over 4,027,391 of those shares and sole power to dispose or to direct the disposition of 4,216,350 shares.

(2)

According to its Schedule 13G filed with the SEC on February 10, 2021, The Vanguard Group is an investment adviser and its subsidiaries may be deemed to have beneficial ownership as of December 31, 2020, of 3,728,120 shares of Bank of Hawaii Corporation common stock owned by its clients, none known to have more than five percent of outstanding shares.  According to the same filing, The Vanguard Group has shared power to vote or to direct the vote over 26,324 of those shares, sole power to dispose or to direct the disposition of 3,665,761 shares, and shared power to dispose or to direct the disposition of 62,359 shares.

(3)

According to its Schedule 13G filed with the SEC on February 11, 2021, Neuberger Berman Group LLC is a parent holding company or control person and its affiliates may be deemed to have beneficial ownership as of December 31, 2020, of 2,499,059 shares of Bank of Hawaii Corporation common stock by its clients, none known to have more than five percent of outstanding shares.  According to the same filing, Neuberger Berman Group LLC has shared power to vote or to direct the vote of 2,475,959 of those shares and shared power to dispose or to direct the disposition of 2,499,059 shares.

(4)

Includes restricted shares owned by directors under the Director Stock Program: Ms. Apoliona, 14,717 shares; Mr. Burak, 1,057 shares; Mr. Erickson, 1,057 shares; Mr. Feldman, 1,057 shares; Ms. Hulst, 1,057 shares; Mr. Lucien, 1057 shares; Ms. Moy, 1,057 shares; Mr. Nichols, 1,057 shares; Ms. Tanabe, 1,057 shares; Ms. Tokioka, 1,057 shares; Mr. Vara, 1,057 shares; and Mr. Wo, 19,857 shares.  Also includes shares owned by directors under the Directors Deferred Compensation Plan: Messrs. Nichols, 7.296 shares; and Wo, 22,356 shares; and Mmes. Apoliona, 8,422 shares and Tanabe, 12,166 shares.

(5)

Includes shares held individually or jointly by family members as to which the specified director or officer may be deemed to have shared voting or investment power as follows:  Mr. Erickson, 1,078 shares; Mr. Wo, 10,928 shares; Mr. Lucien, 41,041 shares; Ms. Sellers, 50,881 shares; Mr. Polk, 17,024 shares, Mr. Shigemura, 21,890 shares, and Mr. Rossi 32,407 shares.

(6)	Includes 1,000 shares held in a Keogh account.
(7)	Includes 1,904 shares held in an Individual Retirement Account.
(8)	Mr. Rossi retired from his position as Vice Chair, Chief Administrative Officer, General Counsel and Corporate Secretary on December 31, 2020.

CORPORATE GOVERNANCE

Commitment to Effective Corporate Governance

The Company is committed to effective corporate governance practices that enhance and protect shareholder rights including:

•	Annually elected directors
•	Majority voting in director elections with a plurality carve out in the case of contested elections and a director resignation policy
•	Independent directors comprise 85% (11) of the board and 100% of key committees
•	45% of independent directors are women (5)
•	46% of directors are ethnically diverse (6)
•	Ongoing director refreshment with 6 new directors added in the past 7 years
•	The directors are subject to Company stock ownership guidelines equal to 5 times the director annual cash retainer
•	Directors actively participate in continuing education programs on corporate governance and related issues
•	Each director attended at least 75% of the board and the director's assigned committee meetings
•	The Company has adopted an annual frequency for the Say-on-Pay vote
•	The Company participates in robust shareholder outreach activities
•	The Company supports a strong and effective whistleblower policy and program
•	The Company maintains an effective clawback policy
•	No poison pill has been adopted

Corporate Governance Guidelines

The Company and the Board have adopted Corporate Governance Guidelines (“Governance Guidelines”).  The Governance Guidelines are posted on the Investor Relations page of the Company's website at www.boh.com.  The Governance Guidelines address director qualification and independence standards, responsibilities of the Board, access to management and access to independent advisors, compensation, orientation and continuing education, Board committees, Chief Executive Officer (“CEO”) evaluation, management succession, Code of Business Conduct and Ethics, shareholder communications to the Board and the Board’s annual performance evaluation.

The Company’s leadership structure includes both a combined Chairman and CEO and a separate Lead Independent Director.  At this time, the Board believes that it is in the best interests of the Company to have a single individual serve as Chairman and CEO to control and implement the short- and long-term strategies of the Company.  The Board believes that this joint position provides it with the ability to perform its oversight role over management with the benefit of a management perspective as to the Company’s business strategy and all other aspects of the business.  With its Lead Independent Director, this governance structure also provides a form of leadership that allows the Board to function distinct from management, capable of objective judgment regarding management’s performance, and enables the Board to fulfill its duties effectively and efficiently.  The Company’s leadership structure promotes the objectivity of the Board’s decisions and its role in reviewing the performance of management.  Through its leadership and governance processes the Company seeks to establish a governance structure that provides both oversight and guidance by the Board to management regarding strategic planning, risk assessment and management, and corporate performance.

The Company’s Lead Independent Director is appointed by the Board and the current Lead Independent Director, Mr. Raymond P. Vara, Jr., was appointed in April 2020 given the retirement of Dr. Mary G. F. Bitterman from the Board.  The Company’s Governance Guidelines clearly define the Lead Independent Director’s role and duties which include, but are not limited to, serving as Chairman of the Company’s Nominating & Corporate Governance Committee, presiding over regularly scheduled executive sessions of the non-management directors, serving as a liaison between the non-management directors and executive management, and assisting the Board and executive management to ensure compliance with the Governance Guidelines.

The Company's Nominating & Corporate Governance Committee has determined that 11 of the 12 current non-management directors, including the Lead Independent Director, are “independent” as defined by the NYSE rules.  The non-management directors meet in executive session without management in attendance for regularly scheduled meetings.  The non-management directors may also meet in executive session each time the full Board convenes for a meeting.  In 2020, the non-management directors met three times in executive session.  The Lead Independent Director also meets regularly on an individual basis with members of the Company’s executive management team.

Director Qualifications and Nomination Process

The Nominating & Corporate Governance Committee is responsible for identifying and assessing all director candidates and recommending nominees to the Board.  Potential nominees are evaluated based on their independence, within the meaning of the Governance Guidelines and the rules of the NYSE.  Candidates to be nominated as a director, including those submitted by shareholders, are selected based on, among other criteria, their integrity, informed judgment, financial literacy, high performance standards, accomplishments and reputation in the community, experience, skill sets, and ability to commit adequate time to Board and committee matters and to act on behalf of shareholders.  The criteria also include a determination of the needs of the Board and of the interplay between each individual’s personal qualities and characteristics and those of the other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company and its shareholders.  In addition, Board members are expected to participate in continuing education and training opportunities to stay current on corporate governance, industry trends and issues and to enhance their understanding of the Company’s business.

The objective of the Nominating & Corporate Governance Committee is to present a combination of candidates that will result in a Board with a wide range of skills, expertise, industry knowledge, viewpoints, and backgrounds, with business and community contacts relevant to the Company’s business.  To accomplish this, the Nominating & Corporate Governance Committee seeks candidates from different age groups, ethnicities, genders, industries, and experiences, in addition to the criteria described above.  The Board includes directors with experience in public corporations, not-for-profit organizations, and entrepreneurial individuals who have successfully run their own private enterprises.  The Board also has the broad set of skills necessary for providing oversight to a financial institution, which includes proven leadership and expertise in finance, accounting, information technology, risk management, lending, investment management, digital marketing, data analytics and communications.  A shareholder may submit a candidate for consideration by the Board to be included in the Board’s slate of director nominees.  Candidates proposed by shareholders will be evaluated by the Nominating & Corporate Governance Committee under the same criteria that are applied to other candidates.  The criteria are set forth above and in the Company’s Bylaws and Governance Guidelines.  Candidates to be considered for nomination by the Nominating & Corporate Governance Committee at the 2022 Annual Meeting of Shareholders must be presented in writing to the Corporate Secretary on or before November 18, 2021, at 130 Merchant Street, Honolulu, Hawaii 96813.

Director Experience, Tenure, Diversity and Refreshment

The Board maintains a unique balance of experience, tenure, diversity, cultural and local market knowledge and broad subject matter expertise.  While our longer-tenured directors carry a wealth of experience and deep understanding of the Company and our industry, the Board embraces the need for fresh perspectives and is committed to continued director refreshment.

Since 2013, the Board has added six new directors.  In anticipation of the retirement of one director in 2019 and two more retirements in 2020, the Board in January 2019 increased the authorized number of directors to 14 and elected new directors Messrs. Erickson and Feldman to serve to the 2019 annual meeting.  They were also nominated to stand for re-election at the 2019 annual meeting.  On July 19, 2019, the Board elected new director Michelle Hulst to serve until the 2020 annual meeting.  Ms. Hulst was also nominated to stand for re-election at the 2020 annual meeting.  On February 21, 2020, the Board elected Dana M. Tokioka to serve until the 2020 annual meeting.   Ms. Tokioka was also nominated to stand for re-election at the 2020 annual meeting.  On February 19, 2021, the current directors were nominated to stand for re-election at the 2021 annual meeting.

The Board employs a balanced approach to populating Board Committees.  This refreshment strategy results in a membership that maintains new and contemporary perspectives, ideas and approaches, with the appointment of Mmes. Moy and Tanabe to the Audit & Risk Committee in 2020.

Board and Committee Evaluations

The Nominating & Corporate Governance Committee leads and oversees the annual evaluation of the Board and Board committees.  The annual evaluation includes an individual director self-assessment and an independent third party hosted survey to determine whether the Board and its committees are functioning effectively.  The Nominating & Corporate Governance Committee establishes the evaluation criteria, oversees the evaluation process, discusses the results with the Board, and implements any changes that emerge from the evaluations that the Board deems appropriate to enhance Board effectiveness.

An independent consultant provides assistance with the design of the online survey instrument and administers the survey on behalf of the Nominating & Corporate Governance Committee, thereby assuring anonymity of participant responses through a secure, encrypted website.  A written report of total sample data, as well as data for the Board committees, is prepared by the consultant, analyzing the closed-end questions and including the verbatim comments offered by directors at the close of each section of the survey that may provide recommendations for improvement.  The report also tracks current data against results from previous surveys, where comparable. The Nominating & Corporate Governance Committee, through the same third party, distributes a survey to executive management for feedback concerning how the Board and its committees can enhance their effectiveness.

Majority Voting

The Company's Bylaws and Governance Guidelines provide for majority voting in uncontested elections and a resignation process in the event a director nominee does not obtain a majority of votes cast.  The resignation process provides the Board with discretion to accept or reject a tendered resignation if a majority vote is not obtained.  If the tendered resignation is not accepted by the Board, the Board shall not nominate such director to stand for re-election at the next annual meeting of shareholders.

Communication with Directors

Shareholders and any interested parties may communicate with the Board, non-management directors, or the Lead Independent Director by sending correspondence c/o the Company’s Corporate Secretary, 130 Merchant Street, Honolulu, Hawaii 96813.  All appropriate communications received will be forwarded to the Board, non-management directors or the Lead Independent Director as addressed.

Code of Business Conduct and Ethics

The Company has earned its reputation as a respected leader in the communities it serves and in the financial services industry by conducting business in an ethical, responsible and professional manner.  The Company is proud of the high standards of quality and service that have been its hallmark through the years.  These qualities represent fundamental business practices and apply to all directors, officers and employees.

The Company and Board have adopted a Code of Business Conduct and Ethics (the "Code") for directors, executive officers (including the Company's chief executive officer, chief financial officer, principal accounting officer and controller) and employees that is posted on the Investor Relations page of the Company’s website at www.boh.com.  The Code addresses the professional, honest and ethical conduct required of each director, officer and employee, conflicts of interest, disclosure process, compliance with laws, rules and regulations (including securities trading), corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets, and encourages the reporting of any illegal or unethical behavior through robust reporting protocols and whistleblower protections.  The Company also maintains a strong whistleblower and anti-retaliation policy and encourages conduct reporting through several designated channels, including the Chair of the Audit and Risk Committee, Chief Ethics Officer, General Counsel and a third-party hosted anonymous alert line.  A waiver of any provision of the Code may be made only by the Audit & Risk Committee of the Board and must be promptly disclosed as required by SEC and NYSE rules.  The Company will disclose any such waivers, as well as any amendments to the Code, on the Company’s website at www.boh.com.

Policy Prohibiting Hedging and Pledging of Company Stock

The Company's Securities Trading Policy (the "Policy") specifically prohibits directors and employees from hedging the risk associated with the ownership of Bank of Hawaii Corporation's common stock.  The Policy also prohibits directors and employees from pledging transactions involving Bank of Hawaii Corporation common stock as collateral, including the use of a traditional margin account with a broker-dealer.

Director Independence

The Board is comprised of a majority of independent directors as defined by the NYSE listing standards.  In affirmatively determining that a director is independent of the Company’s management and has no material relationship with the Company, either directly or indirectly as a partner, shareholder, or officer of an organization that has a relationship with the Company, the Board applies the following categorical standards, in addition to such other factors as the Board deems appropriate:

a)

In no event shall a director be considered independent if the director is an employee, or a member of the director’s immediate family is an executive officer of the Company until three years after the end of such employment relationship.  Employment as an interim Chairman of the Board, CEO, Chief Financial Officer ("CFO") or other executive officer shall not disqualify a director from being considered independent following that employment.

b)

In no event shall a director be considered independent if the director receives, or a member of the director’s immediate family who serves as an executive officer of the Company receives more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).  A director may not be considered independent until three years after ceasing to receive such compensation.

c)

In no event shall a director be considered independent if the director is a current partner or employee of the Company’s internal or external auditor, or whose immediate family member is a current partner or employee of such a firm and personally works on the Company’s audit; or was a partner or employee of such a firm and personally worked on the Company’s audit within the last three years.

d)

In no event shall a director be considered independent if the director is employed, or a member of the director’s immediate family is employed, as an executive officer of another company where any of the Company’s present executives serves on that company’s compensation committee until three years after the end of such service or employment relationship.

e)

In no event shall a director be considered independent if the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services rendered in an amount which, in any single fiscal year, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues for such year, until three years after falling below such threshold.

f)

A director will not fail to be deemed independent solely as a result of the director’s and the director’s immediate family members’, or a director’s affiliated entities, banking relationship with the Company if such relationship does not violate paragraphs (a) through (e) above and is made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with persons not affiliated with the Company and, with respect to extensions of credit, is made in compliance with applicable laws, including Regulation O of the Board of Governors of the Federal Reserve System, and do not involve more than the normal risk of collectability or present other unfavorable features.

g)

Audit & Risk Committee members may not receive directly or indirectly any consulting, advisory or other compensatory fee from the Company and shall otherwise meet the independence criteria of Section 10A-3 of the Securities Exchange Act of 1934, as amended.  Audit & Risk Committee members may receive directors’ fees and other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive (including any additional such fees or consideration paid to directors with respect to service on committees of the Board).

h)

Human Resources & Compensation Committee members may not receive directly or indirectly any consulting, advisory or other compensatory fee from the Company, and shall otherwise meet the independence criteria of Section 10C of the Securities Exchange Act of 1934, as amended.  Human Resources & Compensation Committee members may receive directors' fees or other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive (including any additional such fees or consideration paid to directors with respect to service on committees of the Board).

i)

If a particular commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship or transaction that is not addressed by the above standards exists between a director and the Company, the Board will determine, after taking into account all relevant facts and circumstances, whether such relationship or transaction is in the Board’s judgment material, and therefore whether the affected director is independent.

For purposes of these independence standards, an “immediate family member” includes the director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

The following 11 director nominees standing for election have been determined by the Board to be independent: Messrs. Burak, Erickson, Feldman, Nichols, Vara, and Wo, and Mmes. Apoliona, Hulst, Moy, Tanabe, and Tokioka, and accordingly, the Board has a majority of independent directors as defined by the listing standards of the NYSE and the Governance Guidelines.  All of the committees are composed entirely of independent directors who also meet applicable committee independence standards.  Mr. Ho is the Chairman, CEO and President of the Company and is therefore not independent.  Mr. Lucien, who retired in April 2020, was formerly the Vice Chair and Chief Strategy Officer of the Company and is therefore not independent under the NYSE listing standards.

Human Resources & Compensation Committee Interlocks and Insider Participation

No member of the Human Resources & Compensation Committee during fiscal year 2020 served as an officer, former officer, or employee of the Company or had a relationship that was required to be disclosed under “Certain Relationships and Related Transactions.”  Further, during 2020, no executive officer of the Company served as:

•

A member of the Human Resources & Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Human Resources & Compensation Committee; or

•	A director of any other entity, one of whose executive officers or their immediate family member served on our Human Resources & Compensation Committee.

Our COVID-19 Response

At Bank of Hawaii, the health and safety of our employees, our customers and our community are our top priority. We put strict safety protocols in place at the beginning of the COVID-19 pandemic and have continued to follow government regulations throughout our branch network and facilities.

In addition, through our ongoing investment in digital enhancements, we enabled our office employees to quickly transition to a remote work environment while continuing to provide our customers with safe and secure ways to bank. By securing remote access, over 70% of Bank of Hawaii’s workforce has been working from their homes since mid-March 2020, greatly minimizing the impact of the COVID-19 pandemic on our operations. This was made possible by the implementation of a digital workspace platform that was designed from the ground up to be mobile and secure.

We continued to support our customers through our communications by keeping them informed about our numerous digital banking options allowing them to bank safely from home. From online banking to Direct Deposit to the many capabilities offered through our mobile banking app, we helped our customers as they embraced the various innovative alternatives available to banking in-person.

Throughout the COVID-19 pandemic, we implemented programs to support individuals, families and businesses, and made donations to organizations supporting those in our communities who need it most.

Addressing the Impacts of COVID-19 in Hawaii

In early April 2020, Bank of Hawaii Foundation made an unprecedented $3 million donation to Hawai‘i Community Foundation’s (“HCF”) Hawaiʻi Resilience Fund, which was established by HCF and the Omidyar ‘Ohana Fund to address the growing social and economic impacts of COVID-19 in Hawaii. Through the fund, Bank of Hawaii Foundation contributed $1 million to each of the causes to help:

1.	Address the health and safety of our community (e.g., obtain necessary medical equipment to help protect frontline healthcare professionals across the state);
2.	Feed and nourish the community (e.g., support local feeding programs and statewide foodbanks);
3.

Enable economic revitalization (e.g., create access to affordable capital for small businesses and nonprofits and low-cost loans for ALICE families – the population in our community who are Asset Limited, Income Constrained, Employed).

The contribution has helped to support thousands of vulnerable individuals, as well as businesses and nonprofits through their economic challenges due to the COVID-19 pandemic.

SBA’s Payroll Protection Program (“PPP”)

In order to expedite PPP loans and help local business owners, we created a dedicated PPP team of more than 400 employees from every major area of the Company. At the peak of the program, these employees went above and beyond, working countless hours to process applications. Their efforts continued as they worked through loan forgiveness. Bank of Hawaii processed more than 4,500 PPP loans totaling over $560 million by the end of June 2020.

Support for Small Businesses

During the COVID-19 pandemic, Bank of Hawaii continued to support small businesses with the SBA 504 Program, a commercial real estate financing program for owner-occupied properties that allows small business borrowers to preserve working capital by requiring only a 10% down payment on purchase transactions. Per the Small Business Administration Hawaii, Bank of Hawaii closed 10 SBA 504 loans and is Hawaii’s #1 SBA 504 Program lender for FYE September 30, 2020.

Emergency Relief and Financial Assistance

To help lessen the financial impact of COVID-19 pandemic on the communities we serve, Bank of Hawaii offered a number of programs to help affected individual and business customers. The Company deferred loan payments far beyond the requirements of the CARES Act and also waived ATM surcharge fees and early withdrawal penalty fees on TDAs. Rather than the 90 days typically offered, Bank of Hawaii offered six months of forbearance and loan extensions. We reached out proactively to inform people that help was available to clients with loans of all sizes, from large commercial clients to consumers with small installment loans. In lieu of in-person visits, the Company made it possible for customers to complete their necessary documentation online.

For those needing emergency funding, an online small-dollar loan program was set up to offer loans of up to $3,000, with no payments required for the first four months, a low fixed interest rate, and a loan term of 40 months. During the program period from April 22 to June 30, the Company assisted 1,500 consumers to secure these emergency loans.

Financial Assistance Programs

Bank of Hawaii employees volunteered to support Catholic Charities Hawaii (“CCH”) in processing grant requests under the State of Hawaii Rent Relief and Housing Assistance Program. Funded by $100 million in CARES Act funding, CCH and Aloha United Way were tasked with underwriting housing relief grant requests and then submitting the request to the State of Hawaii for payment to the landlord/mortgage holder. CCH received over 18,000 requests and by mid-October, started turning away applicants. Twenty Bank of Hawaii volunteers were trained to make calls to landlords to collect data to update electronic spreadsheets, which enabled them to complete about 300 grant applications, helping families avoid eviction.

Philanthropy and Volunteering to Sustain Our Community

The Company, and its exceptional people, demonstrate their generosity and respect throughout the year by supporting many different causes. Bank of Hawaii, its employees, and Bank of Hawaii Foundation contributed more than $5.2 million to community and philanthropic causes in 2020. In addition, Bank of Hawaii employees volunteered safely while adhering to COVID-19 pandemic protocols at numerous events throughout the year to help distribute food and necessary supplies to our community in need, support small businesses and help care for our ‘aina.

On April 29, 2020, Bank of Hawaii teamed up with community partners to support The Institute for Human Services (“IHS”) for the first-ever “Bags of Hope” Drive. With support from local business partnerships, the Company and IHS collaborated to coordinate the contactless community outreach effort to collect donations and essential supplies for our unsheltered houseless population to help them keep safe and shelter in place during the COVID-19 pandemic. In just two hours, the “Bags of Hope” drive brought in more than $5,000 in monetary donations, nearly 1,000 pounds of food, and enough essentials to fill IHS’ flatbed one and a half times over. Our Bank of Hawaii Foundation also donated $20,000 to support all of IHS’ initiatives during COVID-19.

To help address the expanding food insecurity, need for rental assistance, and personal protective equipment in communities affected by the COVID-19 pandemic, Bank of Hawaii Foundation donated $100,000 to food banks, distribution services and a hospital in the Western Pacific. The donation included $40,000 to the Salvation Army Guam Corps (food distribution), $10,000 to Catholic Social Service Food Bank in Guam (food distribution), $10,000 to the Salvation Army Saipan Corps (food distribution), $25,000 to Guam Memorial Hospital Volunteers Association for personal protective equipment for healthcare professionals, and $15,000 to Karidat in Saipan for food distribution and rental assistance.

On May 27, 2020, Bank of Hawaii volunteers partnered with Hawaii Community Foundation and Hawaii Foodbank for the Foodbank’s “Food for Hawai‘i’s Ohana” distribution event at Aloha Stadium. Four food partners – the Hawaii Farm Bureau, Hawaii Foodservice Alliance, Sysco Hawaii and an organization of Hawaii ranchers – supported the effort, which distributed nearly 60 pounds of quality food to each of the 4,000 households who drove through in need of food support. In response to the COVID-19 pandemic and its widespread effects, Bank of Hawaii Foundation made a $1 million donation to help address food insecurity issues (as part of its $3 million donation to the Hawaiʻi Resilience Fund), which was matched by the City and County of Honolulu, for a collective total of $2 million to help provide the food at the Aloha Stadium distribution events. The much-needed funds allowed Hawaii Foodbank to dispense food to unemployed households and provide critical resources to those in need during the eight twice-weekly food distribution drives it held throughout the month of May.

Bank of Hawaii Foundation continued its presenting sponsorship of Goodwill Goes Glam! and its 2020 Special Home Edition in July with a $25,000 donation to Goodwill Hawaii. In addition, Bank of Hawaii leveraged its marketing channels to support the organization’s largest fundraiser by helping to promote the newly-virtual event via a customer newsletter, social media, a blog post to boh.com, an intranet article to reach employees, video production, as well as coordination of a radio interview with Michael W. Perry of KSSK and featured designer Anne Namba. Goodwill Goes Glam! exceeded its fundraising goal, allowing the nonprofit to expand its COVID-19 support services to people in our community experiencing economic hardship.

Throughout the COVID-19 pandemic, Bank of Hawaii continued its partnership with Blood Bank of Hawaii through regular blood donations and support of its blood drives.

During the holiday season, our Bankoh Blue Crew volunteers came together to organize and help pack locally-made products in support of over 400 of Hawaii’s small businesses which participated in Pop-Up Mākeke, an online marketplace created by the Council for Native Hawaiian Advancement.

Sound Environmental, Social, Governance and Leadership - A Commitment to Integrity and Ethical Excellence

Bank of Hawaii remains committed to promoting sound Environmental, Social and Governance ("ESG") through strong Board leadership and management oversight and processes. Our senior management team develops the Company’s ESG strategic direction and oversees its execution, while the Board is charged with providing guidance, insight and oversight as to the strategy, initiatives and management’s performance. As noted in other sections, our Board and senior management also remain committed to fostering an effective and efficient risk and control environment that includes an emphasis on an ethically driven culture and an ongoing investment in our employees and our community.

The Company’s Code of Business Conduct and Ethics drives a workplace and workforce that embraces the highest ethical and moral standards. We maintain strong and confidential reporting processes and procedures that support an open and honest environment in an effort to ensure that the highest principles of integrity and inclusion are maintained.

Bank of Hawaii strives to ensure a respectful, diverse and inclusive employee environment and experience. Our policies encourage individual values, strengths and protections to provide gender diversity and equality in the workplace and in its compensation practices.

ESG Highlights and Initiatives

Bank of Hawaii is not only a leader in Hawaii’s financial industry, but also a leader among Hawaii’s corporate citizens. Bank of Hawaii’s ESG approach is integrated into the Company’s core values - Excellence, Integrity, Respect, Innovation, Commitment and Teamwork.

Bank of Hawaii is dedicated to making corporate social responsibility a part everything we do in the communities we serve—including how we manage and develop our people, the products and services we offer, and the investments we make in creating a sustainable and resilient economy in our geographic area. Our own human capital and fostering sustainable growth in our communities have the greatest impact on our continued success as a leader among Hawaii’s corporate citizens.

As a result of the Company's efforts, Bank of Hawaii ranked 4th among U.S. publicly traded financial institutions and 40th overall on Barron’s 100 Most Sustainable Companies in 2019, and was the only company in Hawaii to be recognized. The rankings were compiled by Calvert Research and Management and are based on hundreds of metrics that address environmental, social and corporate governance. Additionally, D. A. Davidson, a national financial services firm ranked the Bank of Hawaii No. 1 for ESG among financial institutions in the Country in its inaugural ESG Research report released in December 2019. D. A. Davidson's analysts bestowed this top accolade to Bank of Hawaii as a Company that "exemplifies a business with proper priorities and embodies a dedication to long-term sustainable progress." D. A. Davidson also selected the Company as its top pick for good governance because its "proactive, yet conservative, nature has lauded Bank of Hawaii an abundance of awards", including the referenced Barron's award.

Excellence

Bank of Hawaii strives to attract, develop and retain exceptional people. Exceptional people are what allows Bank of Hawaii to be the best corporate citizen possible.

Diversity and Inclusion

In furtherance of this core value, Bank of Hawaii implemented a comprehensive internal training program and supported initiatives to foster diversity and inclusion in the workplace. Bank of Hawaii recognizes that a diverse and inclusive workforce fosters an environment where everyone can thrive and be successful. The composition of Bank of Hawaii's workforce is a testament to its ongoing commitment to diversity. In 2020, our workforce was comprised of 64% women and 86% minorities (non-Caucasian). In 2020, the Honolulu Pride Parade went virtual, and the Company continued its support by serving as its Gold Sponsor. Honolulu Rainbow Film Festival also listed Bank of Hawaii Foundation as one of its top sponsors, and we are proud to support the organization.

Bank of Hawaii hosted its third-annual ‘Coming to Work with Pride’ event in June, where we delved into the important topic of intersectionality—the concept that people may experience a combination of injustices/oppression based on a variety of identities, including gender, sexual orientation, ethnicity, nationality, socioeconomic standing, and/or religion. Our LGBTQ+ RainBOH Employee Resource Group helped coordinate the virtual program, which featured four employee speakers who shared testimonials and discussion with special guest Jen Jenkins, J.D., the State Department of Health’s Sex and Gender Minority Group’s Community Co-Chair who shared their perspective on issues in Hawaii.

In October, we launched Leading Women, our employee resource group, which kicked off with a virtual special event, ‘Phenomenal Women in Extraordinary Times,’ hosted by veteran television journalist Yunji de Nies. The event featured three employee speakers and focused on the challenges of working women, including those with parental and elder caregiving responsibilities, and acknowledged the importance of self-care. Fiona Hayashi, a licensed mental health counselor and marriage family therapist from Honolulu Counseling, helped facilitate conversation and provided support and resources for attendees.

Supporting the Military

Bank of Hawaii is proud of its longstanding commitment to supporting our military service members and their families. In April, the Company introduced its military resource group to recognize, honor and support our active duty military, our veterans and their families.

In honor of Veterans Day, our Military Employee Resource Group (“ERG”), planned a special lunch for veterans at the Barber’s Point location of U.S. VETS, an organization dedicated to ending veteran homelessness. Our Military ERG provided more than 70 bentos and had the opportunity to talk story and thank veterans in a safe, socially distanced way. The Barber’s Point location of U.S. VETS offers on-site long-term and permanent housing to help veterans gain housing stability, increase their skill levels and income, and reach greater self-determination through employment.

Bank of Hawaii is also a founding and leading sponsor of Sounds of Freedom, a division of the Great Aloha Run for active-duty men and women in all branches of service who run in formation. In addition to our Bankoh Blue Crew volunteering each year at the community event, the Company also presents the Sound of Freedom awards at the conclusion of the race to the top male and female military race finishers.

Employee Learning

Bank of Hawaii’s substantial training and career advancement programs target professional development and personal growth, which include our Fostering Workplace Excellence and other employee development programs. In 2020, even during the COVID-19 pandemic when a significant number of our employees are working remotely, the Company held over 25,600 training hours or career advancement program hours with over 14,600 participants. Our commitment to our employees’ growth is integral to developing exceptional people.

Investing in Our People

In 2016, Bank of Hawaii launched its College Assistance Program (“CAP”) to give employees striving to obtain their first four-year bachelor’s degree access to a college education and tuition reimbursement. This unique program started out with an opportunity for employees to earn their bachelor’s degree online through Chaminade University of Honolulu. The program gives employees the convenience and flexibility to study where, when, and what they desire by allowing them to choose from a variety of select majors. Their choice of majors need not relate to their current position. When the program began in 2016, there were three participants. Given the program’s success and popularity, as of the fall 2020 term, there were a record-high of 73 unique participants with more than $407,000 reimbursed to employees for the cost of their education. With the additional enhancements made to CAP, employees have even greater flexibility and choice and have the option to pursue an online Associate of Arts degree through the University of Hawaii’s Community Colleges (“UHCC”). This accelerated program allows participants to earn an associate’s degree in approximately 2.5 years. The Company’s Tuition Assistance Program (“TAP”) had 19 participants and more than $70,000 reimbursed to student employees in 2020. The Company’s other educational assistance programs include its Professional Certification Program (“PCERT”) and new Advanced Leaders Program.

Attracting, retaining and engaging the best talent in our markets is critical to our current and future success.  We were the first local financial institution to increase our minimum wage level to $15 per hour in 2018. In 2020, we continued to conceptualize and develop ways to enhance our employees' well-being, which includes three employee financial programs designed to support the full financial needs of our employees.

Our employee savings product known as the GROW Account encourages the habit of building an emergency savings nest egg by our employees. Through these special accounts, we offer a $50 bonus to our employees when they reach $500 in savings in their GROW Account. We offer an additional $100 bonus to those employees who save an additional $500. An alarming number of Americans do not have money saved and available to meet typical unforeseen sundry expenses. We hope this new program helps our team build healthy and important savings habits for the long term.

We also offer a Student Loan Assistance Program for our employees. Student loan debt is a significant impediment to a key demographic sector of our national community. This program provides $100 per month, up to a lifetime maximum of $10,000, for an individual employee’s student debt. At year-end 2020, we had more than 150 employees enrolled in this program.

Our Employee Mortgage Program provides our employees with a discount of up to 1% off of prevailing market rates for their primary residences. This is an attractive retention tool for Bank of Hawaii given the high cost of housing on our islands.

Investing in Our Future

For the 2020-2021 academic year, Bank of Hawaii Foundation supported 27 college scholarships totaling $94,500 for children and grandchildren of Bank of Hawaii employees. Bank of Hawaii Foundation provides an annual grant to the Hawaii Community Foundation, which administers our scholarship program. Since 2014, Bank of Hawaii Foundation has provided $700,000 to fund 200 college scholarships. These scholarships reflect our commitment to help our employees and their families reduce the financial burdens of post-high school education. We believe this investment will enable a better future and the next generation of our world’s and Hawaii’s leaders.

Integrity

Bank of Hawaii consistently demonstrates its core value of doing the right thing for the right reasons, whether that be supporting environmental initiatives by seeking out lending opportunities that support renewable energy projects, or reducing its own impact on the environment through internal or employee initiatives.

Financing the Future

The Company actively participates in the financing of photovoltaic projects. The Company currently is a lender in a variety of renewable energy projects with over $100 million committed to these initiatives. Bank of Hawaii continues to seek out other opportunities in this sector and is a leader in these financing initiatives.

Reducing Waste

Reducing the amount of paper used in the workplace is a high-priority at Bank of Hawaii, as we strive to optimally operate and function in the 21st century electronic and digital-based environment. As part of an overall “office transformation” initiative, we anticipate this sustainability effort will have environmental, efficiency and cost-reduction benefits. Past records are being imaged, reducing costly storage expenses, and we are moving toward contemporaneously imaging today’s records, reducing the amount of paper required. Bank of Hawaii has also implemented several enterprise-wide digital and cloud-based solutions to help facilitate this goal. In addition, working digitally has enabled less paper consumption, and in 2020, paper acquisition and destruction activity decreased by 47%.

Encouraging Public Transportation

Bank of Hawaii offers a Bus Pass Benefit Program for its employees on Oahu, reducing the cost of a monthly bus pass from $70 to $30 (on a pre-tax basis) for participating employees 64 years and younger. Employees 65 and older receive $30 towards the purchase of a $35 senior annual Bus Pass. All active full-time and part-time employees who ride the bus as a primary source of transportation to and from work are eligible for the benefit. More than 450 employees take advantage of this benefit, resulting in an annual commitment by the Company of close to $200,000 towards reducing greenhouse gas emissions.

Encouraging the Use of Bicycles

Bank of Hawaii also offers employees up to $20 per month as reimbursement for reasonable expenses if an employee uses a bicycle regularly for commuting to work. Reasonable expenses include the purchase of a bicycle as well as continuing maintenance, repair and storage.

Helping to Protect and Preserve the Environment

As part of our commitment to sustaining our natural environment, Bank of Hawaii and Bank of Hawaii Foundation supported the production of Pilikia: A Climate for Change, a series of one-hour documentaries about the effects of climate change in our islands. The project aims to show people why and how to take action, as part of a grassroots movement to encourage elected officials to act with much greater urgency.

On Saturday, July 18, our college interns spent the morning safely volunteering with Mālama Maunalua, an organization committed to the long-term conservation and restoration of Maunalua Bay. During the socially distanced project, our interns removed an impressive 460 pounds of invasive algae from Paiko Bay, which was sent to local farms to be used as compost.

Respect

Bank of Hawaii and its employees live and work with respect, treating others as they wish to be treated themselves. Bank of Hawaii substantiates this by giving back to its communities through philanthropy, outreach, volunteering and providing more accessible banking services.

Outreach to the Un- and Under-banked

Bank of Hawaii was the first local bank to offer an alternative to traditional checking accounts in the State of Hawaii, beginning in April 2015. EASE by Bank of Hawaii combines convenience and access, is FDIC insured and is among the lowest-fee bank accounts in the U.S.

With no checks to return, customers do not incur overdraft fees. Customers are also given a free Visa debit card and free access to 357 Bank of Hawaii ATMs, do not have direct deposit requirements or monthly service fees if they elect to receive online statements, and are allowed to open an account with a deposit of just $25. They also receive free 24/7 Bankoh by Phone, mobile banking and eBankoh online banking services. We continue to see strong demand for our EASE product, and are pleased to meet the needs of the un- and under-banked in the communities we serve.

Innovation

Bank of Hawaii is constantly improving its operations to proactively find more efficient and effective ways to ensure both the long-term success of the organization and the continued vitality of the communities it serves. Through its modernization efforts, the Company is helping to do its part in offsetting the negative impacts of climate change.

Comprehensive Solutions

Innovation is at the heart of what we do. We continue to design all renovated branches, as well as renovated floors within the corporate headquarters to incorporate Building Management Systems and evolving Energy Management Systems (“BMS”/“EMS”). The BMSs allow for centralized control of certain functions within the building to conserve energy and optimize efficiency. The EMSs allow for real time monitoring of a facility’s energy usage to help identify and prevent waste.

Bank of Hawaii also participates in Hawaiian Electric Company’s Demand Response Program at our two largest facilities. Through this participation, the Company receives incentives to reduce its usage during periods of island-wide peak demand, helping to preserve the reliability of the electrical grid and reduce the need for more electrical generation equipment. The Company is seeking to expand its participation in this program as it rolls out BMS and EMS to additional facilities and evaluates the potential use of Energy Storage Systems (“ESS”).

Conserving for the Future

Financial Plaza of the Pacific (“FPP”) and Hale O’ Kapolei (“HOK”) amount to roughly 50% of Bank of Hawaii’s energy usage. Over the past decade, Bank of Hawaii has been able to significantly reduce its usage and demand at FPP, and in 2020, completed the implementation of efficiency and renewable energy measures at its HOK facility.  An additional half megawatt of photovoltaic systems were installed in 2020 at HOK and the Central Processing Facility (“CPF”) in Honolulu. By implementing these renewable energy measures, Bank of Hawaii now has three large photovoltaic systems (561kW, 350kW and 100kW) at its main facilities. Along with BMS, the Company’s renovated branches and renovated floors within the corporate headquarters were outfitted with high performance window tinting, LED lighting with occupancy and daylight sensing controls, and high efficiency air conditioning systems with direct digital controls.

Our “Branch of Tomorrow” design makes more efficient use of space, with increased customer support through innovative cash recycling machines at the tellers, portable computing platforms to allow the tellers to reach out directly with customers and reduce long waiting lines, and upgraded ATMs that allow direct deposit of cash and checks along with simplified transaction handling. Staff lunchrooms have been outfitted with point-of-use hot water dispensers to replace water heaters, microwave ovens to replace stoves and cook-tops, as well as large-screen LED monitors that allow for remote, online meetings and training sessions, which reduce energy usage, staff travel and downtime. These innovations allow us to work more efficiently and effectively every single day.

Progressing Towards Environmental Sustainability

Along with its conservation efforts, Bank of Hawaii is committed to renewable energy resources, and has made this an integral part of the modernization project at its branches and other facilities. In the past few years, branches on Oahu, Maui and the Big Island, have been upgraded with roof-mounted photovoltaic solar panels, reducing utility-provided energy consumption. There are now 13 branches (in addition to the Company’s main facilities) with photovoltaic systems in place and additional plans for future systems within the branch network. We are looking to maximize our photovoltaic energy production and incorporate ESS in an effort to achieve net zero buildings in the future. Producing and conserving energy are just part of the innovations that truly make these the Branches of Tomorrow.

Reducing energy consumption remains one of our top priorities. We have set ambitious short-term goals to meet the challenge of operating in a more sustainable fashion. Within the next few years, our goal is to meet 100% of our electrical needs from renewable resources, including investment matches. Through conservation and energy efficient efforts, such as BMS and infrastructure modernization, we have already cut our energy use by half since 2012. In recent years, we have completed many impactful conservation initiatives throughout the Bank of Hawaii network. As we strive to align with the Hawaii’s 2045 Energy Goals and create continued savings, we are enhancing our building design, modernizing our properties with data acquisition controls and planning future projects. We are committed to pursuing additional opportunities to achieve our ambitious sustainability goals.

Bank of Hawaii greatly improved its ability to respond to in-area natural disasters by relocating our disaster recovery data center to the continental U.S., enabling greater data protection while reducing our carbon footprint. Our partner on the continent has been running on 100% renewable energy since January 2016, and is the only major data center provider to receive an ‘A’ grade by Greenpeace in all five of their data center grading categories.

Commitment

Bank of Hawaii became a leader in the financial industry in Hawaii by actively building long-term relationships and committing to the growth and well-being of the communities it serves.

Financial Education

Bank of Hawaii continues to build long-term relationships throughout the communities we serve through education. For the past 11 years, the Company has been offering our SmartMoney financial education seminars, which cover a variety of financial topics, such as how to save and invest and the purchase of a first home. In 2020, employee volunteers led nine seminars for more than 215 participants at high schools and The Salvation Army in Guam.

Our employee volunteers also provide financial guidance on Honolulu television stations KGMB and KHNL in weekly “SmartMoney Monday” segments during morning and evening news programming, which is also shared via social media.

Financial Education for Our Future

Each year, Bank of Hawaii employee volunteers visit elementary, middle and high schools to teach students financial literacy. While the COVID-19 pandemic prevented in-person learning through most of 2020, the Company continues to support social programs requiring financial education throughout the state of Hawaii and Western Pacific. In the past year, 84 employee volunteers provided 471 hours of service to Junior Achievement, which included nine volunteers who taught JA’s Virtual Program to four classes on Kauai and Oahu.

Closing the Gap

The Bank of Hawaii Foundation continued its ongoing sponsorship of PBS Hawaii’s HIKI NŌ, the groundbreaking student news program and statewide digital media learning initiative to support its programming, which transformed is practices to meet social distancing guidelines. Bank of Hawaii Foundation’s investment dates back to the launch of HIKI NŌ in 2011. Since then, Hawaii’s HIKI NŌ schools have gained the reputation of being formidable competitors at rigorous national journalism contests, including the prestigious Student Television Network Convention in Seattle, Washington.

As a partner with ClimbHI Hawaii, Bank of Hawaii is a member of the ClimbHI Bridge that seeks to provide Hawaii’s students with career exploration opportunities and connect them with companies and organizations to serve as resources and points of insight into those explorations, including financial education and career advice. In 2019, as part of the founding group of supporters, Bank of Hawaii Foundation helped fund the effort, which aided the organization’s launch in 2020 amidst the COVID-19 pandemic. Whether contributing financially, participating in virtual career fairs with local middle schools, mentoring high school students or assisting with business class projects, Bank of Hawaii Foundation is proud to support our students in their academic pursuits.

Providing for Our Families

Bank of Hawaii Foundation builds long-term relationships in the communities it serves by providing cultural and creative opportunities for everyone. Since 2004, Bank of Hawaii has sponsored a free, once-a-month program of art activities, entertainment and films for the whole family at the Honolulu Museum of Art. Together, Bank of Hawaii Foundation and Honolulu Museum of Art (“HOMA”) have enabled free public access to quality art and programming and built one of Honolulu’s most popular family programs. In 2020, Bank of Hawaii Foundation continued its longstanding support of HOMA, and the monthly Bankoh Family Sunday events pivoted to virtual programming in July to reinforce COVID-19 pandemic protocols.

Festival for All

Bank of Hawaii has sponsored the Hawai‘i Book and Music Festival for the past 15 years. In partnership with the University of Hawai‘i, which began in 2020, this free family-friendly festival honors cultural arts and promotes literacy through an informative speaker series, including 45 panel discussions, that focused on an innovative and sustainable future for Hawaii. In 2020, the Hawai‘i Book and Music Festival went virtual in response to the COVID-19 pandemic.

Teamwork

Bank of Hawaii employees consistently display their teamwork, one of the Company’s most fundamental core values, not only as they collaborate amongst themselves but also as they partner with the Company’s clients and others in the community.

Supporting Small Businesses in the Western Pacific

Bank of Hawaii continued its support of small businesses in Saipan through its I Kinometi Para I Kumunidăt I Islă-ta Small Business Revitalization and Development Grant Program by awarding five $5,000 grants to small businesses for projects that stimulate business development and economic activity in the region. Our Saipan Branch received a record 89 grant applications. This year’s awardees received funding for local vegetable farming, designing affordable homes specific to Saipan, and a youth leadership program to instill civic engagement, to name a few.

Assisting Foster Teens

For the past 11 years, Bank of Hawaii has been partnering with nonprofit EPIC ‘Ohana’s Hawaii Youth Opportunities Initiative to offer financial education and services to foster teens. Foster youth have a high propensity for pregnancy, incarceration, homelessness and low college graduation rates due primarily to a lack of social network.

Through the Opportunity Passport Program, teens from foster families are able to open matched Individual Development Account (“IDA”) savings accounts, where every dollar saved is matched by donors up to $1,000 annually (up to a maximum of $3,000). The funds may be withdrawn between the ages of 14 to 26 and have enabled young people to help pay for college education, housing and transportation. Since 2010, the Opportunity Passport Program has opened 854 IDA savings accounts. Qualified withdrawals exceeded $1.3 million during 2020. Eleven Bankoh Blue Crew volunteers participated in this initiative.

Volunteer Income Tax Assistance

During tax season, a dozen Bank of Hawaii volunteers on Oahu partnered with Goodwill Hawaii and Honolulu Community Action Program to provide free tax preparation services for eligible taxpayers as part of the Volunteer Income Tax Assistance (“VITA”) program. Bank of Hawaii employees donated approximately 161 hours to train other volunteers and prepare tax returns that returned $260,701 back to the community. VITA offers free tax help to people in our communities who can benefit the most from tax refunds, including people with disabilities, the elderly, those with limited understanding of English, and those who make approximately $60,000 or less.

Laumaka and Maui CCC Work Furlough Program (“LWFP”)

Bank of Hawaii’s Commercial Banking Division, our Waiakamilo Branch on Oahu, and our in-store Maui Lani Branch on Maui have all been important participants in the LWFP. The Company’s role is to maintain savings accounts for those in the correctional system who are nearing their release date and have received permission to live outside of the correctional facility. The Company opens up savings accounts and assists with automatic deposits and payments, in addition to working with the Department of Public Safety staff in monitoring what payments can be made from these accounts. In 2020, Bank of Hawaii provided over 95 hours to support the program that has an important role in reducing recidivism from 50% for those inmates who are released directly from the correctional system (paroled) to 5% (under the LWFP).

Housing for Our Community

Honolulu continues to be one of the most expensive cities in the U.S., and with a shortage of affordable rental homes across Hawaii, the adverse impacts of the COVID-19 pandemic make the availability of affordable and workforce housing more important than ever.

Bank of Hawaii remains committed to finding solutions to the affordable housing shortage, and works closely with private developers and government housing authorities to meet housing needs of lower-income households. More than 450 affordable housing units started or completed construction in 2020, thanks in part to Bank of Hawaii, and over 850 more are in the pipeline.

To help meet the growing need, Bank of Hawaii supported the recent renovation of the Queen Emma Apartments, an adaptive reuse of an abandoned office building in downtown Honolulu which was converted to affordable housing by the Āhē Group. Construction was completed in 2020, and all 71 units were occupied by the end of the year.

Additionally, Bank of Hawaii is leading the funding of the construction loan for Hale Kalele, as well as providing the permanent loan to support the project’s operations. As a new development in urban Honolulu, Hale Kalele is leased from the state and sponsored by the Kobayashi Group. The first two floors will serve as juvenile facility operated by the State Judiciary, and the other floors will include 200 low-income rental housing units for families with incomes between 30% and 60% of the area’s median income. Construction began in October 2020 and is scheduled for completion in 2022.

Furthermore, the Company is committed to equity investment as an investor in Low-Income Housing Tax Credits projects across the state as well as in the Commonwealth of the Northern Mariana Islands/Saipan.

Oversight of Risk

The Company's governance, including policies, standards and procedures, has been developed with the goal of ensuring that business decisions and the execution of business processes are in compliance with legal and regulatory requirements.

Authority for accepting risk exposures on behalf of the Company originates from the Board. In turn, that authority is delegated through the Board-appointed Executive Committee, chaired by the CEO and comprised of executive management, and its subcommittees, including the Risk Council. The Risk Council, chaired by the Chief Risk Officer, provides the Executive Committee with a forum for the review and communication of both specific and company-wide risk issues, and serves to enhance collaboration among all areas of the Company that create and manage risk, while reinforcing executive management's responsibility for ensuring risk is managed within established tolerances.

Risk management at the Company is the process for identifying, measuring, controlling and monitoring risk across the enterprise given its business as a financial institution and financial intermediary. Risk Management crosses all functions and employees and is embedded in all aspects of planning and performance measurement. The Company's systems, information and timely reporting are designed to enable the organization to quickly adapt to early warning signs.

The Board is responsible for oversight of the Company's enterprise risk framework. The Board implements its risk oversight function both as a whole and through delegation to various committees. The Board has delegated to the Audit & Risk Committee primary responsibility for overseeing financial, credit, investment and operational risk exposures including regulatory and legal risk; to the Fiduciary and Investment Management Committee, comprised of five board members, primary responsibility for oversight of fiduciary and investment risk of client accounts; and to the Human Resources & Compensation Committee primary responsibility for oversight of risk related to management and staff.  These committees report to the full Board to ensure the Company's overall risk exposures are understood, including risk interrelationships. The Board also oversees reputational risk.

Risk reports are provided and discussed at every committee and Board meeting. In addition to detailed reports, the Board reviews an Enterprise Risk Position report that reflects key risk measures and trends across the Company. Key managers responsible for risk management (the Chief Risk Officer, the Treasurer, the Chief Compliance Officer, the General Counsel, and the Chief Fiduciary Officer) regularly provide updates at the respective committee and Board meetings. In support of the Board's risk oversight role and to ensure that potential problems are surfaced, the Audit & Risk Committee directly oversees the Company's Internal Audit and Credit Review functions.

Cybersecurity and Information Security Risk Oversight

Management of cybersecurity risks is the responsibility of the full Board. In 2020, the Company, the Board, and the Audit & Risk Committee continued to strengthen the management and oversight of cybersecurity risk through new security system enhancements, policies, testing, identification and reporting. The Company continued its program of third party penetration testing and ongoing analysis to identify potential vulnerabilities and need for system enhancements.  In addition, prior to the arrival of the COVID-19 pandemic, Bank of Hawaii had already been in the final stages of implementing its secure remote work platform.  This included ensuring the necessary provisions for managing the cybersecurity and information security risks associated with remote work.

The Board devotes significant time and attention to oversight of cybersecurity and information security risk, and benefits from the technical expertise of certain of its members. In particular, the Board and Audit & Risk Committee each receive regular reporting on cybersecurity and information security risk. At least quarterly, the Audit & Risk Committee receives an operational risk update that includes a review of cybersecurity and information security risks. Our Audit & Risk Committee also annually reviews and approves our Information Security Policy.  The Board frequently receives presentations on and discusses cybersecurity and information security risks, industry trends and best practices.

Compensation Policies and Risk

The Board's risk oversight responsibility includes the implementation of compensation programs that do not encourage or incentivize excessive risk taking or inappropriate conduct and promote, among other things, gender pay equality. The Human Resources & Compensation Committee is responsible for establishing and reviewing the Company's executive compensation programs, as well as the compensation programs for employees generally, and ensuring that the programs do not encourage unnecessary or excessive risk taking or create risks that are reasonably likely to have a material adverse effect on the Company and its customers.

The Company, in addition to its annual comprehensive review, receives ongoing reporting relating to the Company's incentive plans' design, performance, payouts and customer impact, with oversight by and reporting to the Board, Audit and Risk Committee and Human Resources & Compensation Committee. This reporting includes an analysis of potential "red flag" indicators including the existence, nature and extent of any customer complaints, regulatory complaints, legal actions, employee feedback and payout results to determine if the incentive plan design or implementation resulted in employee wrongdoing or customer abuse.

BOARD COMMITTEES AND MEETINGS

The Board met 12 times during 2020.  The Board’s policy is that directors should make every effort to regularly attend meetings of the Board and committees on which they serve and the Company’s annual meeting of shareholders.  Each director attended at least 75% of the meetings of the Board and 75% of the committee meetings on which he or she served in 2020.  All of the Company’s then sitting directors attended the 2020 Annual Meeting of Shareholders.

Board Committees

The Board has three standing committees: the Audit & Risk Committee, the Human Resources & Compensation Committee, and the Nominating & Corporate Governance Committee.  The charters for the respective Board committees are posted in the Investor Relations section of the Company’s website at www.boh.com.

The Board has affirmatively determined that all of the members of the Audit & Risk, Human Resources & Compensation, and Nominating & Corporate Governance Committees (collectively the “Board Committees”) meet the independence standards of the NYSE and the Company’s Governance Guidelines.  The Board Committees’ charters require that each committee perform an annual evaluation of its performance and assess the adequacy of its charter.  Each committee has the authority to retain consultants and advisors to assist it in its duties, including the sole authority for the retention, termination and negotiation of the terms and conditions of the engagement.

Below are the members of each current standing committee.

	Audit & Risk	Human Resources & Compensation	Nominating & Corporate Governance
S. Haunani Apoliona			✓
Mark A. Burak	Chair		✓
John C. Erickson	Vice Chair		✓
Joshua D. Feldman		✓	✓
Michelle Hulst		✓	✓
Alicia E. Moy	✓		✓
Victor K. Nichols	✓		✓
Barbara J. Tanabe	✓	✓	✓
Raymond P. Vara, Jr.	✓	✓	Chair
Robert W. Wo		Chair	✓

Audit & Risk Committee: 18 Meetings in 2020

The Audit & Risk Committee operates under and annually reviews a charter that has been adopted by the Board. The Audit & Risk Committee’s duties include assisting the Board in its oversight of the following areas of the Company: regulatory and financial accounting, reporting and credit risk management; compliance with legal and regulatory requirements; the independent registered public accounting firm’s qualifications and independence; and the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit & Risk Committee also provides oversight of management’s activities with respect to capital management and liquidity planning, including dividends and share repurchases, and overall interest rate risk management. In addition, the Audit & Risk Committee meets in private session at the conclusion of every regularly scheduled meeting to provide a confidential forum for identification and discussion of issues of importance to the Company. The Audit & Risk Committee also meets with non-member directors on a regularly scheduled basis to brief them on the content and issues discussed at the previous meeting.

The Board has determined that Messrs. Burak, Erickson, Nichols, Vara, and Ms. Moy meet the definition of “financial expert” within the meaning of the SEC regulations adopted under the Sarbanes-Oxley Act of 2002. The Board has determined that all Audit & Risk Committee members meet the NYSE standard of financial literacy and have accounting or related financial management expertise. In addition, the Board has determined that Messrs. Burak, Erickson, and Nichols meet the definition of "risk expert" under the Federal Reserve Bank rules implementing Section 16 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and 12 CFR 252.22(d)(1).

The Audit & Risk Committee has adopted policies and procedures governing the following: pre-approval of audit and non-audit services; the receipt and treatment of complaints regarding accounting, internal controls, or auditing matters and the confidential, anonymous submission of information by employees of the Company regarding questionable accounting or audit matters; and restrictions on the Company’s hiring of certain employees of the independent registered public accounting firm. The Audit & Risk Committee is also responsible for reviewing Company transactions involving a director or executive officer. The Audit & Risk Committee Report is located on page 68.

Human Resources & Compensation Committee: 9 Meetings in 2020

The Human Resources & Compensation Committee's duties are set forth in its charter, and include responsibility for compensation levels of directors and members of executive management and reviewing the performance of executive management. The Human Resources & Compensation Committee reviews and approves goals and objectives relevant to CEO compensation, and evaluates performance against those goals. It is also their responsibility to review the Company's long-term and short-term incentive compensation plans, equity-based plans, and deferred compensation programs. The Human Resources & Compensation Committee also reviews management development and training programs as well as succession planning for senior and executive management. The Human Resources & Compensation Committee charter allows for the delegation of its duties to its own subcommittee as long as such delegation is in compliance with all applicable laws, rules, and listing standards. The CEO makes recommendations with respect to non-CEO executive officer compensation. The Human Resources & Compensation Committee Report is located on page 36.

Nominating & Corporate Governance Committee: 7 Meetings in 2020

The Nominating & Corporate Governance Committee's duties are set forth in its charter and include reviewing the qualifications of all Board candidates and recommending qualified candidates for membership on the Board and the oversight of director continuing education opportunities. The Nominating & Corporate Governance Committee reviews the Board’s organization, procedures and committees and makes recommendations concerning the size and composition of the Board and its committees. The Nominating & Corporate Governance Committee makes recommendations to the Board regarding standards for determining non-management director independence and reviews the qualifications and independence of the members of the Board and its committees. The Nominating & Corporate Governance Committee also reviews and evaluates the Company’s compliance with corporate governance requirements and leads and oversees the Board and its committees’ annual performance evaluations. Further information regarding the responsibilities performed by the Nominating & Corporate Governance Committee and the Company’s corporate governance is provided in the committee charter and the Governance Guidelines.

DIRECTOR COMPENSATION

Retainer Fees

In 2020, no changes to the Board and standing committee retainer fees were made.  The Board reaffirmed and approved the following retainer fees effective April 24, 2020:

•	An annual retainer for service on the Board of $55,000;
•	An annual retainer for the Lead Independent Director in the amount of $35,000;
•

An annual retainer for the Nominating & Corporate Governance Committee members in the amount of $10,000 and annual retainer for the Chairman of the Nominating & Corporate Governance Committee in the amount of $20,000;

•

An annual retainer for Audit & Risk Committee members in the amount of $17,000, an annual retainer for the Chairman of the Audit & Risk Committee in the amount of $30,000, and an annual retainer for the Vice Chairman of the Audit & Risk Committee in the amount of $25,000; and

•

An annual retainer for Human Resources & Compensation Committee members in the amount of $12,000 and an annual retainer for the Chairman of the Human Resources & Compensation Committee in the amount of $21,000.

In addition to these standing committees, the Board has other committees for which directors received fees in 2020.  In 2020, the Digital Advisory Committee (“DAC”) was established to provide guidance and advice to advance the Company’s digital strategy initiatives, to promote continued innovation and growth and to explore digital trends that are impacting its customers, communities and employees. Mr. Nichols is the Chair of the DAC and Messrs. Feldman, and Lucien, and Mmes. Hulst and Tokioka serve as its members.  Ms. Apoliona and Messrs. Feldman and Lucien are members of the Board-appointed Benefit Plans Committee (“BPC”), and Mmes. Apoliona, Tanabe, and Tokioka and Messrs. Lucien and Wo are members of the Fiduciary Investment Management Committee (“FIMC”).  Effective April 24, 2020, the DAC annual retainer is $7,500 and the retainer for its chairman is $12,500.  The FIMC chairman's (Ms. Tanabe) annual retainer remains unchanged from last year at $15,500 and annual retainer fees for the FIMC and BPC members remain unchanged at $9,500 and $6,500, respectively.

The Directors are reimbursed for Board-related travel expenses, and directors who reside principally on the U.S. mainland receive an additional $5,000 annually to compensate them for travel time, which remains unchanged from last year.

Director Stock Plan

The shareholders approved the 2015 Director Stock Compensation Plan (the “Director Stock Plan”) at the 2015 annual meeting.  The purpose of the Director Stock Plan is to advance the interests of the Company by encouraging and enabling eligible non-employee members of the Board to acquire and retain throughout each member's tenure as director a proprietary interest in the Company by owning shares of Bank of Hawaii Corporation common stock.  The Director Stock Plan allows for the granting of stock options, restricted common stock, and restricted stock units.  Under the Director Stock Plan, the Board has the flexibility to set the form and terms of awards.  The Board receives an annual equity compensation value of $65,000.  Based on the fair market value on the date of grant in April 2020, each of the non-employee Board members was given a stock award of 1,057 shares of restricted common stock (“Restricted Shares”) with a vesting date of April 16, 2021.  Ms. Tokioka was elected to the Board in February 2020 and received equity compensation of 121 shares of Company restricted common stock with a vesting date of April 17, 2020 in alignment with the remainder of the unexpired term.   In 2020, no stock options or restricted stock units were granted under the Director Stock Plan.

Directors' Deferred Compensation Plan

The Company maintains the Directors' Deferred Compensation Plan (the “Directors’ Deferred Plan”), under which each non-employee director may participate and elect to defer the payment of all of his/her annual Board and committee retainer fees, or all of his/her annual Board retainer fees, or all of his/her annual committee retainer fees.  At the director's choice, deferred amounts under the Directors' Deferred Plan may be payable: 1) beginning on the first day of the first month after the participating director ceases to be a director of the Company; or 2) on an anniversary date of the director's choosing after the director ceases to be a director; or 3) a date specified by the director (which may include a date prior to the date a director ceases to be a director).  Deferred amounts are paid to the participant in a lump sum or in equal annual installments over such period of years (not exceeding 10 years) as the participant elects at the time of deferral.  If a participant dies, all deferred and previously unpaid amounts will be paid in a lump sum to the participant's beneficiary on the second day of the calendar year following the year of death.  A participant's deferred amounts are adjusted for appreciation or depreciation in value based on hypothetical investments in one or more mutual funds or in shares of Bank of Hawaii Corporation common stock, as may be directed by the participant.  The Company's obligations under the Directors' Deferred Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the plan.  The assets of the trust are at all times subject to the claims of the Company's general creditors.

Director Stock Ownership Guidelines

The Board believes it is important to support an ownership culture for the Company's directors, employees and shareholders.  To ensure that linkage to shareholders occurs among the fiduciaries of the Company each non-management director is required to own a minimum amount of five times his or her annual cash retainer in Bank of Hawaii Corporation common stock.  Directors are given five years from first joining the Board to achieve guideline levels of ownership.  As of January 31, 2021, eight of the twelve non-management directors standing for re-election have satisfied the ownership guidelines.  The four remaining directors are expected to satisfy the ownership guidelines within the required five-year period.

Director Compensation

The following table presents, for the year ended December 31, 2020, information on compensation earned by or awarded to each non-employee director who served on the Board of Directors during 2020.  Mr. Ho did not receive any additional compensation for services provided as a director.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
S. Haunani Apoliona	81,000	64,995	—	—	—	—	145,995
Mary G. F. Bitterman	36,000	—	—	—	—	—	36,000
Mark A. Burak	95,000	64,995	—	—	—	—	159,995
John C. Erickson	93,000	64,995	—	—	—	—	157,995
Joshua D. Feldman	89,125	64,995	—	—	—	—	154,120
Michelle E. Hulst	87,625	64,995	—	—	—	—	152,620
Robert Huret	23,750	—	—	—	—	—	23,750
Kent T. Lucien	58,875	64,995	—	—	—	—	123,870
Alicia E. Moy	90,250	64,995	—	—	—	—	155,245
Victor K. Nichols	96,375	64,995	—	—	—	—	161,370
Barbara J. Tanabe	105,250	64,995	—	—	—	—	170,245
Dana M. Tokioka	58,583	75,821	—	—	—	—	134,404
Raymond P. Vara, Jr.	127,750	64,995	—	—	—	—	192,745
Robert W. Wo	95,500	64,995	—	—	—	—	160,495

(1)

Ms. Apoliona and Messrs. Burak, Nichols, and Wo elected to defer all of their respective fees earned in 2020.  Ms. Tanabe elected to defer all of her committee retainer fees only. Mr. Lucien retired from the Company in April 23, 2020 as its Chief Strategy Officer and was elected for another term as director on April 24, 2020.  Mr. Lucien was paid director fees for his services from April 24, 2020– December 31, 2020.

(2)

The amounts in this column reflect the fair value of the restricted stock on the dates of grant.  On April 24, 2020, the Company issued grants of 1,057 shares of restricted common stock to each of the non-management directors, each grant having an aggregate fair value of $64,995 based on the closing price of the Company's common stock of $61.49 on the date of the grant; 100% of the grant will vest on April 16, 2021.  As of December 31, 2020, each director had the following number of restricted stock awards accumulated in their accounts (which excludes options exercised and held as common stock in their accounts): Ms. Apoliona, 2,857 shares; Mr. Burak, 1,057 shares; Mr. Erickson, 1,057 shares; Mr. Feldman, 1,057 shares; Mr. Lucien, 1,057 shares; Ms. Moy, 1,057 shares; Mr. Nichols, 1,057 shares; Ms. Tanabe, 1,057 shares; Ms. Tokioka, 1,057 shares; Mr. Vara, 1,057 shares; and Mr. Wo, 2,857 shares. On February 21, 2020, the Company elected Ms. Tokioka to the Board to serve the remainder of the unexpired term until the 2020 annual meeting and issued a grant of 121 shares for her service on the Board, which had an aggregate fair value of $10,826 based on the closing price of $89.47 on the date of the grant. These shares vested on April 17, 2020.

(3)	No option awards were granted in 2020. As of December 31, 2020, no director had outstanding options to purchase shares of the Company's common stock.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act provides shareholders the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules.

As an advisory vote, this proposal is not binding upon the Company.  However, the Human Resources & Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders and considers the outcome of the vote when making future compensation decisions for its executive officers.  The Company currently conducts annual advisory votes on executive compensation.  The Company’s shareholders approved its executive compensation at the 2020 Annual Meeting of Shareholders.

As described in the Compensation Discussion and Analysis, the primary focus of the Company's executive compensation programs is to encourage and reward behavior that the Board believes will promote sustainable growth in shareholder value, and to promote gender pay equity.  Our executive compensation programs are intended to balance risk and reward in relation to the Company’s overall business strategy and further align management’s interests with shareholders’ interests.  The Company’s commitment to a performance culture is reflected in its strong financial performance in recent years.  Accordingly, the Board of Directors recommends that shareholders approve the executive compensation programs by approving the following advisory resolution:

RESOLVED, that the shareholders of Bank of Hawaii Corporation approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Company’s 2021 proxy statement pursuant to the compensation disclosure rules of the SEC, which disclosure includes the Compensation Discussion and Analysis section, the compensation tables, and the accompanying footnotes in this proxy statement.

The Board of Directors recommends a vote “FOR” the foregoing proposal.

HUMAN RESOURCES & COMPENSATION COMMITTEE REPORT

The Human Resources & Compensation Committee, composed entirely of independent directors in accordance with the applicable laws, regulations, NYSE listing requirements and the Governance Guidelines, sets and administers policies that govern the Company’s executive compensation programs, and various incentive and stock programs.  As members of the Human Resources & Compensation Committee, we have reviewed and discussed the Compensation Discussion and Analysis to be included in the Company’s 2021 Proxy Statement with management and, based on these discussions, recommended to the Company’s Board (and the Board subsequently approved the recommendation) that the Compensation Discussion and Analysis be included in such Proxy Statement.

As submitted by the members of the Human Resources & Compensation Committee,

Robert W. Wo, Chairman

Joshua D. Feldman

Michelle E. Hulst

Barbara J. Tanabe

Raymond P. Vara, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the compensation structure, process and implementation in 2020 for our Named Executive Officers (“NEOs”).  The NEOs in 2020 were:

Peter S. Ho	Chairman of the Board of Directors, Chief Executive Officer, and President
Dean Y. Shigemura	Vice Chair, Chief Financial Officer, and Treasurer
Sharon M. Crofts	Vice Chair, Client Solutions Group
James C. Polk	Vice Chair, Chief Commercial Officer
Mary E. Sellers	Vice Chair, Chief Risk Officer
Mark A. Rossi	Vice Chair, Chief Administrative Officer, General Counsel and Corporate Secretary

CD&A TABLE OF CONTENTS

The CD&A is organized as follows:

Compensation-Related Highlights

•	2020 Compensation Program
◦	Short- and long-term incentive plans are 100% performance-based.
◦	The short-term incentive plan provides for 80% quantitative and 20% qualitative performance measures.
◦	The long-term incentive plan provides for a three-year performance period, with a 3-year cliff vesting period, for the 2020-2022 performance period.
◦	The short- and long-term incentive plan quantitative performance metrics are measured relative to the identified peer group performance and are not absolute.
•	Strong Operational Performance
◦

Return-on-Equity and Stock Price-to-Book Ratio are key measures of the Company’s financial health and are key performance metrics in the executive compensation program.  Return-on-Equity was 11.56% and Stock Price-to-Book Ratio was 2.24 as of December 31, 2020, both in the top quartile of peers.

◦

History of consistent dividends, even through the financial crisis and during the COVID-19 pandemic in 2020.  The Company maintained a stable dividend of $0.67 per share payable to shareholders throughout 2020.

◦	Recognition For Excellence
▪

Rated as Hawaii's Best Bank by the readers of Honolulu Star Advertiser, Hawaii Tribune Herald and The Garden Island, and named one of America's Best Banks by Forbes magazine in all eleven years they have compiled the list.

▪	Deposits are rated Aa2 by Moody's Investors Service, making us one of the highest-rated financial institutions nationally and globally.
▪	Ranked No. 1 for ESG (Environmental, Social, Governance) among all financial institutions in the U.S. by D.A. Davidson in its inaugural ESG report.

Continued Alignment of Executive Pay with Company Performance

◦

Approximately 80% of CEO total compensation (salary, stock awards (long-term incentives), non-equity incentive plan compensation (short-term incentives), and all other compensation) is performance-based; 100% of short- and long-term incentives are performance-based.

◦	Short-term and long-term incentives are tied to rigorous performance metrics, 80% of short-term incentives and 100% of long-term incentives are based on quantitative and relative criteria.
◦	Significant share ownership requirements (5x base salary for CEO and 2x base salary for other NEOs).
•	Consistent Shareholder Engagement
◦

During 2020, we again reached out to major shareholders to solicit their input regarding the design, or any other aspects, of our compensation program.  We received no suggestions for changing our approach to compensation, evidencing strong shareholder support for the program.

•	Say-on-Pay Results
◦	At the 2020 Annual Meeting, our say-on-pay proposal received support from 95% of votes cast.

Executive Summary

2020 Executive Compensation Program Design

Pay Elements	2020 Design Elements
Short-Term Incentive Plan 100% Performance-Based

•  80% quantitative performance metrics

◦     Two performance metrics set at challenging levels relative to peers* weighted as follows:

▪  Return-on-Equity (40%); and

▪  Stock Price-to-Book Ratio (40%).

◦     To achieve full payout, top quartile performance in Return-on-Equity, Stock Price-to-Book Ratio must occur

◦     To achieve any payout, top two quartile performance must occur with the actual payout determined by performance and metric weighting

•  20% qualitative performance metrics

Long-Term Incentive Plan 100% Performance-Based

•  Three-year plan

•  Three-year sustained performance period

•  Three-year cliff vesting

•  100% quantitative performance metrics

◦     Two performance metrics set at challenging levels relative to peers* weighted as  follows:

▪  Return-on-Equity (50%); and

▪  Stock Price-to-Book Ratio (50%).

•  To achieve full payout, top quartile performance in Return-on-Equity and Stock Price-to-Book Ratio must occur.

•  To achieve any payout, top two quartile performance must occur with the actual payout determined by performance and metric weighting.

*S&P Supercomposite Regional Bank Index (excluding banks with assets > $50.0 billion) as of January 2, 2020.

Weighting of Performance Metrics

(100% Performance-Based)

Compensation Policies and Practices

Our executive compensation and corporate governance programs are designed to closely link pay with operational performance and increases in long-term shareholder value while minimizing excessive risk taking.  To help us accomplish these important objectives, we have adopted the following policies and practices over time:

Compensation Program Governance Summary

•	Robust shareholder engagement process
•	Demonstrated responsiveness to shareholder concerns and general feedback
•	Compensation program closely aligns pay with performance
•	Significant share ownership requirements (5x base salary for CEO, 2x for other NEOs)
•	Significant portion of compensation is variable and performance-based
•	No employment agreements with NEOs
•	Anti-hedging and anti-pledging stock policies
•	Competitive benchmarking to ensure executive officer compensation is aligned to the market
•	Regularly conduct assessments to identify and mitigate risk in compensation programs
•	Formalized clawback policy
•	No tax gross-ups
•	Double-trigger change-in-control provisions
•	No excessive perquisites
•	No repricing of equity incentive awards
•	Independent compensation consultant
•	Independent committee

Business and Performance Overview

The Company is a full-service regional financial institution serving businesses, consumers, and governments, in Hawaii and the West Pacific.  Bank of Hawaii, our principal subsidiary, was founded in 1897. For management reporting purposes we operate in three business segments: Consumer Banking, Commercial Banking, and Treasury and Other.

Consumer Banking offers a broad range of financial products and services, including loan, deposit and insurance products; private banking and international client banking services; trust services; investment management; and institutional investment advisory services. Consumer Banking also provides a full service brokerage offering equities, mutual funds, life insurance, and annuity products. Loan and lease products include residential mortgage loans, home equity lines of credit, automobile loans and leases, personal lines of credit, installment loans, small business loans and leases, and credit cards. Deposit products include checking, savings, and time deposit accounts. Private banking and personal trust groups assist individuals and families in building and preserving their wealth by providing investment, credit, and trust services to high-net-worth individuals. The investment management group manages portfolios utilizing a variety of investment products. Also within Consumer Banking, institutional client services offer investment advice to corporations, government entities, and foundations. Products and services from Consumer Banking are delivered to customers through 65 branch locations and 357 ATMs throughout Hawaii and the Pacific Islands, e-Bankoh (on-line banking service), a 24-hour customer service center, and a mobile banking service.

Commercial Banking offers products including corporate banking, commercial real estate loans, commercial lease financing, auto dealer financing, and deposit products.  Commercial lending and deposit products are offered to middle-market and large companies in Hawaii and the Pacific Islands.  In addition, Commercial Banking offers deposit products to government entities in Hawaii.  Commercial real estate mortgages focus on customers that include investors, developers, and builders predominantly domiciled in Hawaii.  Commercial Banking also includes international banking and provides merchant services to its customers.

We concluded 2020 with solid financial performance.  Over the year our loan balances grew to $11.9 billion, an increase of 9% from 2019.  Our deposit balances reached another record high, growing to $18.2 billion, up 15% from 2019, primarily due to an increase in consumer and commercial deposits.  Our asset quality remained stable and our capital and liquidity ratios remain strong.  The Return-on-Equity for the year was 11.38%, our Return-on-Assets was 0.79% and our efficiency ratio improved to 54.91%.

Company Performance Highlights

The following briefly summarizes the Company’s recent stock price and financial performance:

Total Shareholder Return ("TSR”) and Other Key Performance Indicators

The Company delivered solid financial performance in 2020 and maintained consistent dividends despite the many challenges faced during the year due to the COVID-19 pandemic.  Earnings per share was $3.86 and net income was $153.8 million for the full year of 2020.  Dividends per share in 2020 increased 3.5% compared with 2019.

Our one-year TSR was -16.3%, which reflects the challenges of the COVID-19 pandemic and its particular impact on the Hawaii economy.  The average performance of the S&P Supercomposite Regional Bank Index and the S&P Supercomposite Bank Index (each excluding those banks with greater than $50.0 billion in assets) in 2020 were -6.7% and -13.1%, respectively, and the average performance of the KBW Regional Bank Index was -8.7%.

The Company’s three-year TSR of -1.3% far exceeded the KBW Regional Bank Index of -6.7%.  The Company’s three-year TSR was below the average performance of the S&P Supercomposite Regional Bank of -0.3% and the average performance of the S&P Supercomposite Bank Index of 0.2% (each excluding those banks with greater than $50.0 billion in assets).

On a longer-term basis, we generated a five-year return of 41.5% for our shareholders which exceeded the average performance of the KBW Regional Bank Index of 32.2%.  The Company’s five-year TSR was below the average performance of the S&P Supercomposite Regional Bank Index of 49.9%, and the S&P Supercomposite Bank Index of 50.8% (each excluding those banks with greater than $50.0 billion in assets).

Key Performance Metrics

Deposit and Loan Growth

Strong Credit Risk Profile

Maintaining a Balanced Approach to Capital Return

•	Dividends: In 2020, the Company maintained its quarterly dividend of $0.67 per share.
•

Returning Value to Shareholders:  The Company returned $18.0 million in capital to shareholders through share repurchases in 2020.  The Company temporarily suspended the share repurchase program in March 2020 due to the COVID-19 pandemic.

Detailed Discussion and Analysis

Executive Compensation Philosophy

At Bank of Hawaii, we believe that executive compensation should reflect strong alignment between pay, performance and shareholders' interests while maintaining a balanced approach to risk and reward.  Compensation programs should reinforce support for our vision and be consistent with market compensation trends after taking into account the unique circumstances facing Bank of Hawaii in light of geographic, demographic, and economic conditions in the markets served by the Company.  The Human Resources & Compensation Committee ("the Committee") believes that compensation should recognize short- and long-term performance by including both cash and equity components, and reflect inclusiveness and gender equality and recognize individual performance.

The primary focus of the Company's executive compensation program is to encourage and reward performance that supports the Company's long-term business strategies and promotes sustainable growth in shareholder value.  The Company believes that its goals are best supported by rewarding its NEOs for outstanding contributions to the Company's success, compensating those officers competitively with similarly situated executive officers, and providing its NEOs with equity to encourage and motivate them to focus on the Company's long-term growth and success.

The Committee is responsible for developing and implementing the executive compensation program.  With the support of its independent compensation consultant, the Committee has designed and implemented an executive compensation program that is structured to:

◦	Align executive compensation with shareholder value creation;
◦	Encourage retention and growth opportunities for executives;
◦	Compensate executives for measurable and meaningful levels of Company performance; and
◦	Balance performance incentives while not encouraging excessive risk taking by executives.

COVID-19 Impact on 2020 Compensation Expense

Due to the effect of the COVID-19 pandemic on the performance of the Company, and continued uncertainty surrounding the recovery of the Hawaiian economy, the Committee determined that it was prudent to reduce compensation expense for 2020.  Among other things, the amount of Executive Incentive Program (“EIP”) payments to NEOs was reduced by the same percentage that the Company’s earnings per share fell year over year from 2019 to 2020.  Also, the reduced 2020 EIP payments were made half in cash and half in restricted stock equivalents granted on February 19, 2021, which will vest in thirds upon each of the first three anniversaries of the grant.  Because short term incentive cash is reported in the year it is earned, while short term incentive stock equivalents are reported in the year they are granted, the Non-Equity Incentive Plan Compensation in the Summary Compensation table on page 56 appears abnormally low.  By the same token, next year, in the Company’s 2022 Proxy Statement, the Stock Awards line item will appear higher, as it will reflect the short-term incentive stock awards that were earned by the NEOs in 2020 but granted in 2021.

Executive Compensation Philosophy Drives Performance

We believe that the Company’s performance on key measures is evidence that the Company’s pay for performance approach to compensation facilitates consistent strong performance and growth. Although performance was lower than the 2019 pre-pandemic levels, the Company achieved solid financial results, despite the many challenges faced during 2020 due to the COVID-19 pandemic.  Diluted earnings per share was $3.86 for the full year of 2020, compared with $5.56 in 2019.  Net income for the year was $153.8 million, compared with $225.9 million in the previous year.  The return on average assets for the full year of 2020 was 0.79% compared with 1.29% in 2019.  The return-on-equity for the full year of 2020 was 11.38% compared with 17.65% in 2019.  The efficiency ratio for the full year of 2020 was 54.91% compared with 55.68% during the full year of 2019.

During 2020, loan balances continued to grow and reached $11.9 billion at December 31, 2020, up 9% from $11.0 billion at December 31, 2019.  Total assets was $20.6 billion and $18.1 billion at December 31, 2020 and December 31, 2019, respectively.  Deposit growth reached a new record high, increasing to $18.2 billion at December 31, 2020, up 15% from $15.8 billion at December 31, 2019.  The Company’s strong overall asset quality continued to remain stable during 2020. Total non-performing assets were $18.5 million at December 31, 2020 compared with $20.1 million at December 31, 2019.

The Company continued to return value to its shareholders through dividends.  The Company maintained the $0.67 per share quarterly dividend throughout 2020. The Company purchased 156,358 shares in 2020 through its share repurchase program, but temporarily suspended the program in March for the remainder of 2020 due to the COVID-19 pandemic.  From the beginning of the share repurchase program initiated during July 2001 through December 31, 2020, the Company has repurchased 57.1 million shares and returned over $2.3 billion to shareholders at an average cost of $40.51 per share.  Total shareholders’ equity was $1.37 billion at December 31, 2020, up from $1.29 billion at December 31, 2019.

Executive Compensation Process

The Committee’s annual process for setting NEOs’s compensation begins in the fourth quarter of each year when the Company’s senior management team sets operating and financial goals for the coming year.  Using data and analysis provided by an independent compensation consultant and considering senior management’s operating and financial goals, as well as the market environment, the Committee establishes compensation levels and challenging performance goals for the year.

The compensation program is designed and implemented as follows:

(1)

The Committee leads a robust process to set and measure challenging goals:  Company performance objectives are subject to a robust goal-setting process in which the Committee considers business-driven bottom-up and corporate top-down budgets and market projections.  In setting each NEO's total compensation, the Committee considers among other factors, Company performance, shareholder value creation, the competitive marketplace, and the awards given to NEOs in past years.

Commencing in February of each year, the Committee reviews the annual results of the Company compared to the business plan, and uses this review as the basis for the annual evaluation of the CEO.  The Committee reviews the relative performance for the quantitative performance metrics. The CEO does not attend executive sessions of the Committee when his own compensation is being reviewed or determined.  The Committee's evaluation is discussed with the full Board, excluding the CEO, and communicated to the CEO by the Lead Independent Director.

Based on similar factors and individual objectives, including an assessment of effective risk management, the CEO annually reviews the performance of each of the other NEOs.  The conclusions and recommendations based on those reviews, including any recommendations for salary adjustments, annual awards and equity components, are presented to the Committee for consideration.

The Committee believes that retaining discretion to assess the qualitative performance of the CEO and other NEOs gives the Committee members the ability to more accurately reflect individual contributions that cannot be quantified.

(2)

Substantial ‘at risk’ and variable compensation:  Excluding Mr. Rossi who has retired, approximately 80% of CEO and at least 70% of the other NEOs’ total compensation (salary, bonus, stock awards (long-term incentives), non-equity incentive plan compensation (short-term incentives), and all other compensation) is variable and impacted by pre-established Company performance metrics.

(3)

Alignment with shareholders:  Each NEO is subject to robust stock ownership guidelines that require them to hold a significant number of company shares as long as they remain employed at the Company, with the CEO’s requirement at 5x base salary and other NEOs at 2x base salary.

Peer Group and the Market Check

Each year, the Committee identifies companies to include in a peer group for purposes of benchmarking executive compensation levels and practices.  The Committee selects peer companies with the support of Veritas, an independent compensation consultant.  For 2020, the Committee selected a bank peer group, consisting of regional banks that the company competes against for capital and talent.  Companies selected for the peer groups are:

◦	Possible sources of, or destinations for, talent.
◦	Comparable in:
▪	Size
▪	Complexity and organizational structure; and
▪	Compensation practices and structures.
◦	In some cases, peers of our peer companies.

Peer Group Companies*
	Market Capitalization	Revenue	Total Assets	Employee Population (FTE)**

Bank Peers (dollars in millions)
Associated Banc-Corp	$2,578.0	$1,294.7	$33,419.8	4,100
BancorpSouth Bank	$2,814.7	$1,027.5	$24,081.2	4,596
Banner Corporation	$1,637.9	$579.9	$15,031.6	2,198
BOK Financial Corporation	$4,814.5	$1,952.4	$46,671.1	4,926
Cathay General Bancorp	$2,564.3	$594.9	$19,043.1	1,219
Columbia Banking System, Inc.	$2,539.0	$604.4	$16,584.8	2,162
Commerce Bancshares Inc.	$7,694.9	$1,346.7	$32,923.0	4,766
Community Bank System Inc.	$3,336.2	$596.4	$13,931.1	2,895
East West Bancorp, Inc.	$7,178.7	$1,542.7	$52,156.9	3,208
First Financial Bancorp.	$1,718.3	$640.6	$15,973.1	2,075
First Hawaiian, Inc.	$3,084.0	$733.1	$22,662.8	2,103
First Midwest Bancorp Inc.	$1,819.7	$720.3	$20,838.7	2,122
Fulton Financial Corp	$2,063.8	$863.0	$25,906.7	3,500
Glacier Bancorp Inc.	$4,390.0	$772.6	$18,504.2	2,970
Hancock Whitney Corporation	$2,939.8	$1,267.0	$33,638.6	3,986
Home Bancshares, Inc.	$3,217.5	$693.5	$16,398.8	1,920
Intl Bancshares Corp	$2,369.0	$552.1	$13,591.8	3,092
Old National Bancorp	$2,737.9	$816.6	$22,960.6	2,445
Prosperity Bancshares Inc.	$6,419.9	$1,162.3	$34,059.3	3,756
Renasant Corporation	$1,892.7	$662.3	$14,929.7	2,527
Synovus Financial Corp.	$4,784.5	$2,019.3	$54,366.1	5,389
Texas Capital Bancshares Inc.	$3,002.3	$1,054.3	$37,726.1	1,619
Trustmark Corp	$1,732.1	$713.2	$16,551.8	2,797
UMB Financial Corp	$3,313.6	$1,291.4	$33,127.5	3,670
Umpqua Holdings Corp	$3,334.2	$1,294.5	$29,235.2	3,943
United Bankshares Inc.	$4,204.3	$1,044.5	$26,184.2	3,051
Valley National Bancorp	$3,937.8	$1,288.0	$40,686.1	3,174
Webster Financial Corp	$3,802.0	$1,176.7	$32,590.7	3,298
Western Alliance Bancorp	$5,987.2	$1,237.7	$36,461.0	1,915
Wintrust Financial Corp	$3,521.0	$1,643.5	$45,080.8	5,057
Average for Bank Peer Group	$3,514.3	$1,039.5	$28,177.2	3,149
Bank of Hawaii Corporation	$3,073.9	$680.7	$20,603.7	2,022

*	Peer data provided by Veritas Executive Compensation Consultants as of December 31, 2020, or earlier, based on available data as of February 15, 2021.

**	FTE represents Full-Time Equivalent Employees

After selecting the peer companies, the Committee does not target a specific relative level of compensation but considers the median levels (the 50th percentile) of the following when determining target pay: (1) base salaries, (2) total cash compensation, including annual incentives on both an actual and target basis, and (3) total direct compensation including long-term incentives at both actual and target levels.  If NEO base salaries, total cash compensation, or target or actual incentive compensation result in above-median compensation, it is directly because of measurable Company and/or individual executive performance.

S&P Supercomposite Regional Bank Index

In addition to the bank peer group, the Company benchmarks key performance metrics and the compensation program against the companies included in the S&P Supercomposite Regional Bank Index, excluding those companies with assets in excess of $50.0 billion.  The Committee believes that the S&P Supercomposite Regional Bank Index provides an appropriate group for comparison purposes because these are the companies with which the Company competes for capital and talent. The Committee concluded that the Company’s business mix and source of executive talent for the Company are well represented in the S&P Supercomposite Regional Bank Index.

Role of the Compensation Consultant

The Committee is responsible for retaining its compensation consultant and for determining the terms and conditions of that engagement, including fees to be paid to the consultant.  The Committee determines whether the consultant's services are performed objectively and free from the influence of management.  The Committee's independent compensation consultant is Veritas.  The compensation consultant reports directly to the Committee, takes instructions solely from the Committee, and performs no other services for the Company.  The Committee Chairman pre-approves all compensation consulting engagements, including the nature, scope and fees of assignments.  In 2020, the Committee considered the factors delineated by the SEC in Rule 10C-1 and determined that Veritas was an independent compensation consultant and that the firm’s work did not raise a conflict of interest with the Company.

In 2020, Veritas helped to ensure that the Company's executive compensation practices were competitive, appropriately designed, and were aimed at linking executive compensation to the business and strategic objectives of the Company.  Veritas also provided the Committee with market data and an analysis of competitive compensation for the NEOs.

Compensation and Risk Management

Compensation risks are assessed and managed in the context of the Company's business strategies.  The Committee monitors the Company's financial and non-financial performance throughout the year as well as the Company's risk profile and risk management processes to ensure that the Company's compensation policies do not promote inappropriate conduct, or unnecessary or excessive risks that may threaten the value of the Company (see page 30 for greater detail).  Several areas are reviewed by the Committee including, but not limited to, how risk management is built into incentive compensation for the Company's executive management, the specific risk profile for a community bank as it relates to loans and investment securities, the controlled and disciplined approach in the compensation structure of the Company, the implementation of new processes with regard to qualitative versus quantitative measures of management performance, and the refinement of best practices.

The Committee also believes that compensation should recognize short- and long-term performance and may include both cash and equity components.  The composition of components may vary from year to year based on individual, market and other factors.  The Committee does not adhere to a specific formula when determining the mix of pay elements, or the allocation between cash and non-cash compensation or among non-cash forms of pay.

Referring to the table in the following section, neither total compensation nor any element of cash and non-cash compensation is formally benchmarked against a peer group of companies, although the Committee uses the peer group data as a reference.  In making compensation decisions, the Committee considers individual performance, experience in the position, breadth of duties, and pay parity among positions of comparable responsibility.  The Committee also reviews market data to verify that compensation is competitive and within market ranges.

Elements of the Compensation Program

In order to ensure compensation is tightly linked to long-term shareholder value creation, the Board and the Committee have implemented an executive compensation program that seeks to balance short-term financial results with long-term value through sustainable business growth in our market.  To that end, the compensation program uses a number of short- and long-term forms of executive compensation, each specifically structured to incentivize one or more aspects of Company performance the Committee believes are critical to driving long-term shareholder value.

Each NEO receives a balance of variable and fixed compensation.  The following describes the various forms of compensation:

2020 Base Salary

Base salary is driven by each NEO's responsibilities.  The Committee also considers competitive compensation data provided by Veritas.  Base salaries are generally established in connection with recruiting or retaining qualified executive officers.  The Committee reviews salary levels as part of the Company's annual performance review process, as well as upon promotion or other changes in job responsibility.  Merit-based increases to salaries for executive officers other than the CEO are determined by the Committee and include the CEO's assessment of individual performance and his recommendation.

In recommending base salaries, the CEO considers, among other factors, the needs of the Company, internal pay parity among positions of comparable responsibility, and individual performance and contribution to the Company.  The Committee also looks at market survey data to verify that salaries are competitive and within market ranges.

Based upon the foregoing, including peer group analysis, market data and recommendations by Veritas, the Committee approved, effective April 1, 2020, the following NEO base salaries:

Name	Base Salary Effective April 1, 2020 ($)
Peter S. Ho	860,000
Dean Y. Shigemura	435,000
Sharon M. Crofts	435,000
James C. Polk	435,000
Mary E. Sellers	436,000

2020 Short-Term Incentive Compensation

The CEO and other NEOs participate in the Executive Incentive Plan (the "EIP"), the Company's short-term incentive plan for executives.  The EIP is a 100% performance-based short-term incentive plan.

The EIP provides for a maximum incentive pool of 3% of the Company's net income before taxes for the fiscal year.  At the beginning of the performance period, each participating executive is allocated a maximum percentage of the incentive pool.  For 2020, the Committee allocated a maximum percentage of 30% to Mr. Ho and 11% to Mmes. Crofts and Sellers and Messrs. Polk and Shigemura.  The Company has set a target award of 100% of base salary for the CEO, with a threshold or minimum payout of 50% and maximum payout of 250% of target.  To achieve any payout, top two quartile performance must occur with actual payout determined by performance and metric weighting.  Company performance below the third quartile of the quantitative measures results in forfeiture of the entire weighted opportunity for each of the quantitative measures.  Mmes. Crofts and Sellers and Messrs. Polk, and Shigemura have a target award of 80% of base salary.  Their threshold or minimum payout is 50% of target and maximum payout is 200% of target.  Similar to the CEO, to achieve any payout, top two quartile performance must occur with actual payout determined by performance and metric weighting.

For plan year 2020 short-term incentives, Bank of Hawaii eliminated the Tier 1 Capital Ratio performance metric. Tier 1 Capital continues to be an important measure of capital quality that demonstrates our ability to effectively manage capital and risk, and we maintain Tier 1 leverage well above the regulatory well-capitalized minimum. However, the Committee believes that the overall structure of the compensation program and the remaining short-term incentive performance metrics effectively mitigate risk, and individual and Company performance are more accurately measured by these goals than Tier 1 Capital Ratio.

The following chart compares the targeted goals of each quantitative performance metric with actual results:

The following table describes the Short-Term Incentive Plan's disciplined other short-term metrics and achievements of the CEO and NEOs for 2020:

2020 Disciplined Other Short-Term Metrics - 20% Weighting *
Strategic Initiatives	Community Presence/Reputation	Leadership Development/Succession

•  Total loan balances grew 9%

•  Total assets new record high of $20.6 billion

•  Total deposit balances grew 15%, primarily due to an increase in consumer and commercial deposits

•  Overall asset quality remained strong

•  Efficiency ratio was 54.91%

•  Generated over $560 million of PPP loans to support community

•  Branch Transformations

◦ Branch transformations continued with five new branches under construction

◦ Shifted branch network and staff while keeping customer and employee health and safety paramount

◦ Branch roles and responsibilities were revamped, and staffing model reconstructed

•  Achieved enterprise operational excellence by streamlining workloads utilizing additional vendor capabilities and upskilling employees through cross- training

•  Improved customer experience through digital banking and eCommerce solutions

◦ Repositioned SimpliFi Home Lending business

◦ Expanded online account opening to the West Pacific market

◦  Online loan applications and online deposits were up approximately 170% and 300%, respectively

•  Overall customer satisfaction has remained high with 69% of our customers highly satisfied

•  CEO continues to be active in the community serving on eight local boards.

•  High levels of industry and press recognition:

◦  Moody’s Investors Service affirmed Aa2 Bank Deposit Long-Term Rating, placing Bank of Hawaii among the top six financial institutions in the U.S. and the highest in Hawaii

◦  Rated A1 "Baseline Credit Assessment" by Moody's Investors Service placing Bank of Hawaii among the top two institutions in the U.S.

◦  Named one of “America’s Best Banks” by Forbes magazine, making Bank of Hawaii the only local bank to be recognized for the 12th consecutive year

◦  Ranked No. 50 (out of 75 nationally) in Forbes magazine’s World’s  Best Banks” list

◦  Named Best Bank by readers of the Honolulu Star-Advertiser, Hawaii Tribune-Herald, Honolulu magazine, and Hawaii Home+Remodeling magazine

◦  Outstanding Corporation recipient for the 2020 National Philanthropy Day (NPD) Virtual Conference & Awards

◦  National Association of Industrial and Office Properties selected Bank of Hawaii’s Ka Nu’u Ho’oulu Conference Center as a Distinguished Entry

•  Significant charitable/community activity:

◦  Supported diversity and inclusion as a sponsor of the Honolulu Pride Parade & Festival and the annual Honolulu Rainbow Film Festival

◦  More than $5 million over 10 years in sponsorship to University of Hawaii Athletics to help with services and budget challenges. Additionally, established the Bank of Hawaii Stan Sheriff Endowment Scholarship Fund—a $100,000 endowment, beginning in 2021 to provide scholarship support to its student-athletes

◦  $3 million grant to Hawai’i Community Foundation’s Hawai’i Resilience Fund.  $1 million each for health and safety, food and nourishment economic recovery

◦  $100,000 donated to the Healthcare Association of Hawaii; Donated over 1,200 face shields and masks to hospitals and medical facilities

◦  Bank of Hawaii Foundation Scholarship Fund awarded a total of $94,500 to 27 children and grandchildren of Bank of Hawaii employees

◦  Provided financial assistance to customers, including six-month loan forbearances and extensions, an online small-dollar emergency loan program, and waived ATM fees on all BOH ATMs

•   Executive Transitions:

◦     68% of movement to executive and senior officer roles were internal promotions; 32% were strategic external hires to fill key business needs

•   Executive development assessment and business needs:

◦     Engaged in robust executive development and succession planning discussions, giving consideration to new or expanded assignments to enhance skills and augment business experiences

◦     Executive and senior officers moved to expanded or new roles through job rotation, position modification and/or promotion

•   Manager Excellence Forum:

◦     Introduced a new way for leaders to build a strong community of people mangers; a place to connect, learn and support each other to become best-practice managers

•   Continued expanded Kupuna Series development sessions for executive and senior officers to include vendor partners as well as peer learning

•   Continued to invest in development, skill enhancement and self-improvement for employees through the Bank Associate program and paid student intern program and Tuition Assistance Program

*   20% represents CEO weighting and performance.  For all other NEOs, this represents 10% of their weighting with the remaining 10% based on accomplishment of their pre-determined individual management/business objectives.

In evaluating the CEO performance and resulting EIP payment, the Committee employed a weighted scoring system based upon achievement of the performance metrics referenced above.  Eighty percent of the performance metrics are quantitative and were selected by the Committee as strong measures of management's ability to drive profitability (Return-on-Equity), and enhance shareholder equity (Stock Price-to-Book Ratio), resulting in both short- and long-term shareholder value. The Committee reviewed and discussed the CEO's performance against the EIP metrics and objectives, then determined the final EIP award based upon the results of the pre-determined quantitative metrics and the disciplined other short-term metrics.  The Committee certified fourth (top) quartile performance for the Return-on-Equity (89.2 percentile), and Stock Price-to-Book Ratio (94.6 percentile) metrics.  Assessing performance of the qualitative measures, the Committee reviewed and discussed in detail the CEO's individual contributions and rated his performance "OUTSTANDING" in the pre-determined areas of community presence, reputation, leadership development, succession planning and strategic initiatives.

In evaluating the other NEOs, the Committee considered the recommendations of the CEO, and reviewed and discussed the other NEOs performance against the EIP metrics and objectives, the other NEOs performance in their respective managerial spheres of influence, the individual contributions and achievements of the other NEOs.  The Committee gauged the other NEOs individual performance and the Company performance against the established performance metrics and discussed the individual NEO sphere of influence achievements for each of the other NEOs.

Dean Y. Shigemura

Mr. Shigemura is Vice Chair, Chief Financial Officer, and Treasurer.  He is a member of the Company’s Executive Committee and has overall responsibility for the Finance group.  The Finance group includes financial and regulatory reporting, tax reporting, accounting, accounts payable, corporate sourcing and procurement, financial planning and analytics, Treasury, and Investor Relations.

The Committee discussed Mr. Shigemura's contributions in his area of responsibilities in 2020.  Mr. Shigemura demonstrated disciplined financial management within established corporate goals and expectations, while leading his team through transformational organizational changes and top financial performance metrics for the Company.  The Committee noted his significant contribution within the area of financial management including the continued improvements of the company-wide pricing committee and leading the annual budget process.  In addition, Mr. Shigemura chaired the Asset/Liability Committee (“ALCO”), which oversees the balance sheet, capital and liquidity for the company, helped lead the ALCO Pricing Committee which is responsible for loan, deposit, and fee pricing, oversaw the company’s stress testing activities, and participated in a number of regulatory exams.  In 2020, Mr. Shigemura implemented the new Current Expected Credit Loss (“CECL”) accounting standard, implemented new contracting and purchasing system, led several initiatives that reduced non-interest expenses and maintained financial discipline that helped the company realize goals including operating income expansion while maintaining the dividends to shareholders and sound levels of capital and liquidity during the disruptive COVID-19 pandemic.

James C. Polk

Mr. Polk is Vice Chair & Chief Commercial Officer and is a member of the Company’s Executive Committee.  Mr. Polk has responsibilities for all the Company’s commercial banking businesses, including Corporate Banking Division, Commercial Real Estate Loan Division, its Commercial Banking Centers, as well as its product areas of Cash Management and Merchant Services.  In addition, Mr. Polk overseas the Corporate Real Estate Division, which manages and maintains all of the bank’s owned and leased real estate facilities.

The Committee discussed Mr. Polk’s contributions to the organization in 2020 including driving strong commercial loan and deposit growth while maintaining appropriate risk management and pricing disciplines in spite of the more complex economic and operating environment resulting from COVID-19.  In addition, Mr. Polk was instrumental in leading his team through a variety of initiatives designed to continually assess and manage credit risk throughout the pandemic including various risk rating validation and portfolio stress testing exercises, as well as the implementation of the Commercial Banking forbearance program which was designed to provide temporary payment relief to clients whose businesses were significantly impacted by the pandemic.  In addition, Mr. Polk helped lead the successful implementation of the Paycheck Protection Program at the Company as provided for under the CARES Act.

In connection with his responsibilities for Corporate Real Estate, Mr. Polk led the effort to prepare the Company’s facilities to handle the unique challenges created by COVID-19 in order to ensure the safety and well-being of the Company’s employees and customers who needed to be on-site.  This included creating a safe and socially distanced operating environment across the Company’s physical footprint, including the implementation of sneeze guards, traffic flow patterns, temperature screening technology and improved air filters and air flow to levels well above required standards.  In addition, the facilities team was instrumental in acquiring and maintaining large quantities of PPE to ensure more than adequate inventory was available to support ongoing operations.  This was accomplished while continuing to move critical branch projects forward, including the construction of the new Mililani and Kahala branches which are scheduled to open in early 2021.

Mary E. Sellers

Ms. Sellers serves as Chief Risk Officer and Vice Chair. In her role as Chief Risk Officer, she is responsible for overseeing the management of risk across the organization and is a member of the Company’s Executive Committee, as well as the Chair of Risk Council, the Commercial and Retail Credit Policy Committees, the Employee Relations Committee, the Model Risk Committee and the Social Media Governance Committee. Areas reporting to her include Commercial and Retail Credit Administration and Approval, Special Assets, Credit Policy and Training, Commercial and Retail Credit Analytics and Reporting, Collections and Recovery, Enterprise Risk Management, Model Risk Management, Fiduciary Risk Management and Corporate Compliance.

The Committee noted Ms. Sellers’ diverse and complex areas of responsibilities within the Company in critical areas that touch virtually all performance segments of the Company. Specifically, the Committee discussed Ms. Sellers' exemplary performance in 2020 and her accomplishments and responsibilities which include ensuring that the Company has the appropriate integrated enterprise wide risk management framework and infrastructure to support its strategy and business operations while ensuring risk is managed in accordance with the Risk Appetite established by the Board of Directors. Ms. Sellers successively led a number of risk management initiatives in 2020, many in response to the global COVID-19 pandemic. This included the development of programs to provide relief and support to the Company’s customers that were executed on throughout the year with over 17,000 customers receiving some form of payment relief or support. Portfolio management efforts were also enhanced and focused on managing the impact of the pandemic and associated capital planning.  Asset quality metrics remained strong; net charge-offs for the full year 2020 were 0.06% of total average loans and leases and non-performing assets as a percentage of total loans and leases and foreclosed real estate were 0.15% as of December 31, 2020.

The Committee further discussed Ms. Sellers' success in leading the continued refinement of the Company’s risk management infrastructure to support the Company’s strategic initiatives while concurrently addressing emerging areas of risk focus. This included the implementation of FASB's new accounting standard for estimating credit losses (CECL), the introduction of a new credit training program, the implementation of a new BSA/AML system, the introduction of new products, expanding delivery channels, and key operating changes resulting from the pandemic.  Ms. Sellers also displayed strong leadership in the continued development of key staff members in the Risk group, while successfully retaining and recruiting additional staff for leadership roles as part of succession planning. In addition, Ms. Sellers served as the executive sponsor for the Company’s Women Inspired employee networking group.

Mark A. Rossi

Mr. Rossi retired from the Company effective December 31, 2020, and was not considered for a payout under the Company’s 2020 incentive compensation plans.

The Committee approved the CEO and the other NEO EIP awards as follows:

Name	Annual Base Salary as of 12/31/2020 ($)	Target Annual Incentive (%)	Final Incentive Payout (% of Annual Base Salary)	Restricted Stock Portion of EIP ($)	Cash Portion of EIP ($)	Final Incentive Award ($)(1)
Peter S. Ho	860,000	100%	165%	711,563	711,563	1,423,126
Dean Y. Shigemura	435,000	80%	103%	224,250	224,250	448,500
Sharon M. Crofts	435,000	80%	95%	207,000	207,000	414,000
James C. Polk	435,000	80%	95%	207,000	207,000	414,000
Mary E. Sellers	436,000	80%	103%	224,250	224,250	448,500

(1)

EIP awards for 2020 performance were paid out half in cash and half in restricted stock equivalents which will vest in thirds upon each of the first three anniversaries of the grant.  By rule, short term incentive cash is reported in the year it is earned, while short term incentive stock equivalents are reported in the year they are granted.  The grant occurred on February 19, 2021.  Accordingly, the Summary Compensation Table  that appears on page 56 shows only the cash portion of the 2020 NEO EIP awards; the stock equivalent portion of the awards for 2020 performance will be reported in the Company’s 2022 Proxy Statement.

2020 Long-Term Incentive Compensation - Threshold, Target and Maximum Performance Levels

In setting the CEO's and other NEOs' long-term incentive compensation, the Committee considered, among other factors, Company performance, shareholder value creation, the competitive marketplace, the awards given in past years, peer group analysis and other market factors.  In applying these factors, the Committee determined the number of performance shares to be awarded under the 2020-2022 long-term incentive plan to the CEO and other NEOs, as described in the Grants of Plan-Based Awards in 2020 table on page 60.  The Company’s 2020-2022 long-term incentive plan is 100% performance-based and awarded in the form of performance shares with a three-year cliff vesting schedule.

For plan year 2020 long-term incentives, the Company eliminated the Tier1 Capital Ratio performance metric.  Tier 1 Capital continues to be an important measure of capital quality that demonstrates our ability to effectively manage capital and risk, and we maintain Tier 1 leverage well above the regulatory well-capitalized minimum. However, the Committee believes that the overall structure of the compensation program and the remaining long-term incentive performance metrics effectively mitigate risk, and individual and Company performance are more accurately measured by these goals than Tier 1 Capital Ratio.

The plan requires achievement of a three-year sustained performance period with performance metrics and hurdles as follows:

2020 Design Elements

•  Three-year plan

•  Three-year sustained performance period

•  Three-year cliff vesting

•  100% quantitative performance metrics

◦  Two performance metrics set at challenging levels relative to peers* weighted as follows:

▪  Return-on-Equity (45%); and

▪  Stock Price-to-Book Ratio (45%).

•  To achieve full payout, top quartile performance in Return-On-Equity and Stock Price-to-Book Ratio must occur

•  To achieve any payout, top two quartile performance must occur with the actual payout determined by performance and metric weighting

*	S&P Supercomposite Regional Bank Index (excluding banks with assets > $50.0 billion) as of January 2, 2020

As indicated above, performance shares awarded to the NEOs pursuant to the 2020 long-term incentive plan require a three-year (2020-2022) sustained performance period, with the three-year cliff vesting determined at the conclusion of the three-year performance period. The total vesting award is determined by the quartile performance achievement over the three-year performance period.

The Company has set a target award of 100% of the performance shares to be awarded under the 2020-2022 long-term incentive plan with a threshold or minimum award of 50% of target and maximum award of 100% of target.  To achieve any performance share award, top two quartile performance must occur with the actual award determined by performance and metric weighting.  Company performance below the third quartile of the quantitative performance measures results in forfeiture of the entire weighted opportunity for each of the performance measures.  The period of restriction terminates based upon the level of achievement of the specified financial performance criteria, where the First Category Shares are conditioned upon “Return-on-Equity”, and the Second Category Shares are conditioned upon “Stock Price-to-Book Ratio” (“Financial Performance Criteria”).  In this regard, the Period of Restriction terminates with respect to the “Applicable Vesting Percentage” of the First Category Shares and Second Category Shares, as the case may be, based upon the Company’s achievement of the respective Financial Performance Criteria in accordance with the following schedule:

Return-on-Equity and Stock Price-to-Book Ratio

Financial Performance Criteria -- Three Year Average Percentile Rank	Applicable Vesting Percentages

75th and Above (Maximum)	100%
62.5th - 74.9th	75%
50th - 62.49th	50%
Below 50th	0%

The terms “Return-on-Equity” and “Stock Price-to-Book Ratio” (as defined by the Federal Reserve Bank) mean such terms as determined for the banks that comprise the S&P Supercomposite Regional Bank Index.  With respect to the given Financial Performance Criteria, the “Three Year Average Percentile” shall mean the Company’s percentile level on the S&P Supercomposite Regional Bank Index for the average of the numerical measures over the three years 2020, 2021, and 2022.  The Financial Performance Criteria shall be determined based on references to measures and percentiles for the peer group banks that comprise the January 2, 2020, S&P Supercomposite Regional Bank Index (with peer group banks determined by excluding banks with assets >$50B).

For 2020, the Committee certified fourth (top) quartile performance for the Return-on-Equity and Stock Price-to-Book Ratio metrics.

Benefits and Retirement Plans Sponsored by the Company

Executive officers are eligible to participate in health and insurance plans, retirement plans, and other benefits generally available to full-time employees.  This is consistent with the Company’s belief in offering employees comprehensive health and retirement benefits that are competitive in our markets.  The retirement programs assist employees in planning for their retirement income needs.  Benefits under the qualified health and retirement plans are not directly tied to specific Company performance.  Employees who meet service requirements are eligible to participate in the Company sponsored Retirement Savings Plan (“RSP”), a tax-qualified defined contribution pension plan.  The Committee regularly reviews the value of benefits.

The Committee has adopted the Bank of Hawaii Corporation Executive Deferred Compensation Program (the “Deferred Compensation Program”), a program that offers senior management (including the NEOs) the ability to defer up to 80% of base salary and 100% of incentive amounts under the Executive Incentive Plan in order to allow executives to defer, along with the receipt of the compensation, the income tax liability on such payments (including any appreciation in value as a result of the deemed investment of such amounts) until receipt.  This program allows participants to manage their cash flow and estate planning needs.

The Company also maintains the Bank of Hawaii Retirement Savings Excess Benefit Plan (the “Excess Benefit Plan”), a nonqualified supplemental retirement benefit plan that compensates participants for benefits that would otherwise be payable under the Company's Retirement Savings Plan but for certain Internal Revenue Code (“IRC”) limitations.  The Committee believes that this plan is important to ensure equitability in retirement funding amounts between those that fall below and above the IRC limitations.

Gains from long-term incentive compensation are not included in the determination of nonqualified deferred compensation benefits.

Perquisites

The Company offers and provides perquisites to NEOs that the Committee believes are competitive, yet reasonable in attracting and retaining a strong executive team.  The Committee believes perquisites should be limited in scope and value.

Change-in-Control and Severance Arrangements

The Committee believes that an essential component to protecting and enhancing the best interests of the Company and its shareholders is to provide for the protection of its executive team in the event of a change-in-control of the Company.  Change-in-control benefits play an important role in attracting and retaining key executives.  The payment of such benefits ensures a smooth transition in management following a change-in-control by giving an executive the incentive to remain with the Company through the transition period, and, in the event the executive's employment is terminated as part of the transition, by compensating the executive with a degree of financial and personal security during a period in which he or she is likely to be unemployed.

The Change-in-Control Retention Plan (the “Retention Plan”), provides benefits only in the event that a participant's employment is terminated by the Company without cause or by the participant for “good reason” within 24 months following a change-in-control.  The Committee believes that this encourages executives to remain with the Company upon a change-in-control.  The key provisions of the Retention Plan for NEOs, including the CEO and vice chairs, are:

•	Severance benefit - a “two times base salary and bonus” payment which is payable in the month following termination of employment.
•

Payment for non-competition - an additional “one times base salary and bonus” payment that is payable only if the executive complies with the 12-month non-competition restrictions specified under the Retention Plan.

•	In addition to non-competition restrictions, the Retention Plan imposes non-disclosure, non-solicitation and non-disparagement restrictions on participants.

Each of the NEOs participates in the Retention Plan.  See the discussion under "Change-in-Control, Termination, and Other Arrangements" on page 63 for additional information.

No Excise Tax Gross-Ups

The Retention Plan does not permit the Company to pay any tax gross up payments to executives in connection with any payment or benefit under the Plan.  In addition, the Retention Plan limits any payment or benefit under the plan to an amount that would not be subject to Excise Tax even if the benefits would be substantially eliminated as a result of this limit.

Vesting of Equity Incentive Compensation on Change-in-Control (Double-Trigger)

The terms of the Company's 2014 Stock and Incentive Compensation Plan provide for full acceleration of vesting of restricted stock, restricted stock units, and stock options upon the occurrence of a change-in-control of the Company (as defined in the Retention Plan, which requires, among other things, a double-trigger termination for vesting to occur).  The Committee believes that it is generally appropriate to fully vest equity and incentive-based awards to employees in a change-in-control transaction because such a transaction may often cut short or reduce the employee's ability to realize value with respect to such awards.  Similarly, the Executive Incentive Plan provides that incentive awards will, upon a change-in-control of the Company, be prorated as though the applicable performance period ended on the change-in-control date and will be calculated as an amount equal to two times a participant's incentive allocation for the prorated performance period.

Other Matters

Stock Ownership Requirements

The Committee believes that significant ownership of our common stock by our executives directly aligns their interest with those of our shareholders and also helps balance the incentives for risk-taking inherent in equity-based awards. Under the Company's executive stock ownership guidelines, the CEO must own Company common stock having a market value equal to at least five times base salary and vice chairs must own Company stock having a market value equal to at least two times base salary.  Stock ownership includes the value of vested stock options, restricted stock, restricted stock units from qualified plans, and other stock held by the executive.  The guidelines require the CEO to comply with the stock ownership levels within five years of the date hired or promoted to such position within the Company; for all other NEOs the attainment period is three years.  As of December 31, 2020, all of the NEOs satisfied the stock ownership guidelines.

Officer	Stockholding Guideline (multiple of base salary)
Chairman and CEO	5x
Vice Chairs	2x

Clawback Policy

To the extent permitted by law, if the Committee determines that any bonus, incentive payment or equity-based compensation has been awarded or received by an executive officer and that such compensation was based on any financial results or operating metrics that were satisfied as a result of such officer’s fraudulent or intentional illegal conduct, as defined by applicable law, then the Committee shall recover from the officer such compensation (in whole or in part) as it deems appropriate under the circumstances.  In determining whether to recover such payment, the Committee shall take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interests of the Bank in any related proceeding or investigation.  Further, following a restatement of the Bank’s financial statements, on the recommendation of the Audit & Risk Committee, the Committee shall cause the Bank to recover any compensation that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.

Anti-Hedging and Pledging Policies

The Company's Securities Trading Policy specifically prohibits directors and employees from hedging the risk associated with the ownership of Bank of Hawaii Corporation's common stock.  The Policy also prohibits directors and employees from pledging transactions involving Bank of Hawaii Corporation common stock as collateral, including the use of a traditional margin account with a broker-dealer.  No officers or directors are parties to transactions involving the hedging or pledging of Company stock.

Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to a public corporation for compensation over $1,000,000 paid in any year to a company’s chief executive officer or other named executive officers.  However, in the case of tax years commencing before 2018, the statute exempted qualifying performance-based compensation from the deduction limit if certain requirements were met. Section 162(m) was amended in December 2017 to eliminate the exemption for performance-based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017, that have not since been materially modified) and to expand the group of current and former executive officers who may be covered by the deduction limit under Section 162(m).  To maintain flexibility in compensating executive officers, the Committee does not require all compensation to be awarded in a tax deductible manner and compensation payable to our executive officers may exceed the Section 162(m) deductible limit at times.  However, it is the intent of the Committee that executive compensation be deductible under the provisions of Section 162(m) to the fullest extent possible and consistent with overall corporate goals.  In 2020, $1,826,794 of compensation paid was not deductible by the Company under Section 162(m).

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to or earned by our named executive officers for each of the fiscal years indicated.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Peter S. Ho	2020	850,173	—	2,500,060	—	711,563	2,855	183,841	4,248,492
Chairman of the Board,	2019	818,173	—	2,200,066	—	2,062,500	3,607	222,826	5,307,172
Chief Executive Officer &	2018	794,538	—	2,200,017	—	2,000,000	—	210,871	5,205,426
President

Dean Y. Shigemura	2020	425,173	—	700,013	—	224,250	—	70,376	1,419,812
Vice Chair,	2019	393,173	—	500,075	—	650,000	—	75,329	1,618,577
Chief Financial Officer & Treasurer	2018	375,000	—	500,012	—	550,000	—	71,343	1,496,355

Sharon M. Crofts	2020	425,173	—	600,075	—	207,000	—	67,633	1,299,881
Vice Chair,	2019	393,173	—	475,043	—	600,000	—	71,842	1,540,058
Client Solutions Group	2018	375,000	—	450,019	—	500,000	—	69,666	1,394,685

James C. Polk	2020	425,173	—	700,013	—	207,000	—	84,621	1,416,807
Vice Chair,	2019	388,258	—	500,075	—	600,000	—	89,635	1,577,968
Chief Commercial Officer	2018	357,000	—	500,012	—	500,000	—	129,716	1,486,728

Mary E. Sellers	2020	436,000	—	700,013	—	224,250	7,021	70,970	1,438,254
Vice Chair,	2019	436,000	—	500,075	—	650,000	8,231	81,824	1,676,130
Chief Risk Officer	2018	436,000	—	550,004	—	600,000	—	77,109	1,663,113

Mark A. Rossi (7)	2020	436,000	1,225,000	—	—	—	—	81,554	1,742,554
Vice Chair, Chief	2019	436,000	—	500,075	—	600,000	—	97,048	1,633,123
Administrative Officer,	2018	436,000	—	400,026	—	600,000	—	91,990	1,528,016
General Counsel, &
Corporate Secretary

(1)	Mr. Ho received no fees or compensation for his services on the Board of Directors. The Company pays on a bi-weekly basis.
(2)	For Mr. Rossi, amounts reported in this line include a special separation payment pursuant to a separation agreement entered in 2020.
(3)

This column represents the aggregate grant date fair value of restricted stock and restricted stock units granted to each of the NEOs in accordance with Accounting Standards Codification ("ASC") Topic 718, "Compensation - Stock Compensation."  Restricted stock and restricted stock unit awards are valued at the closing price of the Company's common stock on the date of the grant.  This does not include restricted stock portion of EIP granted on February 19, 2021, on page 52.

(4)

For 2020, amounts in this column represent the cash portion of the awards earned under the performance-based Executive Incentive Plan (“EIP”).  2020 performance-based EIP awards were paid out half in cash and half in restricted stock equivalents, which will vest 1/3 upon each of the first three anniversaries of the grant.  The restricted stock equivalents were already earned under the performance-based EIP.

(5)

This column represents the annual change in the actuarial present value of accumulated benefits under the Employees’ Retirement Plan of Bank of Hawaii.  Mr. Ho and Ms. Sellers are the only NEOs who are participants of this plan, which was frozen at the end of 1995.  For 2020, the increase in the value of the pension benefits from the prior measurement date is primarily due to the decrease in the discount rate (from 3.36% to 2.55%).  For Mr. Ho, the increase in value is also due to the updates in interest rate and mortality assumptions associated with lump sum payments.  The three PPA segment rates were updated from 2.04%, 3.09%, and 3.68% to 0.53%, 2.31%, and 3.09%, respectively.  The mortality assumption was also updated to reflect the latest IRS release for 2021.  For 2019, the increase in the value of the pension benefits from the prior measurement date is primarily due to the decrease in the discount rate (from 4.41% to 3.36%).  For Mr. Ho, the increase in value is also due to the updates in interest rate and mortality assumptions associated with lump sum payments.  The three PPA segment rates were updated from 3.43%, 4.46%, and 4.88% to 2.04%, 3.09%, and 3.68%, respectively.  The mortality assumption was also updated to reflect the latest IRS release for 2020.  For 2018, the decrease in the value of the pension benefits from the prior measurement period is primarily due to the increase in the discount rates (from 3.90% to 4.41%).  For Mr. Ho, the decrease in value is also due to the updates in interest rate and mortality assumptions associated with lump sum payments.  The three PPA segment rates were updated from 2.20%, 3.57%, and 4.24% to 3.43%, 4.46%, and 4.88%, respectively.  The mortality assumption was also updated to reflect the latest IRS release for 2019.  For 2018, Mr. Ho's and Ms. Sellers' pension value declined by $998 and $3,787, respectively.

The Company has not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected in this column.

(6)	The All Other Compensation Table that follows provides additional detail regarding the amounts in this column.
(7)	Mark A. Rossi retired from the Company effective December 31, 2020, pursuant to the terms of a June 26, 2020, separation agreement and transitioned into a consultant agreement for a 24 month period.

ALL OTHER COMPENSATION TABLE

The following table sets forth a breakdown of All Other Compensation paid to or earned by our NEOs for each of the fiscal years indicated.

Name	Year	Retirement Savings Plan 401(k) Matching Contribution ($)(1)	Value Sharing Funding ($)(2)	Excess Plan Value Sharing Funding ($)(3)	Retirement Savings Plan Company Fixed Contribution ($)(4)	Excess Plan Company Fixed Contribution ($)(5)	Executive Deferred Compensation Restoration Contribution ($) (6)	Other Compensation ($)(7)	Total All Other Compensation ($)
Peter S. Ho	2020	11,400	7,083	39,676	8,550	47,893	56,567	12,672	183,841
	2019	11,200	10,580	95,907	8,400	76,145	—	20,594	222,826
	2018	11,000	10,188	89,638	8,250	72,586	—	19,209	210,871

Dean Y. Shigemura	2020	11,400	7,083	5,705	8,550	6,886	30,752	—	70,376
	2019	11,200	10,580	8,579	8,400	6,811	29,759	—	75,329
	2018	11,000	10,188	10,705	8,250	8,668	22,532	—	71,343

Sharon M. Crofts	2020	11,400	7,083	9,402	8,550	11,350	19,848	—	67,633
	2019	11,200	10,580	13,840	8,400	10,988	16,834	—	71,842
	2018	11,000	10,188	14,409	8,250	11,668	14,151	—	69,666

James C. Polk	2020	11,400	7,083	13,367	8,550	16,136	11,097	16,988	84,621
	2019	11,200	10,580	18,876	8,400	14,986	7,630	17,963	89,635
	2018	11,000	10,188	17,024	8,250	13,786	6,536	62,932	129,716

Mary E. Sellers	2020	11,400	7,083	19,782	8,550	23,879	276	—	70,970
	2019	11,200	10,580	23,592	8,400	18,731	9,321	—	81,824
	2018	11,000	10,188	20,811	8,250	16,853	10,007	—	77,109

Mark A. Rossi	2020	11,400	7,083	19,801	8,550	23,902	—	10,818	81,554
	2019	11,200	10,580	28,566	8,400	22,680	—	15,622	97,048
	2018	11,000	10,188	26,341	8,250	21,330	—	14,881	91,990

(1)

This column represents the Company match of an individual’s salary deferral contributions to the RSP, a qualified defined contribution pension plan, subject to the Internal Revenue Code prescribed limit (which in 2020 was limited to $285,000 of eligible compensation), and is available to all eligible employees.  The Company makes a matching contribution of $1.25 for each dollar of employee contribution up to 2% of eligible compensation, and a $0.50 matching contribution for every dollar of employee contribution above 2% and up to 5% of eligible compensation.

(2)

For 2020, the total profit-sharing funding, or “Value Sharing Funding,” equaled 2.49% of eligible compensation.  The funding is allocated in the following manner and made available to all eligible employees: 1) a portion of the funding is allocated in cash, 2) to the extent permitted by IRS ($285,000 of eligible compensation in 2020) and RSP provisions, a portion is contributed to the RSP, and 3) any Value Sharing Funding on eligible compensation in excess of IRS limits are contributed to the Excess Benefit Plan (column 3).  This column represents the sum of the cash portion and the portion contributed to the RSP.  For 2020, the cash portion and the portion contributed to the RSP were $1,369 and $5,714 respectively, for each of the NEOs.

(3)

This column represents the Company's Value Sharing Funding based on 2.49% of eligible compensation in excess of the Internal Revenue Code prescribed limit ($285,000 of eligible compensation in 2020) that is contributed to the Excess Benefit Plan, and is available to all eligible employees.

(4)	The Company's Fixed Contribution to the RSP equaled 3.00% of eligible compensation, subject to the same Internal Revenue Code prescribed limits, and is available to all eligible employees.
(5)

The Company's Fixed Contribution to the RSP equaled 3.00% of eligible compensation.  This column represents the Company's Fixed Contribution in excess of the Internal Revenue Code prescribed limits that is paid into the Excess Benefit Plan, and is available to all eligible employees.

(6)

In 2020, Mr. Rossi was the only NEO who did not defer amounts under the Deferred Compensation Program that were eligible for Restoration Benefit Contributions.  Refer to section "Nonqualified Deferred Compensation" for additional information.

(7)	For 2020, this column includes the value of perquisites for Messrs. Ho, Polk, and Rossi, which include club membership dues, car services, spouse travel, and home security for Mr. Ho.

NONQUALIFIED DEFERRED COMPENSATION

Executive Deferred Compensation Program

The Company’s Executive Deferred Compensation Program (the “Deferred Compensation Program”) is a nonqualified deferred compensation plan that allows senior management (including the named executive officers) to defer up to 80% of their base salary earned for a specified year through the Executive Base Salary Deferral Plan (the “Salary Deferral Plan”), and to defer up to 100% of incentive payments under the Executive Incentive Plan.  Messrs. Ho, Polk, Rossi, and Shigemura, and Mmes. Crofts and Sellers deferred part of their 2020 base salary and/or 2020 Executive Incentive Plan payout under the Deferred Compensation Program.

For each Plan Year beginning in 2012, with respect to the deferred amount, a Deferred Compensation Program participant who is eligible for the Company Fixed Contribution and discretionary Value Sharing Contribution under the Company’s qualified retirement plan, the Bank of Hawaii Retirement Savings Plan ("Retirement Savings Plan"), will receive an amount, referred to as "Restoration Contribution," equal to the sum of: (a) the "Fixed Contribution Percentage" as described in the Retirement Savings Plan for the immediately preceding Plan Year multiplied by the Elective Deferral Amount; plus (b) the "Value Sharing Allocation Percentage" as determined by the Company for purposes of the Retirement Savings Plan for the immediately preceding Plan Year multiplied by the Elective Deferral Amount.

A participant is always 100% vested in his or her deferred amounts.  Deferred amounts under the Deferred Compensation Program are subject to adjustment for appreciation or depreciation in value based on hypothetical investments in one or more investment funds or vehicles permitted by the Committee and chosen by the participant.  A participant’s deferred amounts are generally payable beginning on the earliest to occur of the following: (a) a specified time chosen by the participant, or if none, the date that is six months following a separation from service, (b) the participant’s death, (c) the participant’s disability or (d) an “unforeseeable emergency” (generally, a severe financial hardship resulting from the illness of the participant or his or her spouse or dependent, or other extraordinary and unforeseeable circumstances arising from events beyond the control of the participant).  Distributions in the event of an unforeseeable emergency are subject to restrictions and are limited to an amount that is reasonably necessary to satisfy the emergency need.  For distributions upon a separation from service or at a specified time chosen by a participant, the participant may choose to receive deferred amounts as a lump sum cash payment or in annual installments over a period not to exceed five years.  The amount of each installment will be calculated using the “declining balance method," under which each installment payment is determined by dividing a participant’s aggregate unpaid balance by the remaining years in the payment period.  For distributions resulting from all other events, payment will be made as a lump sum cash payment.

The Company's obligations with respect to deferred amounts under the Salary Deferral Plan and the Executive Incentive Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the plans.  The assets of the trust are at all times subject to the claims of the Company’s general creditors.

Retirement Savings Excess Benefit Plan

The Retirement Savings Excess Benefit Plan (the “Excess Benefit Plan”) is a nonqualified supplemental retirement benefits plan that compensates participants for the amount of benefits that would otherwise be payable under the Company’s Retirement Savings Plan but for limitations under Internal Revenue Code Sections 415 and 401(a)(17) as to the amount of annual contributions to, and annual benefits payable under, the Retirement Savings Plan.  A participant’s accrued benefits under the Excess Benefit Plan are hypothetically invested in one or more funds permitted by the Plan and chosen by the participant, and are adjusted for appreciation or depreciation in value attributable to such hypothetical investments.

For an individual who became a participant in the Excess Benefit Plan after May 19, 2006, the plan provides that benefits are payable upon a separation from service according to a distribution schedule that is determined by reference to the total amount accrued for the individual under the plan.  A participant with:

•	$100,000 or less in deferred amounts will receive a lump sum payment six months after separation from service;
•	more than $100,000 but no more than $300,000 in deferred amounts will receive distributions in two installments;
•	more than $300,000 but no more than $500,000 in deferred amounts will receive distributions in three installments; and
•	more than $500,000 in deferred amounts will receive distributions in five installments.

In each case, the first installment will be paid on the first day of the seventh month following separation from service and subsequent installments will be paid in each subsequent January.  An individual who first became a participant in the Excess Benefit Plan on or prior to May 19, 2006 will receive benefits upon the participant’s separation from service and may have elected to be paid as follows: (a) according to the distribution schedule applicable to individuals who become participants after May 19, 2006, (b) in a lump sum on the first day of the seventh month following separation from service, or (c) in annual installments (not to exceed five) commencing on the first day of the seventh month following separation from service or commencing on an anniversary of the participant’s separation from service (not later than the fifth anniversary).  The amount of each installment will be calculated using the declining balance method.  If a participant dies prior to the full distribution of his or her deferred amounts, any unpaid amounts remaining will be distributed in a lump sum to the participant's beneficiary.

The Company’s obligations under the Excess Benefit Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the plan.  The assets of the trust are at all times subject to the claims of the Company’s general creditors.

Set forth below is information regarding the amounts deferred by or for the benefit of the named executive officers in 2020.

NONQUALIFIED DEFERRED COMPENSATION TABLE FOR 2020

Name	Executive Contributions In Last Fiscal Year ($)(1)	Registrant Contributions In Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals or Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Peter S. Ho	1,031,250	144,135	30,518	—	2,485,611
Dean Y. Shigemura	560,625	43,343	438,723	—	3,488,207
Sharon M. Crofts	361,846	40,601	530,496	—	2,054,400
James C. Polk	202,308	40,601	47,927	—	828,572
Mary E. Sellers	5,031	43,937	229,427	—	1,588,779
Mark A. Rossi	1,225,000	43,703	372,780	—	2,542,306

(1)

During 2020, Messrs. Shigemura, Polk, Rossi, deferred $105,625, $4,308, and $1,225,000, respectively and Mmes. Crofts and Sellers deferred $1,846 and $5,031, respectively, under the Base Salary Deferral Plan.  Messrs. Ho, Shigemura, and Polk deferred $1,031,250, $455,000, and $198,000, respectively and Ms. Crofts also deferred $360,000 under the Executive Incentive Plan.  The table below shows the Vanguard funds deemed available for selection by participants under the Deferred Compensation Program and their annual rate of return for the calendar year ended December 31, 2020, as reported by the administrator of the Deferred Compensation Program.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
500 Index Fund Inv	18.25%	Target Retirement 2030	14.10%
Emerging Mkts Stk Idx Inv	15.05%	Target Retirement 2035	14.79%
Explorer Fund Investor	31.33%	Target Retirement 2040	15.47%
Federal Money Mkt Fund	0.45%	Target Retirement 2045	16.30%
High-Yield Corp Fund Inv	5.28%	Target Retirement 2050	16.39%
International Growth Inv	59.55%	Target Retirement 2055	16.32%
Mid-Cap Growth Fund	33.41%	Target Retirement 2060	16.32%
Mid-Cap Index Fund Inv	18.10%	Target Retirement 2065	16.17%
Selected Value Fund	5.85%	Target Retirement Income	10.02%
Short-Term Federal Inv	4.35%	Total Bond Mkt Index Inv	7.61%
Small-Cap Index Fund Inv	18.96%	U.S. Growth Fund Investor	58.47%
Target Retirement 2015	10.32%	Wellington Fund Inv	10.60%
Target Retirement 2020	12.04%	Windsor Fund Investor	7.44%
Target Retirement 2025	13.30%

(2)

These amounts represent Excess Benefit Plan and Restoration contributions by the Company for fiscal year 2020 which were paid in 2021 and accordingly are not included in the Aggregate Balance at Last Fiscal Year-End column.  See columns 3, 5, and 6 of the “All Other Compensation Table” for additional details.

(3)

A portion of each amount listed in this column has been reported in the "Summary Compensation Table" in current and prior years' proxy statements for the years in which the named executive officer appeared in these proxy statements.  The amounts reported are as follows: Mr. Ho, $2,343,412; Mr. Shigemura, $1,835,672; Ms. Crofts, $361,846; Mr. Polk, $487,346; Ms. Sellers, $1,204,373; and Mr. Rossi, $1,981,676.

GRANTS OF PLAN-BASED AWARDS IN 2020

The following table summarizes the equity-based awards granted in 2020 to the named executive officers in the Summary Compensation Table.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of	All Other Option Awards: Number of	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name		Type of Award (1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	Securities Underlying Options(#)	Option Awards ($/Sh)	Option Awards ($)
Peter S. Ho	(2)	RSG	2/21/20	—	—	—	—	27,943	27,943	—	—	—	2,500,060

Dean Y. Shigemura	(2)	RSG	2/21/20	—	—	—	—	7,824	7,824	—	—	—	700,013

Sharon M. Crofts	(2)	RSG	2/21/20	—	—	—	—	6,707	6,707	—	—	—	600,075

James C. Polk	(2)	RSG	2/21/20	—	—	—	—	7,824	7,824	—	—	—	700,013

Mary E. Sellers	(2)	RSG	2/21/20	—	—	—	—	7,824	7,824	—	—	—	700,013

(1)	Type of Award: RSG - Performance-Based Restricted Stock Grant
(2)

Performance-based restricted stock was granted, of which 50% are First Category Shares and 50% are Second Category Shares, which vests once the Committee has certified the Three Year Average Percentiles for each of the performance metrics, provided service and performance criteria are met.  Vesting is conditioned upon the Company’s three year (for the years 2020, 2021, and 2022) average percentile ranking in the S&P Supercomposite Regional Bank Index (less banks with assets greater than $50 billion) and the grantee must remain an employee of the Company through the vesting date.  The S&P Supercomposite Regional Bank Index was determined as of January 2, 2020.  The First Category Shares will vest 100% if the three year average percentile ranking for Return-on-Equity is in the top quartile of the S&P Supercomposite Regional Bank Index, 75% will vest if the Company’s ranking is at least in the 62.5th and not more than 74.9th percentile, 50% will vest if the Company’s ranking is at least in the 50th percentile and not more than 62.49th percentile, shares will forfeit if the Company’s ranking is below the 50th percentile.  The Second Category Shares will vest 100% if the three year average percentile ranking for Stock Price-to-Book Ratio is in the top quartile of the S&P Supercomposite Regional Bank Index, 75% will vest if the Company’s ranking is at least in the 62.5th and not more than 74.9th percentile, 50% will vest if the Company’s ranking is at least in the 50th percentile and not more than 62.49th percentile, shares will forfeit if the Company’s ranking is below the 50th percentile.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents a summary of unexercised stock options and restricted stock and unit awards held as of December 31, 2020, by the named executive officers in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Peter S. Ho	23,333	—	—	42.22	11/18/21	—	—	26,272	(1)	2,012,961
	23,333	—	—	47.72	1/20/22			26,542	(2)	2,033,648
								27,943	(3)	2,140,993
Dean Y. Shigemura	11,666	—	—	42.22	11/18/21	—	—	5,971	(1)	457,498
	11,667	—	—	47.72	1/20/22			6,033	(2)	462,248
								7,824	(3)	599,475
Sharon M. Crofts	5,833	—	—	47.72	1/20/22	—	—	5,374	(1)	411,755
								5,731	(2)	439,109
								6,707	(3)	513,890
James C. Polk	—	—	—	—	—	—	—	5,971	(1)	457,498
								6,033	(2)	462,248
								7,824	(3)	599,475
Mary E. Sellers	15,000	—	—	42.22	11/18/21	—	—	6,568	(1)	503,240
	15,000	—	—	47.72	1/20/22			6,033	(2)	462,248
								7,824	(3)	599,475

(1)	These are performance-based restricted stock in which the performance targets were achieved and vested on February 19, 2021.
(2)	These are performance-based restricted stock with a vest date of February 25, 2022.
(3)	These are performance-based restricted stock with a vest date of February 21, 2023.
(4)	The amounts in these columns are based on the closing stock price of the Company's common stock on December 31, 2020 of $76.62.

OPTION EXERCISES AND STOCK VESTED IN 2020

The following table includes values realized for stock options exercised, the vesting of restricted stock, and the payouts on performance-based restricted stock units in 2020.  For further information on the vesting criteria for these restricted stock awards see the table “Outstanding Equity Awards At Fiscal Year-End.”

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Peter S. Ho	—	—	21,192	1,896,048
Dean Y. Shigemura	—	—	5,887	526,710
Sharon M. Crofts	11,666	536,169	5,887	526,710
James C. Polk	—	—	4,415	395,010
Mary E. Sellers	—	—	5,887	526,710
Mark A. Rossi	—	—	4,710	421,404

(1)

Value determined by subtracting the exercise price per share from the market value per share of the Company's common stock on the date of exercise and multiplying the difference by the number of shares acquired on exercise.

(2)	Includes restricted stock units that were cash-settled.
(3)

Value determined by multiplying the number of vested shares by the closing market price per share of the Company's common stock on the vesting date or on the next business day in the event the vesting date was not on a business day.

EQUITY COMPENSATION PLAN INFORMATION

The following table contains information with respect to all of the Company’s compensation plans (including individual compensation arrangements) under which securities are authorized for issuance as of December 31, 2020.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (#)(A)	Weighted average exercise price of outstanding options, warrants and rights ($)(B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(A)) (#)(C)
Equity compensation plans approved by security holders	184,054	45.28	1,556,125

PENSION BENEFITS

The Employees’ Retirement Plan of Bank of Hawaii (the “Retirement Plan”) provides retirement benefits for eligible employees based on the employee’s years of service and average annual salary during the 60 consecutive months resulting in the highest average salary (excluding overtime, incentive plan payouts, and discretionary cash awards).  The Retirement Plan was frozen as of December 31, 1995, except that for the five-year period commencing January 1, 1996, benefits for certain eligible participants were increased in proportion to the increase in the participant’s average annual salary.  As of December 31, 2000, the benefits under the Retirement Plan were completely frozen and not subject to increase for any additional years of service or increase in average annual salary.  Mr. Ho and Ms. Sellers are the only named executive officers who are participants in the Retirement Plan.  A summary of their benefits are listed below:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Peter S. Ho	Employees’ Retirement Plan of Bank of Hawaii	2	19,565	—
Mary E. Sellers	Employees’ Retirement Plan of Bank of Hawaii	7	107,941	—

CHANGE-IN-CONTROL, TERMINATION, AND OTHER ARRANGEMENTS

Bank of Hawaii’s Change-in-Control Retention Plan (the “Retention Plan”) provides a participant with benefits in the event of a change-in-control of the Company.  The Retention Plan includes a "Double-Trigger" payout requirement; there must be a change-in-control of the Company and, a termination of the participant’s employment with the Company either by the Company without cause or by the participant for “good reason” in each case within 24 months following the change-in-control.  All of the current named executive officers are participants in the Retention Plan.  Two levels of benefits are payable to participants in the Retention Plan, with executives holding the position of Vice Chair or above being eligible for the higher tier of benefits.  Messrs. Ho, Shigemura, and Polk, and Mmes. Crofts and Sellers are eligible for the higher tier of benefits (described in the table below).  In consideration of the benefits payable under the Retention Plan, participants are, for 12 months following termination of employment, subject to non-disclosure, non-competition (generally with respect to any other financial institution doing business in Hawaii), non-solicitation of business and employees, and non-disparagement restrictions.

The Retention Plan limits any payment or benefit under the Plan to an amount that would not be subject to Excise Tax even if the benefits would be substantially eliminated as a result of this limit, and prohibits the payment under the Plan of any tax gross up payments to executives in connection with any payment or benefit under the Plan.

Under the Retention Plan, a “change-in-control” will be deemed to have occurred if:

•	any person or group becomes the beneficial owner of 25% or more of the combined voting power of the Company’s securities that are entitled to vote for the election of directors;
•

a reorganization, merger or consolidation of the Company or the sale of substantially all of its assets occurs (excluding a transaction in which beneficial owners of the Company immediately prior to the transaction continue to own more than 60% of the total outstanding stock of the resulting entity and of the combined voting power of the entity’s securities that are entitled to vote for the election of directors); or

•

individuals who constituted the Board of Directors as of April 30, 2004, cease to constitute a majority of the Board, including as a result of actual or threatened election contests or through consents by or on behalf of a party other than the Board (but disregarding directors whose nomination or election was approved by at least a majority of the directors as of April 30, 2004, or other directors approved by them).

A participant is deemed to have “good reason” if one or more of the following occur after a change-in-control without the participant’s written consent:

•	a material reduction in the participant’s base salary, authority, duties or responsibilities, or in the budget over which the participant has authority;
•	a material reduction in the authority, duties or responsibilities of the participant’s supervisor;
•

the participant is required to relocate to a different Hawaiian Island for employment or to a place more than 50 miles from the participant’s base of employment immediately prior to the change-in-control; or

•	any other action or inaction that constitutes a material breach by the Company of the Retention Plan or the participant’s employment agreement.

The terms of the Company's 2014 Stock and Incentive Compensation Plan provide for full acceleration of vesting of restricted stock, restricted stock units, and stock options upon the occurrence of a change-in-control of the Company.  We believe that it is generally appropriate to fully vest equity and incentive-based awards to employees in a change-in-control transaction because such a transaction may often cut short or reduce the employee's ability to realize value with respect to such awards.  All restricted stock, restricted stock units and stock option agreements which, by their terms, provide for acceleration of vesting in the event of a change-in-control, require a “Double-Trigger” for acceleration to occur, as provided in the Retention Plan.  The Executive Incentive Plan provides that incentive awards will, upon a change-in-control of the Company, be prorated as though the applicable performance period ended on the change-in-control date, and will be calculated as an amount equal to two times a participant’s incentive allocation for the prorated performance period.

The table below sets forth the benefits that would have been payable to each of the named executive officers had a qualifying termination occurred under the terms of the Retention Plan or plans with change-in-control provisions on December 31, 2020.

Name	Base Salary and Bonus Payment ($)(1)(8)	Executive Incentive Plan Payment ($)(2)(8)	Health Benefits ($)(3)	Outplacement ($)(4)	Relocation Payment ($)(5)	Acceleration of Restricted Stock ($)(6)(8)	Non- competition Payment ($)(7)	Total ($)
Peter S. Ho	3,440,000	1,720,000	85,257	26,033	150,000	6,187,601	1,720,000	13,328,891
Dean Y. Shigemura	1,566,000	696,000	82,713	26,033	150,000	960,834	783,000	4,264,580
Sharon M. Crofts	1,566,000	696,000	56,817	26,033	150,000	1,364,755	783,000	4,642,605
James C. Polk	1,566,000	696,000	55,941	26,033	150,000	1,519,221	783,000	4,796,195
Mary E. Sellers	1,569,600	697,600	28,398	26,033	150,000	1,564,964	784,800	4,821,395

(1)

Under the Retention Plan, participants who hold the position of Vice Chair or above would be entitled to the sum of (a) two times the participant’s highest annual base salary in the three fiscal years preceding termination of employment (the “Highest Base Salary”), and (b) two times the product of the participant’s annual bonus target percentage under the Executive Incentive Plan in the year of termination and the participant’s Highest Base Salary.  Amounts would be payable in a lump sum in the month following termination unless the participant is a “key employee” as defined in Treasury Regulation Section 416(i)(1)(A)(i), (ii) or (iii), in which case amounts would be payable in a lump sum on the first day of the seventh month following termination.

(2)

The Executive Incentive Plan provides that upon a change-in-control of the Company, a participant who would otherwise be entitled to a final award for a performance period ending after the date of the change-in-control will be entitled to an amount equal to two times the participant’s annual bonus target percentage under the plan (calculated based on the participant’s annualized salary), prorated to the number of months elapsed in the applicable performance period.  The final award would be paid within ten days after the end of the shortened performance period.

(3)

In lieu of Company-paid health benefits, Retention Plan participants who hold the position of Vice Chair or above would be entitled to an amount equal to three times the cost of annual COBRA premiums for the medical, dental and vision plan coverage that was provided to the participant immediately prior to termination (or coverage provided to employees generally if the participant was not covered by the Company’s health plans prior to termination).  Amounts would be payable in a lump sum as described in (1) above.

(4)

Under the Retention Plan, participants who hold the position of Vice Chair or above would be entitled to reimbursement for outplacement expenses not to exceed $20,000 (adjusted for inflation after 2007).

(5)

For participants who hold the position of Vice Chair or above, the Retention Plan provides for reimbursement of reasonable moving expenses incurred by the participant within 24 months following a qualifying termination (to the extent not reimbursed by another employer).  The maximum reimbursement for real estate transaction expenses shall not exceed $100,000 and the maximum reimbursement for all other reasonable moving expenses shall not exceed $50,000.

(6)

Under the 2014 Stock and Incentive Plan, a change-in-control would accelerate the lapsing of restrictions applicable to any restricted stock, restricted stock units, and stock options granted under such plan.  All restricted stock, restricted stock units and stock option agreements which, by their terms, provide for acceleration of vesting in the event of a change-in-control, require a “Double-Trigger” for acceleration to occur, as provided in the Retention Plan.

(7)

Under the Retention Plan, a participant who holds the position of Vice Chair or above is eligible to receive an amount equal to the sum of (a) one times the participant’s Highest Base Salary, and (b) the product of the participant’s annual bonus target percentage under the Executive Incentive Plan in the year of termination and the participant’s Highest Base Salary, provided that the participant refrains from competing against the Company (generally with respect to any other financial institution doing business in Hawaii) and also complies with the non-solicitation, non-disclosures and non-disparagement provisions of the plan for twelve months following the date of termination.  The payment described in this section would be paid in a lump sum in the thirteenth month following termination.

(8)

In 2009, the Company amended the Retention Plan to limit any payment or benefit under the plan to an amount that would not be subject to Excise Tax even if the benefits would be substantially eliminated as a result of this limit.  Under the terms of the Retention Plan, if it is determined that any payment or benefit would be subject to Excise Tax, then the benefit payments will be reduced first from equity compensation and then from salary and bonus to the extent that the value of the reduced benefit payments will not be subject to any Excise Tax.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information:

For 2020:

•	The median of the annual total compensation of all employees of our company (other than our CEO), was $58,104; and
•	The annual total compensation of Mr. Ho, our Chairman, President, and Chief Executive Officer was $4,248,492.

Based on this information, the ratio for 2020 of the annual total compensation of our Chairman, President, and Chief Executive Officer to the median of the annual total compensation of all employees is 73 to 1.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

•

As of October 9, 2020, our U.S. employee population consisted of approximately 2,040 employees, including any full-time, part-time, temporary, or seasonal employees employed on that date.  This date was selected because it aligned with a payroll cycle and allowed us to identify employees in a reasonably efficient manner.  As permitted by SEC rules, we excluded approximately 14 employees located in Palau, which accounted for less than 1% of our total U.S. and non-U.S. employee population of approximately 2,054.

•

To find the median of the annual total compensation of our employees (other than our CEO), we used total earnings as reported to the Internal Revenue Service on Form W-2 plus nontaxable earnings from our payroll records for fiscal 2020.  In making this determination, we annualized compensation for full-time and part-time permanent employees who were employed on October 9, 2020, but did not work for us the entire year.  No full-time equivalent adjustments were made for part-time employees.

•	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.
•

After identifying the median employee, we added together all of the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $58,104.

•

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table, which is also in accordance with the requirements of Item 402(c)(2)(x).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has written ethics and business conduct policies and procedures to monitor and approve related party transactions, including procedures related to any loans the Company makes to executive officers and directors.  The Company also conducts ethics training for its officers and directors.  In accordance with applicable NYSE listing standards, each related party transaction is reviewed and evaluated by an appropriate group, generally the Audit & Risk Committee, to determine whether a particular relationship serves the best interest of the Company and its shareholders and whether the relationship should be continued.  The Company also has adopted a written Code of Business Conduct and Ethics (the “Code”) for all directors, officers and employees to address, among other topics, possible conflicts of interest, corporate opportunities, compliance responsibilities, and reporting and accountability.  The Code stresses personal accountability.  Directors, officers, or employees who become aware of conflicts of interest or are concerned that a conflict might develop are required to disclose the matter promptly.

In accordance with the applicable NYSE listing standards and the Code, any material transactions or relationships involving a director or executive officer that could reasonably be expected to give rise to a conflict of interest must be approved or ratified by the Audit & Risk Committee and a list of those approvals and ratifications must be submitted semi-annually to the Board of Directors.  The Audit & Risk Committee approves or ratifies material transactions or relationships involving a director or executive officer based on the facts and circumstances of each case.  In addition to self-reporting, information about potential conflicts of interest is obtained as part of the annual questionnaire process.  In response to the annual Directors’ and Officers’ Questionnaire, each director and executive officer submits to the Corporate Secretary a description of any current or proposed related party transactions.  These transactions are presented to the Audit & Risk Committee for review and approval or ratification.

The Company and its subsidiaries are also subject to extensive federal regulations regarding certain transactions, including banking regulations relating to the extension of credit by subsidiary banks to insiders, such as executive officers and directors, as well as entities in which these individuals have specified control positions.

During 2020, the Company and its banking and investment subsidiaries engaged in transactions in the ordinary course of business with one or more of the Company’s directors and executive officers, members of their immediate families, corporations and organizations of which one or more of them was a beneficial owner of 10% or more of a class of equity securities, certain of their associates and affiliates, and certain trusts and estates of which one or more of them was a trustee or beneficiary.  All loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company, and did not involve more than the normal risk of collectability or present other unfavorable features.

In July 2020, Ms. Michelle E. Hulst, a current director and director nominee joined The Trade Desk, a $20 billion market cap technology company as EVP of Global Data & Strategy, to lead the global team focused on developing company strategy and originating and managing partnerships that provide advertisers with the data solutions needed to drive business performance.  Previously, she was employed by Oracle America, Inc. (Oracle) from 2015-June 2020 and served as Group Vice President of Strategic Partnerships since 2017. Oracle is an American multinational computer technology corporation headquartered in Redwood Shores, California. Oracle sells database software and technology, cloud engineered systems, and enterprise software products.  Oracle also develops and builds tools for database development and systems of middle-tier software, enterprise resource planning software, Human Capital Management software, customer relationship management software, and supply chain management software. In 2020, Oracle was the second-largest software company having approximately 135,000 employees and generating 2019 revenue of approximately $39 billion.  The Company has engaged in technology transactions with Oracle for over 16 years and prior to Ms. Hulst’s appointment.  In 2020, the Company made payments to Oracle in the amount of $1,064,885 for various technology products and services including operating software, applications, license fees and maintenance and Human Capital Management systems.  The referenced technology transactions were made in the ordinary course of business and made on terms and conditions comparable to contracts with other vendors not related to the Company.

Mr. Victor K. Nichols, a current director and director nominee, was the Chief Executive Officer of Harland Clarke Holdings Corp., from January 1, 2017 to December 31, 2018.  Effective January 1, 2019, Mr. Nichols became the Chairman of Harland Clarke Holdings Corp., a diverse holding company that provides a wide range of products and services to multiple industries, including financial institutions.  On June 1, 2019, Mr. Nichols resigned his position as Chairman and completed his service as an independent advisor to Harland Clarke Holdings Corp. in 2020.  The Company has engaged in transactions with a subsidiary of Harland Clarke Holdings Corp., namely Harland Clarke Corp., which provides payment solutions to financial institutions.  The Company has been doing business with Harland Clarke Corp. for over 21 years and prior to Mr. Nichols's appointment.  In 2020, the Company made payments to Harland Clarke Corp. in the amount of $155,880.  The above-mentioned transactions were made in the ordinary course of business and made on terms and conditions comparable to contracts with other vendors not related to the Company.

Ms. Dana Tokioka, a current director and director nominee, serves as a vice president of Atlas Insurance Agency, Inc. (“Atlas”), a Honolulu based insurance agency which has provided insurance brokerage services to the Company since July 2009, predating Ms. Tokioka’s appointment to the Board.   In 2020, the Company paid Atlas insurance brokerage fees in the amount of $433,856, relating to professional liability, property, casualty and other insurance related products and services. The above-mentioned transactions were made in the ordinary course of business and on terms and conditions comparable to contracts with other vendors not related to the Company.

PROPOSAL 3: RATIFICATION OF THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2021 FISCAL YEAR

The Audit & Risk Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021.  The Board recommends that the shareholders ratify this appointment.  Ernst & Young LLP has been the Company’s independent registered public accounting firm since its incorporation in 1971.  We expect representatives of Ernst & Young LLP to attend the annual meeting.  Ernst & Young LLP has indicated that they will have no statement to make but will be available to respond to questions.  If this Proposal does not pass, the appointment of the independent registered public accounting firm will be reconsidered by the Audit & Risk Committee.

The Board of Directors recommends a vote “FOR” the foregoing proposal.

ERNST & YOUNG LLP FEES

Ernst & Young LLP’s fees for professional services rendered for 2020 and 2019 were as follows:

Service	2020	2019
Audit Fees	$1,799,500	$1,706,250
Audit-Related Fees	237,500	257,750
Tax Fees	54,125	72,969
Total	$2,091,125	$2,036,969

Audit Fees

The audit fees represent audit fees and administrative expenses for professional services rendered for the audit of the Company’s annual consolidated financial statements, the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q, and the audit of our internal control over financial reporting.  Audit fees also represent fees for professional services rendered for statutory and subsidiary audits.

Audit-Related Fees

The audit-related fees represent fees for employee benefit plan audits, services with respect to Statement on Standards for Attestation Engagements No. 18 related to the Company’s trust operations and mortgage compliance, and other attestation reports.

Tax Fees

The tax fees represent fees for tax advisory and compliance services.

AUDIT & RISK COMMITTEE REPORT

As members of the Audit & Risk Committee, we review the Company’s financial reporting process on behalf of the Board of Directors.  The Audit & Risk Committee Charter, which outlines the committee's responsibilities, is available on the Company's website at www.boh.com.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls.  In this context, we have met and held discussions with management and the independent registered public accounting firm.  Management represented to us that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and we have reviewed and discussed the audited financial statements and related disclosures with management and the independent registered public accounting firm, including a review of the significant management judgments underlying the financial statements and disclosures.

The independent registered public accounting firm reports to us.  We have sole authority to appoint and to terminate the engagement of the independent registered public accounting firm.  As a matter of best practice, we submit the appointment of the independent registered public accounting firm to shareholders for ratification.

We have discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board's (“PCAOB”) Accounting Standard No. 1301, "Communications with Audit Committees," including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.  In addition, we have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding communications with the audit committee concerning independence, and have discussed with the independent registered public accounting firm its independence from the Company and its management.  In concluding that the independent registered public accounting firm is independent, we determined, among other things, that the audit and non-audit services provided by Ernst & Young LLP were compatible with its independence.  Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit & Risk Committee has adopted policies to avoid compromising the independence of the independent registered public accounting firm, such as prior committee approval of audit, non-audit, tax, and all other services, and required audit partner rotation.

We discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act of 2002.  We met with our internal auditors and independent registered public accounting firm, with and without management present, and in private sessions with members of senior management to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.  We also periodically met in executive session.

In reliance on the reviews and discussions referred to above, as members of the Audit & Risk Committee, we recommended to the Board of Directors (and the Board of Directors subsequently approved the recommendation) that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission.  We have also appointed the Company’s independent registered public accounting firm, subject to shareholder ratification, for 2021.

As submitted by the members of the Audit & Risk Committee,

Mark A. Burak, Chairman

John C. Erickson, Vice Chairman

Alicia E. Moy

Victor K. Nichols

Barbara J. Tanabe

Raymond P. Vara, Jr.

AUDIT & RISK COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

On an annual basis, the Audit & Risk Committee pre-approves all auditing and permitted non-audit services to be provided by Ernst & Young LLP, except that the Audit & Risk Committee need not pre-approve any permitted non-audit services that meet the requirements of any de minimis exception established by SEC rules.  The pre-approved list of services consists of audit services, audit-related services, and tax services.  The Audit & Risk Committee or its designee, the Committee Chairman, must specifically approve any type of service that is not included on the pre-approved list of services, provided that any such pre-approval by the Committee Chairman is presented to the full Audit & Risk Committee at its next meeting.  Any proposed service that is included on the list of pre-approved services but will cause the pre-approved fee level to be exceeded also requires specific pre-approval by the Audit & Risk Committee or its designee, the Committee Chairman, provided that any such pre-approval by the Committee Chairman is presented to the full Audit & Risk Committee at its next meeting.

All of the services provided by, and fees paid to, Ernst & Young LLP in 2020 were pre-approved by the Audit & Risk Committee, and there were no services for which the de minimis exception permitted in certain circumstances under SEC rules was utilized.

OTHER BUSINESS

The Board of Directors knows of no other business for consideration at the annual meeting.  However, if other matters properly come before the meeting or any adjournment, the person or persons voting your shares pursuant to instructions by proxy card, telephone, or the Internet will vote as they deem in the best interests of Bank of Hawaii Corporation.

A copy of the Company’s Annual Report on Form 10-K, including the related consolidated financial statements and schedules filed with the SEC, is available without charge to any shareholder who requests a copy in writing.  Any exhibit to Form 10-K is also available upon written request at a reasonable charge for copying and mailing.  Written requests should be made to the Corporate Secretary at 130 Merchant Street, Honolulu, Hawaii 96813.

Bank of Hawaii Corporation

VOTE

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ENDORSEMENT_LINE______________ SACKPACK_______________

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Shareholder Meeting Notice 1234 5678 9012 345

Important Notice Regarding the Availability of Proxy Materials for the Bank of Hawaii Corporation Shareholders' Meeting to be Held on April 30, 2021

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement, 2020 Annual Report on Form 10-K and Summary Annual Report to shareholders are available at:

www.envisionreports.com/BOH

Easy Online Access — View your proxy materials and vote.

Step 1: Go to **www.envisionreports.com/BOH.**
Step 2: Click on **Cast Your Vote or Request Materials.**
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selections as instructed on each screen for your delivery preferences.
Step 5: Vote your shares.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before April 20, 2021 to facilitate timely delivery.

2NOT COY

03D1ZB

MMMMMMMMMMMM  + C 1234567890 000004 ENDORSEMENT_LINE______________  SACKPACK_____________  MMMMMMM  The Sample MMMMMMMMM MR  A  SAMPLE  Online  DESIGNATION  (IF ANY) ADD 1 Goto www.envisionreports.com/BOH orscan  ADD 2 theQRcode —logindetailsarelocatedinthe  ADD 3 shadedbarbelow.  ADD 4 ADD 5 ADD 6  Shareholder Meeting Notice 123456789012345 ImportantNoticeRegardingtheAvailabilityofProxyMaterialsfor the  Bank ofHawaiiCorporationShareholders’ Meetingtobe Held onApril30, 2021  UnderSecuritiesandExchange Commission rules, youarereceivingthis noticethattheproxymaterials for theannual  shareholders’ meetingareavailableon theInternet. Followtheinstructionsbelowtoview thematerialsandvoteonlineor  requestacopy. The itemstobevotedonandlocationoftheannualmeeting areonthereverseside. Yourvoteis important!  Thiscommunication presentsonly anoverview ofthe morecompleteproxymaterialsthatare availableto youontheInternet.  Weencourageyouto access andreviewall oftheimportantinformationcontainedintheproxy materialsbefore voting. The  ProxyStatement, 2020 AnnualReportonForm 10-KandSummaryAnnualReportto shareholdersareavailableat:  www.envisionreports.com/BOH  EasyOnline Access —View yourproxymaterialsandvote.  Step1: Goto www.envisionreports.com/BOH.  Step2: Click on CastYourVoteorRequestMaterials.  Step 3: Follow the instructions on the screen to log in.  Step 4: Make your selections as instructed on each screen for your delivery preferences.  Step 5: Vote your shares.  Whenyougo online, youcanalso help theenvironmentby consentingtoreceiveelectronicdeliveryoffuturematerials.  ObtainingaCopy ofthe ProxyMaterials –Ifyou wantto receivea copyoftheproxymaterials, youmustrequest  one. Thereisno charge to youforrequesting acopy. Pleasemakeyourrequest asinstructedonthereverseside  onorbeforeApril20, 2021to facilitatetimelydelivery. 2NOT COY +

Shareholder Meeting Notice

The 2021 Annual Meeting of Shareholders of Bank of Hawaii Corporation will be held on Friday, April 30, 2021 at 8:30 A.M. Hawaii time, virtually via the internet at www.meetingcenter.io/289702549. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — BOH2021.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

1. Election of Directors.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card.

Here's how to order a copy of the proxy materials and select delivery preferences:

Current and future delivery requests can be submitted using the options below.

If you request an email copy, you will receive an email with a link to the current meeting materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials.

– **Internet** – Go to **www.envisionreports.com/BOH**. Click Cast Your Vote or Request Materials.

– **Phone** – Call us free of charge at 1-866-641-4276.

– **Email** – Send an email to investorvote@computershare.com with "Proxy Materials for Bank of Hawaii Corporation" in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials.

To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by April 20, 2021.

03DTZB ShareholderMeetingNotice  The2021AnnualMeetingofShareholdersofBankofHawaiiCorporationwillbeheldonFriday,April30, 2021at8:30A.M.  Hawaiitime,virtuallyviatheinternetatwww.meetingcenter.io/289702549.Toaccessthevirtualmeeting, youmusthavethe  informationthatisprintedin theshadedbarlocatedon thereversesideofthisform. Thepasswordforthismeetingis —BOH2021.  Proposalstobe voted onatthemeeting arelistedbelowalongwiththeBoard ofDirectors’ recommendations.  TheBoard of Directorsrecommendsthat youvoteFOR allnomineesandFOR Proposals 2and3:  1. ElectionofDirectors.  01 -S. HaunaniApoliona 02 -MarkA. Burak 03 -JohnC. Erickson  04 -Joshua D. Feldman 05 -PeterS. Ho 06 -MichelleE. Hulst  07 -KentT. Lucien 08 -AliciaE. Moy 09 -Victor K. Nichols  10 -BarbaraJ. Tanabe 11 -DanaM. Tokioka 12 -RaymondP. Vara, Jr.  13 -RobertW. Wo 2. Sayon Pay –Anadvisory votetoapproveexecutivecompensation.  3. RatificationofRe-appointmentofErnst&YoungLLPfor2021.  PLEASENOTE – YOU CANNOTVOTEBYRETURNINGTHIS NOTICE. Tovote yoursharesyou must go online orrequestapapercopyoftheproxymaterialsto  receiveaproxycard. Here’showtoorder acopyoftheproxymaterials andselectdeliverypreferences:  Currentandfuturedeliveryrequestscanbesubmittedusingtheoptionsbelow.  Ifyourequestanemail copy, youwillreceiveanemailwithalinkto thecurrentmeetingmaterials.  PLEASENOTE:Youmustusethenumber intheshadedbaronthereversesidewhenrequestingacopyof theproxymaterials.  — Internet –Goto www.envisionreports.com/BOH.ClickCastYourVoteorRequestMaterials.  — Phone –Callusfreeof charge at1-866-641-4276.  — Email–Send anemailto investorvote@computershare.comwith “ProxyMaterialsforBankof HawaiiCorporation” inthe subjectline.  Includeyour fullnameandaddress, plusthe numberlocatedintheshadedbaronthereverseside, andstatethatyou wantapaper  copyofthemeetingmaterials. To facilitatetimely delivery, allrequestsforapapercopyof proxymaterialsmustbereceived byApril20, 2021.

MMMMMMMMMMMM    MMMMMMMMMMMMMMM C123456789   000000000.000000 ext 000000000.000000  ext 000000000.000000  ext 000000000.000000  ext 000004  ENDORSEMENT_LINE______________ SACKPACK_____________  000000000.000000 ext  000000000.000000  ext  MMMMMMMMM  MR A  SAMPLE  DESIGNATION  (IF  ANY)  ADD  1  ADD  2  ADD  3  ADD  4  ADD  5  ADD  6    Using a black ink pen, mark your votes with an X as shown in this example.  Please do not write outside the designated areas.  Your vote matters – here’s how to vote!   You may vote online or by phone instead of mailing this card.    Online  Go to www.envisionreports.com/BOH or  scan the QR code — login details are  located in the shaded bar below.   Phone   Call toll free 1-800-652-VOTE (8683) within  the USA, US territories and Canada   Save paper, time and money!  Sign up for electronic delivery at  www.envisionreports.com/BOH   Annual Meeting Proxy Card 123456789012345 •  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •    Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposals 2 and 3. A  1. Election of Directors:  +  For Against Abstain For Against Abstain For Against Abstain   01 -S. Haunani Apoliona 02 -Mark A. Burak 03 -John C. Erickson  04 -Joshua D. Feldman 05 -Peter S. Ho 06 -Michelle E. Hulst  07 -Kent T. Lucien 08 -Alicia E. Moy 09 -Victor K. Nichols  10 -Barbara J. Tanabe 11 -Dana M. Tokioka 12 -Raymond P. Vara, Jr.  13 -Robert W. Wo  For Against Abstain For Against Abstain  2. Say on Pay – An advisory vote to approve executive compensation.  3. Ratification of Re-appointment of Ernst & Young LLP for 2021.    Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. B  Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give  full title.  Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.    MR  A  SAMPLE  (THIS  AREA  IS  SET  UP  TO  ACCOMMODATE    C  1234567890  J  N  T    140  CHARACTERS)  MR  A  SAMPLE  AND  MR  A  SAMPLE  AND  MR  A  SAMPLE  AND  MR  A  SAMPLE  AND  MR  A  SAMPLE  AND  1UPX  492088  MR  A  SAMPLE  AND  MR  A  SAMPLE  AND  MR  A  SAMPLE  AND    MMMMMMM  +

03DTXC  Small steps make an impact.   Help the environment by consenting to receive electronic  delivery, sign up at www.envisionreports.com/BOH    •  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •    Proxy — Bank of Hawaii Corporation   +  Notice of 2021 Annual Meeting of Shareholders  Proxy Solicited by the Board of Directors for Annual Meeting — April 30, 2021  Patrick McGuirk and Russell Lum, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all  the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Bank of Hawaii Corporation to be held virtually on  April 30, 2021 at 8:30 a.m., Hawaii Time, or at any postponement or adjournment thereof.   Shares represented by this proxy will be voted as directed. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2  and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.   For those who are participants in the Bank of Hawaii Retirement Savings Plan (the “Plan”), this proxy also covers all shares of Bank of Hawaii Corporation stock for which you  have the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Plan. Please instruct the Trustee how to vote on these proposals by indicating  your selection on the reverse of this Proxy card.   If the Trustee does not receive written instructions from you before 5:00PM Central time on April 27, 2021, the Trustee will vote your shares held in the Plan in the same  proportion as the shares for which instructions are received.   (Items to be voted appear on reverse side.)   Non-Voting Items C  Change of Address — Please print new address below.   +